Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Atari Interactive, Inc. 417 Fifth Avenue New York, NY 10016 Direct: 212-726-6500 Fax: 212-726-4239

April _, 2009

VIA FACSIMILE

Red Mile Entertainment, Inc.
223 San Anselmo Ave., Ste. 3
San Anselmo, CA-94960
Facsimile: +1 415 339 4251
Attn: Mr. Simon Price

IR Gurus Interactive Pty Ltd.
Level 3, 355 Spencer Street
West Melbourne, Victoria 3003
Australia
Facsimile: +613 9328 8332
Attn: Mr. Craig Laughton

Re: Heroes over Europe

Dear Messrs. Price and Laughton:

    As you are aware, certain issues have arisen with respect to the development and publishing of the Title (as defined below). Red Mite Entertainment, Inc., a Delaware corporation, with offices at 223 San Anselmo Ave., Ste. 3,. San Anselmo, CA 94960 (“RME”) IR Gurus Interactive Pty Ltd., a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia; facsimile: +613 9328 8332 (the "TG"); and Atari Interactive, Inc., a Delaware corporation, with offices at 417 Fifth Ave., New York, NY 10016 (the “Atari” and, collectively with RME and TG, the "Parties") wish to resolve such issues and to clear any encumbrances on chain-of-title for the Title in order to facilitate the transfer of the publishing rights for the Title to a third-party publisher. Accordingly, the Parties are entering into this letter agreement (the "Agreement") in accordance with the terms and conditions set forth herein. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Publishing Agreement (as defined below).

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT
PREAMBLE

WHEREAS, TG and RME are parties to a Software Development and Licensing Agreement dated as of March 3, 2006, a copy of which is attached hereto as Exhibit A, entered into in connection with the development, of and licensing of certain rights in and to Heroes Over Europe for the Sony Playstation 3, Microsoft Xbox 360 and personal computer (PC) platforms (the "Title"), as amended and as varied by the Variation and Settlement Agreement of March 28, 2008 and a Deed dated April 30, 2008 (collectively, the "Development Agreement”);

WHEREAS, Atari and RME entered into a Publishing Agreement dated June 20, 2008, a copy of which is attached hereto as Exhibit B, under which Red Mile licensed to Atari certain rights in and to the Title (the “Publishing Agreement”);

WHEREAS, Atari, TG and RME are party to a Letter Agreement dated June 20, 2008, a copy of which is attached hereto as Exhibit C addressing certain matters relating to the Publishing Agreement (the "Inducement Letter");

WHEREAS, Atari and RME entered into a Buyout Agreement dated February 24, 2009, a copy of which is attached hereto as Exhibit D, (the "Buyout Agreement”);

WHEREAS, Atari and RME are party to a Mutual Nondisclosure Agreement dated effective February 13, 2009, a copy of which is attached hereto as Exhibit E, (the "NDA" and, collectively with the Development Agreement, the Publishing Agreement, the Inducement Letter and the Buyout Agreement, the "HoE Documents");

WHEREAS, on or about February 12, 2009, Atari delivered to RME a notice stating that Atari had terminated the Publishing Agreement and had exercised its rights to retain the rights licensed to Atari thereunder (the "Termination and Retention");

WHEREAS, on or about March 30, 2009, RME sent to Atari a letter asserting, among other things, that the Termination and Retention was wrongful and purporting to make certain legal claims against Atari (the "March RME Letter");

WHEREAS, TG delivered to RME a notice stating that TG had terminated the Development Agreement pursuant to a notice sent to RME on or about March 30, 2009;

WHEREAS, Atari delivered to RME a notice stating that Atari had cancelled and rescinded the Buyout Agreement pursuant to a notice sent to RME on or about April 2, 2009;

WHEREAS, Atari and TG are entering into a side letter agreement of even date herewith with respect to certain matters pertaining to the allocation of the Settlement Fee (as defined below), in or substantially in the form attached hereto as Exhibit F (the "Side Letter Agreement”) which shall take precedence over terms of this Agreement that relate to issues between TG and Atari only;

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

WHEREAS, TG, RME and Ubisoft have entered into a side letter agreement pertaining to certain sequel rights concerning the Heroes over Europe franchise, a fully executed copy of which is attached hereto as Exhibit G (the "Sequel Side Lever");

WHEREAS, in order to settle a11 of the Released Claims (as defined below) and to facilitate a transfer by Atari of all of the Transferred Rights (as defined below) to a third-party publisher of the Title (the "New Publisher"), the Parties have negotiated the terms and conditions of this Agreement; and

WHEREAS, Atari, RME and TG are willing to enter into such settlement on such terms, effective as of the date first written above (the "Effective Date");

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which Atari, RME and TG do hereby acknowledge, Atari, RME and TG do hereby agree as follows:

AGREEMENT

I.Rights Buyout Agreement.

Each of RME and TG hereby agrees and confirms that, notwithstanding anything (if anything) in any of the HoE Documents to the contrary, Atari has and shall have the irrevocable right to enter into a rights buyout agreement with the New Publisher pursuant to which among other things Atari shall transfer to the New Publisher, free and clear of any liens or other encumbrances, any and all of the Transferred Rights (as defined below) (the "Rights Buyout Agreement'). As used herein, "Transferred Rights" shall mean all Intellectual Property Rights and other rights, powers and entitlements in or to (i) the Title, (ii) the Exclusive Derivative Products; (iii) any Sequels; (iv) any Ancillary Products and (v) any Title spin-offs, in each case throughout the Term (including the Sell-Off. Period, if applicable), to the full extent that such rights were granted or were purported to have been granted to Atari pursuant to the Publishing Agreement and including any and all Moral Rights.

To the extent (if any) that the Termination and Retention did not operate to vest in Atari the full right, power and authority to transfer and assign all of the Transferred Rights to the New Publisher free and clear of any encumbrances as contemplated hereby, each of TG and RME hereby authorizes, and confirms to Atari all right and authority necessary in order for Atari to make a full assignment, transfer and conveyance of any or all of the Transferred Rights to the New Publisher, with the result that upon such assignment, transfer and conveyance of the Transferred Rights, the Transferred Rights shall be fully vested in the New Publisher and the New Publisher shall have the Ml enjoyment thereof. Without limitation to the generality of the foregoing TG hereby grants a fully paid, irrevocable, worldwide right and license in and to the Transferred Rights to Atari; and RME hereby acknowledges and affirms such grant by TO of the Transferred Rights to Atari.

RME hereby expressly waives and releases any and all right, title, license or other interest that it may hold in or to any of the Transferred Rights, the Title, the Exclusive Derivative

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Products, Sequels and/or the "Heroes over Europe" franchise. RME acknowledges and agrees that no approvals of any kind by RME shall be required in connection with exploitation of any of the Transferred Rights by the New Publisher. "TG and RME hereby consent to the transfer," conveyance and/or assignment of the Transferred Rights by Atari to the New Publisher. As provided in Paragraph XV below, TG and RME agree to provide, as reasonably requested, such further assurances as may be required with regard to Atari's ability to assign its Transferred Rights effectively and completely to the New Publisher.

    Prior to execution of the Rights Buyout Agreement, neither RME nor TG shall have any discussions with Ubisoft Entertainment SA (“Ubisoft”) or any other New Publisher regarding the Transferred Rights or any other rights in or to the Title„ and during such period all such discussions shall be conducted exclusively by Atari, provided that TG shall have the right to discuss and enter into a new development agreement, consistent with the terms hereof arid the terms of the Side Letter, for the Title with Ubisoft during, such period. In addition, during such period each Party shall reasonably and in good-faith cooperate and coordinate with Atari in order to facilitate execution of the Rights Buyout Agreement.

    In order to support representations, warranties, indemnities, covenants and agreements that Atari will or may need to make for purposes of the Rights Buyout Agreement, TG hereby reaffirms and makes to Atari each of the, representations, warranties, indemnifications, covenants and agreements made by RME to Atari in the following sections of the Publishing Agreement, in each case solely to the extent applicable to the Rights Buyout Agreement 4.1, 4.3, 4.4, 4.6, 4.7, 5.3, 5.5, 5.6, 9, 11.1, 15.1, 16.2 (excluding the final sentence thereof), 16.4, 18, 23 and 28.

II. Payment

Atari shall, in settlement of the above-referenced issues, including without limitation the release of all Released Claims (defined below) and the irrevocable consent to transfer of all Transferred Rights, pay RME solely a settlement fee in the amount of Four Hundred Thousand United States Dollars ($400,000.00), payable, by wire transfer to the Client Trust Account of counsel for RME, Bullivant Houser Bailey, PC, in accordance with wire instructions to be provided to Atari by RME or counsel for RME, within fourteen (14) days following mutual execution in full of the Rights Buyout Agreement (the "Settlement Fee"). Except for the Settlement Fee, no Party shall have any payment obligation to any other Party hereunder.

           III. Conditions Mutual execution of the Rights Buyout Agreement by a duly authorized officer of each of Atari and the New Publisher shall be a condition precedent to all of the Parties' respective releases, covenants, agreements, obligations, liabilities, grants, representations and warranties made under this Agreement. In the event that the Rights Buyout Agreement is not thus consummated by June 30, 2009, this Agreement shall be null and void from the date of its execution.

IV. Termination of HoE Agreements.

For the avoidance of doubt, and solely to the extent it becomes effective under Paragraph III, this Agreement expressly supersedes the Publishing Agreement and the other HoE

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Documents. The Publishing Agreement and all of the other HoE Documents are hereby deemed to be terminated, in their entirety,; are of no further form or effect (notwithstanding anything therein, including survival clauses, to the contrary); and are referred to in and attached to this Agreement for reference purposes only, in order to give meaning to the grants of rights, representations and warranties made in this Agreement.

V. Representations and Warranties: Indemnity.

The Development Agreement contained certain representations and warranties of TG to RME concerning ownership of intellectual property and noninfringement, and TG agreed to indemnify RME with respect to any breach of such warranties. Likewise, the Publishing Agreement contained certain representations and warranties of RME to Atari concerning ownership of intellectual property and noninfringements and RME agreed to indemnify Atari with respect to any breach of such warranties. Except for the Sequel Rights, RME has, pursuant to Section I above, waived and released any and all right, title and interest in the Title, and RME will take no further part in the development or publication of the Title. Accordingly, the Parties make the following representations and warranties:

TG represents and warrants that:

(a)	it has the full power and authority to grant to Atari and RME the rights granted under this Agreement;

(b)	nothing contained in the Title or the rights granted to Atari under this Agreement does or will infringe, violate or misappropriate any intellectual property of any third party

(c)	it has received no notice of any claim, pending or threatened, based on infringement of the rights granted to Atari under this Agreement; and

(d)
it has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Atari hereunder and will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights.

RME represents and warrants that:

(a)	it has the full power and authority to grant to Atari the rights granted under this Agreement;

(b)	it has received no notice of any claim, pending or threatened, based on infringement of the rights granted to Atari, under this Agreement;

(c)
it has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Atari hereunder and will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights; and

(d)	TG's grant of the Transferred Rights to Atari does not and shall not conflict with any Intellectual Property Right or other right held by RME, and, to the best of RME's

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

knowledge, TG has the full power and authority to grant the Transferred Rights to Atari.

Atari represents and warrants that:

(a)	it has the full power and authority to enter into this Agreement and perform its obligations hereunder.

Each Party will indemnify, defend and hold harmless each other Party and its affiliates, officers, directors, employees and agents from and against all losses, liabilities, claims, obligations and expenses (including reasonable attorneys' fees) arising from any third-party claim in connectioe with any breach or alleged breach by such indemnifying party of any of the foregoing representations and warranties.

VI.  Mutual Releases.

The Parties, their respective subsidiaries, parents, shareholders, officers, directors, employees, agents, successors, transferees, licensors, licensees, publishers, distributes, and assigns hereby forever release, acquit, and discharge one another, their affiliates, and their respective subsidiaries, parents, shareholders, officers, directors, employees, agents, successors, tandems, licensors, licensees, publishers, distributors, and assigns, from any and all Released Claims (as defined below). This paragraph does not apply to any breach of this Agreement or to any claim or cause of action arising under this Agreement, including without limitation any violation of the provisions of this Agreement concerning confidentiality and confidential information. For the avoidance of doubt, each of TG and RME acknowledges and agrees that Atari has the sole and absolute discretion and authority to negotiate, finalize the terms of and enter into the Rights Buyout Agreement with the New Publisher, and to make all decisions and determinations with respect thereto, in each case within* any obligation to TG or RME other than as expressly set forth herein. Each Party represents and warrants to the other Parties that there are and have been no agreements between or among the Parties other than this Agreement, the Side Letter Agreement (as pertains to TG and Atari oily), the Sequel Side Letter (as pertains to TG and RME only) and the HoE Documents.

As used herein, "Released Claims" means any and all claims, lawsuits, counts, causes of action, damages, expenses, judgments, executions, attachments, debts, demands, liabilities and obligations of every kind and nature, that any Party ever bad, now has or hereafter can have from the beginning of time until now, known and unknown, in law or equity, whether formal or informal, and whether or not in writing, arising from, related to or in conjunction with any of the following items, any expenses or costs incurred by any Party in connection therewith or with the enforcement thereof and any services, materials or work-product rendered, provided, delivered or produced thereunder, in each case subject to the Parties' obligations as expressly provided by this Agreement (collectively, "Claims"): (i) identified In the March RME Letter; (ii) arising under or in connection with the Publishing Agreement (except to the extent surviving pursuant to Paragraph IV), (HQ arising tinder or in connection with the Development Agreement; (iv) arising under or in connection with the Buyout. Agreement; (v) arising under or in connection with the NDA; (vi) arising under or in connection with the Side Letter (for purposes of the Claims against

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

RME only); (vii) arising under the Sequel Side Letter (for purposes of Claims against Atari only); or (viii) otherwise known to a Party as of the Effective Date.

Each Party represents and warrants that is not aware of any existing Claim that it would or could or might bring, as of the Effective Date, and that is not included in the Released Claims.

VII.  No Admission.

This Agreement is a good-faith compromise of disputed claims and does not in any way constitute an admission by any Party hereto to any liability, fault, wrongdoing or responsibility, past, present or future. Neither this. Agreement nor the terms or contents hereof shall be admissible at any legal, quasi-legal, arbitration, or other dispute resolution proceeding except to the extent necessary to enforce the rights and/or obligations arising under this Agreement and, in the case of TG and Atari, under the Side Letter Agreement.

VII. Finality of Agreement.

Each Party has conducted its own due diligence inquiry into all of the facts that give rise to this Agreement and waives any right to bring any cause of action based upon fraud or fraud in the inducement because no Party is relying upon any statement, representation, inducement or promise of any other Party, except as expessly stated in this Agreement.

Subject to the previous paragraph, in entering into this Agreement and the releases contained herein, each Party assumes of the risk of errors, changes in fact or later discovered facts; accordingly, this Agreement and the releases contained herein are intended to be final and binding and are further intended to be effective as a full and final accord and satisfaction among the Parties; and each Party relies upon the finality of this Agreement and the releases herein as a material factor inducing that Party's execution of this Agreement.

IX. No Assignment of Legal Claim. Each of the Parties hereby represents and warrants that it has not assigned or transferred to any other person any debt, claim, right, demand, obligation, cost, expense, or cause of action, in law or in equity, that it may have against any other Party, that is, or may or would be, the subject of this Agreement. No Party shall assign This Agreement without the prior written consent of the other Parties.

X. Confidentiality.

This Agreement and its terms are and shall remain confidential. The Parties may disclose this Agreement and its terms to related or affiliated corporate entities, and to their respective auditors, accountants, attorneys and other professional advisors. The Parties may also make disclosure of this Agreement or its terms in connection with the due diligence relating to any merger, acquisition, reorganization, investment, loan or financing by, in or to the respective Parties, provided that a binding confidentiality agreement is signed by the person or entity to whom disclosure is made and that the, present Agreement is treated as confidential under such confidentiality agreement. Atari may also make disclosure of this Agreement or its terms, the Side Letter Agreement and/or the HoE Documents to the New Publisher. Unless otherwise

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

expressly provided in this paragraph, this Agreement and the terms hereof shall not be disclosed by the Parties to any non-Party unless so ordered by a court of law or otherwise compelled by law or with the consent of the non-disclosing Party which shall not be withheld unreasonably. In the event of any disclosure of this Agreement by either Party, the disclosing Party agrees to enter into a confidentiality agreement with the person or entity to which such disclosure is to be made that binds such person or entity to the terms set forth in this section. The Patties agree that if either Party receives notice of any court. or government order for disclosure of the terms of this Agreement, that Party will (i) immediately notify the other Parties in order that the latter may review the order and determine whether it shall challenge the disclosure of the terms of this Agreement and (ii) comply with the tams of any applicable protective order.

XI. Notices.

All notices hereunder shall be in writing and shall be effective upon receipt. Notices may be sent by any reasonable means, including facsimile, to the Parties at their addresses and facsimile numbers first written above. Each notice shall be sent to each of the other Parties hereto. The Parties shall notify one another of their respective facsimile numbers or any changes thereof or of their addresses for notice. A required copy of every notice to Atari shall also be sent to the LIME, LLC – Lawyers for Interactive Media & Entertainment, 132 Fayerweather Street, Cambridge, MA 02138; attn: Steven A. Bercu, Esq., facsimile (617) 812-2554.

                XII.  Binding Nature of Terms.

Each of the terms of this Agreement is binding upon the Parties, and their respective successors, transferees, assigns, heirs and personal representatives. If any provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect, but such provision shall be modified (as nearly as possible to reflect its original intent) to eliminate such aspects of the provision that made it null, void or unenforceable and such modified prevision shall then be deemed an original part of this Agreement.

XIII. Construction and Headings. This Agreement shall not be construed more strictly against one Party than against ray other Party by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the Parties, the parties recognizing and acknowledging that all Parties to this Agreement have contributed substantially and materially to the drafting and preparation hereof. The headings, titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, extend or describe the scope of this Agreement or the intent or meaning of any provision herein.

XIV. Authorization of Signatories.

The persons signing this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of Atari, RME end TG, respectively, and to bind said entities to the terms, conditions, provisions, duties and obligations set forth in this Agreement.

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

XV. Execution in Counterparts and Facsimiles.

This Agreement may be executed in any number of counterparts and signatures may be passed by way of the exchange of digitally scanned copies, in PDF format, each and all of which shall be deemed for all. purposes to be one agreement with original signatures.

XVI. Further Assurances. The Parties mutually agree to execute, acknowledge, and deliver any and all such agreements, documents and instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

XVII. Governing Law: Jurisdiction: Miscellaneous

This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof, and supersedes any and all prior and contemporaneous oral and/or written agreements, correspondence, claims, positions and assertions concerning the subject matter hereof or thereof. No oral or written promise or representation has been made by any Party (or by any of their respective attorneys, officers or employees) as an inducement to the other Party/les to enter Into this Agreement This Agreement can only be modified by a writing signed by a duly authorized officer of each Party.

The Parties agree that the prevailing party shall be entitles to attorneys' fees and costs if either Party initiates an action for enforcement of the terms of this Agreement. The Parties irrevocably consent and submit to the exclusive jurisdiction of the courts of the state and federal courts located within New York, New York for purposes of any dispute arising hereunder or in connection with this Agreement.

Please indicate your consent by signing three copies of this Agreement and returning two fully executed originals to each of the other Parties. This Agreement, once signed by an authorized representative of both Parties, shall constitute a valid and binding agreement, under seal, as of the date first set forth above, enforceable in accordance with its terms and governed under the laws of the State of New York without regard to its principals of conflict of laws.

Sincerely yours,
Atari Interactive, Inc.

By: /s/ Jim Wilson
Name: Jim Wilson
Title: President & CEO

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

ACCEPTED AND AGREED TO:

RED MILE ENTERTAINMENT, INC.

By: /s/ Simon Price
Name: Simon Price
Title: CEO
Dated : 29/4/09

ACCEPTED AND AGREED TO:

IR GURUS PTY LTD
D/B/A TRANSMISSION GAMES

By: /s/ Michael T. Fegan
Name: Michael T. Fegan
Title: CEO
Dated : 27/4/09

Exhibit 10. 12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit A

Copy of Development Agreement

Attached.

Exhibit 10. 12

DATE March3, 2006

(1)    RED MILE ENTERTAINMENT, INC

(2)    IR GURUS INTERACTIVE PTY LTD

SOFTWARE DEVELOPMENT AND LICENSING
AGREEMENT

For

HEROES OVER EUROPE on PS3, XBOX 360, and PC

THIS AGREEMENT is made on March 3, 2006

BETWEEN:

(1)	Red Mile Entertainment, Inc., a Florida Corporation ("the Publisher") whose principal address is 4000 Bridgeway, Suite 101, Sausalito., CA 94965; and
(2)	IG Gurus Interactive Pty Lid, an Australian corporation whose principal address is Level 3, 355 Spencer Street, West Melbourne, Victoria 3003, Australia (the "Developer" or "Licensor")

(A)	The Developer has a software development engine capable of creating the Product.
(B)	Publisher seeks to engage the Developer's services to develop the Product.
(C)	The Developer has agreed to exclusively license certain rights to the Product on the terms and conditions of this Agreement.

AGREEMENT

1.                    DEFINITIONS

1.1                   In this Agreement:

"Acceptance Date" in relation to any Gold Master means the date on which it is accepted unconditionally under paragraph 4.5;

"Affiliate" means any corporate entity that controls, is controlled by or is under the common control of a party to this Agreement;

"Alpha Version" means the Version of the Product that is written by or for the Developer that is a playable version of the Product containing substantially all features of the Product, as specified in the Specification with all software modules integrated and working together in a usable and testable fashion. The Alpha Version is expected to undergo further test and revision for levels, design tuning and elimination of possible Product Errors. Some assets may be placeholders for purposes of this Version and this Version may not include software theft protection, and title and legal screens. It also includes a draft of the User Manual and any Supporting Documentation reasonably requested by the Publisher to allow complete feature and functionality testing.

"Beta Version" means the Version of the Product that is written by or for the Developer that is a complete running software Product containing ALL FEATURES of the Product and final-quality game assets, as specified in the Specification plus the incorporation of improvements, corrections and any other errors identified through testing of the Alpha Version of the Product. The Beta Version is a Version which is ready for Publisher to do its quality assurance testing and Developer is ready to fix Errors which may be found by Publisher during its "QA" testing and will include all Original Language assets and be Multi Byte Language compatible. It also includes such information and user instructions that the Publisher reasonably and requires to finish producing a User Manual in the Original Language;

Exhibit 1 0. 12

"Conversion" means the preparation of a Product which involves the adaptation or conversion of a Version into a new Version for use on a Machine other than the Initial Machine;

"Co-Publisher" means a licensee with whom Publisher shares to a substantial degree the costs of publishing the Product in a part of the Territory, as opposed to a licensee who bears all of those costs alone and "co-publishing" shall be interpreted accordingly;

"Delivery Date" means the relevant Milestone Date specified for delivery of the Gold Master of each Version;

"Developer Trademark(s)" means Developer's trademark or trade name or art work used in conjunction therewith to identify Developer's software development business and/or the trademarks and/or trade names and/or artwork used in conjunction therewith;

"End User" means anyone who is the ultimate user of any Product;

"Error" means any known material defect relevant to an End User in a Product including:

(a)	any failure to run the test procedure set out in the Specification;

(b)	any inability to perform repeatedly without interruption, loss of data or erroneously or improperly formatted output;

(c)	any misspelled incorrect text;

(d)	any non-compliance of any Product with any part of the Specification;

"Gold Master" means:

(a)
a non-copy protected and non-encrypted final gold master of a Product for use on an Initial Machine in such physical medium which (i) is sufficiently complete and correct to be released into the final manufacturing process in preparation for commercial release and shipment, in its Original Language and Translations in executable form; and (ii) is accepted for manufacturing and distribution by any applicable third-party licensor whose approval is contractually required prior to manufacturing and distribution of the Version for that Initial Machine. The Gold Master shall be the Beta Version with incorporation of any final improvements and correction of any Product Errors found in the testing of any and all elements of the Beta Version;

(b)	a copy protected final Gold Master of the Version referred to in (a) in its Original Language and related Translations recorded in executable form; and

(c)	in the case of (a) and (b), any necessary supporting software and data including all graphics and sound files

"Hardware Manufacturers" means Sony Computer Entertainment and Microsoft Corporation.

Exhibit 10. 12

"Initial Machine" means the PlayStation 3, Xbox 360 and PC for which the Product will be developed by the Developer under this Agreement;

"Intellectual Property Rights" means, without limitation, all present and future rights of copyright, patent, registered designs, design rights, trademarks and trade names, neighbouring rights or rights analogous to any of the above under any jurisdiction, in each case registered or unregistered and existing now or in the future, including reversions and renewals of such rights and rights to make applications for registration of any such rights and Intellectual Property Rights shall include in particular all rights in any jurisdiction to copy, adapt, translate, broadcast, transmit, publish, perform, reproduce in any medium and otherwise exploit the work or materials concerned;

"Machine" means an object or system of any description, now known or coming into existence in the future, with which a Product may be viewed, played or otherwise used;

"Milestone" means each stage of development of the Product set out alongside a Milestone Date in Schedule 1;

"Milestone Date" means each of the dates for achieving a Milestone in Schedule 1;

"Milestone Payment Schedule" means the schedule detailing the relevant fee charged by the Developer for the completion of each Milestone as detailed in Schedule 1.

"Multi Byte Character" means a character or single text letter whose character code consists of two or more bytes under a certain character-encoding scheme.

"Multi Byte Languages" means software code that supports Multi Byte Character represented text and characters for one dialect of an Asian language to be determined by the parties in connection with the preparation of Translations (as defined below).

"Original Language" means American English.

"Product" means a PlayStation 3, Xbox 360 and PC game "Heroes over Europe" as more particularly defined in the attached Design Document (Exhibit A) to be produced by the Developer under this Agreement in respect of the Initial Machines and comprising each stage as existing from time to time:

(a)	the Product plots, themes, story lines, characters and sequences;

(b)	all revised, amended and rejected prototypes and materials prepared in connection with the development of the Product;

(c)	all Object Code, graphics, sound effects and music and implementing copy protection routines in each of the Versions;

"Product Names" means all names of characters, scenes, themes, products, sets, processes or other aspects of the Product and all designs of characters, backgrounds and other visual features appearing in the Product;

Exhibit 10.12

"Project Manager(s)" means the person at Developer responsible for the project management of Product and identified in Schedule 2;

"Publisher's Producer" means the person at Publisher responsible for the project management of Product and identified in Schedule 2;

"Quarter End" means 31 March, 30 June, 30 September and 31 December each year during the Term;

"Source Code" means all software code and listings (excluding the Developer's Tools and Technology) generated by the Developer in human readable form in order to create any Version of the Product, together with accompanying sound code, Product notes, flow charts, diagrams, written script of text, audio track and other documentation relating to such code;

"Specification" means the specification for each Version of the Product current from time to time comprising a detailed specification of all game features, mechanics, game structure and technical specifications of the Product;

"Supporting Documentation" means documentation in English containing full and clear information enabling the Publisher and its licensees to support and maintain all aspects of the Product;

"Term" will mean beginning on the date shown on page one of this Agreement and ending ten years hence unless extended under the terms of "Renewal". At the end of the Term, Publisher shall cease manufacturing any additional units of the Product. Publisher may continue to sell units in inventory for an additional three months ("Sell-off Period") beyond the term. Profits for sales of Products during the Sell-off Period shall be paid and remitted in accordance with paragraph 10

"Territory" means the universe;

"Translation" means a copy of a Version in which text and/or text related graphics and/or dialogue have been translated into French, German, Italian, Spanish, Dutch and one dialect of an Asian language in accordance with paragraph 9 hereof;

"Unit" means a copy of a Version embodied in a medium or format (whether tangible, electronic or otherwise) which is customarily made commercially available to the public;

"User Manual" means a manual containing instructions for End Users clearly expressed and enabling them to operate the Product fully, in a style suitable for the intended age range of IEnd Users;

"Version" means a form of the Product produced by the Developer under this Agreement designed to be compatible with a particular Initial Machine and (where relevant) a particular screen format PAL/NTSC including all prototypes and all Master Copies of that Version, and when used in connection with the name of a Machine shall mean a form of the Product readable and executable on that Machine;

Exhibit 10.12

"Virus Free" means that at the time of delivery, the Product shall not contain any known computer Product (detectable by the McAfee anti-virus software current at that time) which copies itself to other storage machines including magnetic tape cassette, memory chip, electronic cartridge, optical disk and magnetic disk and which destroys data, causes damage or creates a nuisance or annoyance to the End User.

"Working Day" means Monday to Friday except for all public holidays observed in the United States or Australia;

1.2
As the context permits, references to people include any legal entity, and partnerships or unincorporated associations, references to the singular include the plural and vice versa, and references to any gender include each other gender.

1.3	"Include" or "including" are used without limitation.

1.4	Headings and titles are used for references only and do not affect the interpretation of the Agreement.

1.5	Any reference to any paragraph or schedule is a reference to a paragraph or schedule in this Agreement.

2.	INTELLECTUAL PROPERTY RIGHTS

2.1
License. Publisher acknowledges that Developer owns the intellectual property rights to the name "Heroes over Europe" and to an existing game by that name ("Existing Heroes over Europe"). Publisher agrees to use such name for the Product in North America, Europe and Asia. In versions where Publisher uses the name "Heroes over Europe" as the title of the Product, the Product and the Gold Master shall be the sole and exclusive property of Developer. Publisher's sole rights shall be those granted elsewhere in this Agreement.

2.1.1
 Other versions of the Product. Developer, as controller of the underlying software code for "Heroes over Europe", shall decide whether or not to create other video game versions of the Product. Publisher shall have the right of first refusal on reasonable commercial terms to publish any other version of the Product. Under this Agreement other versions include all video game formats know known, including PS2, Xbox, PSP and DS, and their successors (i.e., PS3 is a successor to PS2) and the P.C. The parties agree to negotiate in good faith the terms under which Publisher would publish such products. If the parties are unable to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create other versions, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the other version(s).

2.1.2	Sequels of the Product. Publisher shall have the first right of negotiation for the next sequel to the Product If the parties are unable

Exhibit 10.12

to negotiate an agreement within 30 days of Developer noticing Publisher of its desire to create a sequel, Developer shall be free to negotiate with other publishers. Prior to completing an agreement with another Publisher, Developer shall offer the Product to Publisher on the same terms and conditions as agreed to with the other publisher. Publisher shall have ten (10) days to elect to match the offer or lose its rights to the sequel and all future sequels. (For sake of clarity, Publisher has this right for the first sequel. If Publisher and Developer agree to terms fbr the first sequel, Publisher will have such rights for the second sequel, and so on. Once Publisher has lost the right to a particular sequel, it has lost the right to all future sequels.)

2.1.3	Agreement not to Compete. So long as the Product is being actively sold by Publisher, Developer shall not create, for its own benefit or for another Publisher any product based on Heroes over Europe.

2.2	Developer's Intellectual Property Rights.

(a)
Notwithstanding anything else contained herein, Developer will retain exclusive ownership and control of all of the Intellectual Property Rights in or relating to the Product. Developer hereby grants to Publisher a royalty-bearing, worldwide, exclusive license to: (i) sell copies of the Product in the format delivered to Publisher by Developer only (excluding without limitation the right to modify the Product or exploit it in source code format or in connection with any other product); and (ii) sublicense such rights to sub-licensees.

(b)
For the avoidance of doubt Publisher shall not (and shall not authorize any third party to) (i) decompile, disassemble or otherwise reverse engineer the source code or underlying algorithms of the Product, regardless of name. This paragraph 2.2(b) shall not apply to software code delivered by Developer to Publisher in accordance with paragraph 9 provided that Publisher shall not use any such code for any purpose other than in order to create Translations.

3.	DEVELOPMENT

3.1
 The Developer shall develop the Product for the Initial Machines and in the Original Language(s) in accordance with the Specification. Developer will provide or obtain at its sole cost and expense all necessary programming (including, without limitation, the application of technical knowledge, expertise and the services of personnel) and other production materials required to develop the Product, including licenses such as GameSpy. In addition, Publisher will loan Developer necessary development systems and PC workstations. Such equipment will be returned upon completion of the Product.

3.2
The Developer shall achieve each of the Milestones by the relevant Milestone Date (Publisher to provide reasonable assistance to Developer in respect of meeting the relevant Milestone). On achieving each Milestone, the Developer shall, if requested to do so by the Publisher, deliver to the Publisher all materials

Exhibit 10.12

relevant to the particular Milestone including in particular copies of the User Manual and Support Documentation with each Alpha and Beta Version. In addition, Publisher may request Developer deposit Source Code with a mutually agreed upon Escrow Agent in Australia. Publisher shall pay all fees of Escrow Agent. Under the terms of such escrow arrangement, Publisher may request release of the source code from escrow, only if Developer fails to perform such translations or refuses to create them and fails to cure such default as required by paragraph 9.2, below.

3.3	The Developer shall keep the Publisher promptly and regularly informed of all developments, problems, new concepts and ideas in relation to the Product.

3.4
The Developer shall appoint a Project Manager who shall liaise with the Publisher during development of the Product. In addition, Developer must identify the key team members on Schedule 2. The original key team members and any subsequent changes to the key team members are subject to approval by Publisher.

3.5
The Developer shall be responsible for initial testing on each Version prior to delivery in accordance with customary testing procedures. The Developer shall prior to delivery correct Errors discovered as a result of that testing, and also (in accordance with the procedure set out in this paragraph) any Errors notified to the Developer by the Publisher following the Publisher's testing of any Alpha or Beta Versions, or other Product materials supplied before delivery of the Alpha Version, Beta Version and the Gold Master.

3.6
Publisher shall be responsible for submitting the Gold Master candidate to the Hardware Manufacturers for approval within five (5) days of receiving the Gold Master approval from the Developer. Developer and Publisher shall work together in good faith to obtain approval of the Gold Master candidate from the Hardware Manufacturers. Should the Gold Master candidate be rejected by either Hardware Manufacturer and such rejection is not due to the acts or omissions of Publisher, and the Developer and Publisher together are unable to correct such deficiencies and obtain approval of the Gold Master by Hardware Manufacturer, Publisher or Developer may terminate this Agreement in accordance with paragraph 16.2.

3.7	Developer shall deliver, at its own cost, the Marketing Deliverables included on Schedule 5. Such Marketing Deliverables are material deliverables for meeting the Milestone commitments.

4.                    DELIVERY AND ACCEPTANCE

4.1
Developer shall submit to Publisher a Version of the Product at each Milestone for approval. Publisher shall (acting reasonably) review the submission for compliance with the relevant parts of the Specification at that Milestone and for Publisher's continued awareness as to the Product status.

4.2
As soon as reasonably practicable, but in any event within 10 (ten) business days following receipt of a Version of the Product at each Milestone, Publisher's Producer shall notify the Developer in writing that:

Exhibit 10.12

4.2.1	it accepts and approves that Version unconditionally; or

4.2.2	it accepts and approves that Version conditionally on correction of the Errors specified; or

4.2.3	it does not accept or approve that Version

and shall at the same time notify the Developer of the Errors that it is aware of which are contained in that Version which it has not accepted and approved unconditionally. Publisher shall accept and approve unconditionally each Version unless there is an Error in that Version.

4.3	If the Publisher has not have given the Developer such notice under paragraph 4.2 within the said 10 (ten) business days, that Version shall be deemed accepted.

4.4
As soon as reasonably practicable, but in any event no later than 10 Calendar Days (or such other period as the parties may agree) after receiving notice of nonacceptance pursuant to paragraph 4.2, the Developer shall correct the specified Errors at its sole expense and deliver to the Publisher the corrected Version of the Product. Paragraphs 4.2, 4.3 and this paragraph 4.4 shall then apply again in respect of that corrected Version.

4.5
The Developer shall deliver to the Publisher the Gold Master of each Version by the relevant Delivery Date. For the avoidance of doubt, Developer shall deliver a Gold Master for the Original Language Version of the Product and a multi-language Version for all agreed Translations as required by the Hardware Manufacturers and Publisher, i.e., a US Gold Master for SCEA and one (1) multi-language Gold Master each for SCEE and for SCEI, respectively. The parties acknowledge that in the case of PS3 and Xbox 360, the Hardware Manufacturer shall have the final right to accept or reject such Master. In the case of rejection, Developer shall respond as if such rejection was made by Publisher and shall respond to such rejection in accordance with this paragraph 4.

5.                    CHANGE CONTROL

5.1
A party may at any time by notice in writing to the other party suggest or request a change to the attached Design Document, where the proposed changes will have the effect of varying the Product. Such notice must clearly detail the nature of the proposed change (`Change Request').

5.2
 Within 5 business days (or any longer period as the parties may reasonably agree) of receiving a Change Request from, Developer must prepare and submit to Publisher a proposal (`Change Request Quote') containing at least:

5.2.1	the time within which the Change Request can be implemented.

5.2.2	an analysis of the impact or likely impact of the Change Request and its implementation on:

(a) the Design Document (including the project plan); and

(b) the performance or other technical aspect of this Agreement.

Exhibit 10.12

5.2.3	the skill type and the days effort the Developer proposes to use to implement the Change Request.

5.2.4	the cost of implementing the Change Request.

5.3
If the proposed Change Request can be reasonably accommodated within the specified existing level of resources, not including overtime work, then being used by the Developer in performing its obligations under this Agreement and without degradation of Developer's compliance with all applicable performance requirements, the cost of implementing the Change Request is covered by the charges already payable under this Agreement If implementation of the proposed Change Request will reduce Developer's cost to fully perform its obligations under this Agreement, the Developer must review the charges payable so as to reflect any projected cost savings.

5.4	The cost quoted by the Developer to implement the Change Request must reflect no more than the same level of profit as the charges payable for this Agreement.

5.5
If Publisher cannot agree with the Developer about any Change Request and that dispute cannot be resolved within 14 business days, either party may refer the dispute for resolution by an independent expert who is required to determine an equitable adjustment to the price to reflect the proposed change in the scope of work. In making a determination under this clause, the independent expert is acting as an expert, and is not acting as an arbitrator. The parties must share equally the costs of the independent expert.

5.6	A Change Request Quote is not accepted unless Publisher accepts it in writing and signed by its representative.

5.7	If Publisher accepts a Change Request Quote:

5.7.1	this Agreement is amended to the extent necessary to incorporate the terms (including costs), specifications and timing in the Change Request Quote.

5.7.2	the Developer must carry out, implement and complete the Change Request on the terms of the Change Request Quote.

6.                    MEDIA FORMAT, COPY PROTECTION

The final media format of the Product must by determined by the Publisher prior to completion of "pre production" (as detailed in the attached design Document). Publisher will notify Developer on or before the completion of the Product's beta milestone of the copy protection scheme to be used on the Product.

7.                    QUALITY ASSURANCE ("QA")

Publisher acknowledges that it will be responsible of the Product's QA. In particular, Publisher will be primarily responsible for general QA activities, pre-submission, submission, compatibility and localization QA activities. Developer will be responsible for basic Product QA only (for example, the main function of Developer's QA will be to act as an interface between the Publisher's QA activities and the Product development team).

Exhibit 10.12

8.                    LICENSE

Developer hereby grants to Publisher, and Publisher hereby accepts, the exclusive right to manufacture, distribute, sell and market the Product in the Territory through any and all channels of distribution known now or created in the future during the Term of this Agreement. Subject as provided in this Agreement, the publishing of the Product including manufacturing, pricing, distribution, marketing, packaging and artwork shall be the responsibility and the obligation of the Publisher. Publisher shall have the right, subject to approval of Developer, such approval not to be unreasonably withheld, to sublicense the rights licensed hereunder to third parties.

9.                    TRANSLATION

9.1
At its own cost, Publisher shall be responsible for translating and integrating localized text and voice over material and generating a multi-language Gold Master(s) embodying the Translations. Unless otherwise agreed in writing between the parties and subject to the payment of Developer's reasonable costs as detailed in Schedule 1, the Developer will provide the services to translate and integrate localized text and voice over materials and generate a multi-language Gold Master(s) embodying the Translation.

9.2
If the Developer fails to perform such translations or refuses to create them and fails to cure such default within thirty (30) days of receipt of notice from Publisher, Publisher may use a third party for the Translation, the Developer shall supply the Publisher with all Original Language text and/or text related graphics and/or dialogue featured in the relevant Version, to the extent not previously delivered. Publisher shall recover the reasonable cost of any such translations out of Profits earned.

9.3
If pursuant to this Section 9 the Publisher uses a third party to carry out the Translation, the Publisher will sign, and will ensure that its chosen third party signs, a confidentiality undertaking reasonably specified by the Developer which will include, without limitation, undertakings that the Source Code, and any other material, information, data or other things of the Developer will not be used by the persons signing for any purpose other than the development of the Translation and that all such things will be held securely at all times and returned to the Developer when work on the Translation is complete. Developer shall deliver to Publisher any additional work (including part of the Developer's Tools and Technology) which is necessary to the Publisher in order to complete a Translation.

10.                  PROFIT SHARING

10.1                 The Publisher shall pay the Developer the following share of profits as follows:

10.1.1
The Publisher shall retain one hundred percent (100%) of all cash received from any sources until the Publisher has recovered all of Publisher's reasonable out of pocket costs, including payments made to Developer related to the Product, plus $300,000. Publisher will provide Developer with a detailed accounting of all out of pocket expenses charged to the project.

10.1.2	Once the Publisher has recovered the costs in 10.1.1, the Publisher shall retain sixty-five percent (65%) of any remaining monies and pay to Developer thirty five percent (35%).

10.2
Within forty-five (45) days of the Quarter End following the date on which the Publisher first commercially releases a Version of the Product and of every subsequent Quarter End the Publisher shall provide the Developer with a written Profit Statement specifying in sufficient detail (i) amounts spent in satisfaction of the Marketing Guarantee (as defined below) in respect of that quarter; and (ii) the calculations of Cash Receipts and Expenses, and the Profit (if any) due to the Developer in respect of that quarter. Each Profit Statement shall be accompanied by a wire transfer for any monies due, save that if the Publisher is prevented by the law of any country from making payments outside that country it shall be entities to pay the relevant sums to the Developer in that country. All sums payable to Developer pursuant to this Agreement (including the Development Advances and Profits) shall be made in U.S. Dollars. At each Quarter End the Publisher may retain from Profits payable a reserve against returns or other credits in respect of Units sold by the Publisher hereunder in the manner set out in paragraph 10.2.1.

10.2.1
The Publisher will withhold a general reserve against rebates, deductions, price protection, discounts, allowances or refunds for returned, defective or discounted units, exchanges, credits and the like (the "General Reserve") either:

10.2.1.1
where Publisher is responsible for the above described items, a reserve not to exceed Twenty percent (20%) of Gross Wholesale Sales ("Gross Wholesale Sales" is defined as gross amounts received by Publisher from the sale, distribution or ancillary exploitation attributable to the Product), or

10.2.1.2
 where publisher is not responsible for the above described items, in a pro rata amount of any such reserve withheld by Publisher's Co-Publishers or sub-licensees of the product. Such pro-rata amount shall be based on the applicable Royalty Rate in paragraph 10.1. (For example, should a Co-Publisher withhold from Publisher $1,000 in payments which would fall under paragraph 10.1.1 above, Publisher would withhold $350 from Developer in a reserve. When Co-Publisher releases Publisher's reserve, Publisher will promptly release Developer's reserve.)

Exhibit 10.12

10.2.2	In either case under paragraph 10.2.1, such reserve shall be liquidated on a twelve month rolling basis.

10.3
Publisher will maintain accurate accounts, books and records that report the marketing, distribution and sales and other commercial exploitation of each Version of the Product which has been commercially released by the Publisher and any sub-licensing by the Publisher. Developer shall have the right to designate a certified public accountant ("the Auditor") on Developer's behalf to examine those accounts, books and records solely for the purpose of verifying the expenditures of the Marketing Guarantee and verifying the accuracy of the Royalty Statements under paragraph 10.2 and the Royalty payable under this Agreement. Developer's Auditor may only make such examination during regular business hours and upon reasonable notice and in manner that is at the Publisher's reasonable convenience and not disruptive to the Publisher's business. Each examination will take place at the place the Publisher normally keeps the accounts, books and records to be examined, which is presently in Sausalito, California. Developer shall be limited to one such examination each 12 months while the Product is being commercially exploited and for 3 years thereafter. Publisher's accounts, books and records relating to the Marketing Guarantee and to a particular Profitability Statement may be examined only within 36 months after the date the Statement was rendered. Developer shall not have the right to examine Publisher's accounts, books or records relating to a particular Profitability Statement more than once. Prior to the commencement of any examination of the Publisher's accounts, books and records under this Agreement, Developer shall cause the Auditor to sign a letter and/or agreement which acknowledges the confidentiality of the Publisher's accounts, books and records in the form set out in Schedule 3. The fees of the Auditor shall be at the sole expense of Developer unless such audit discovers previously undiscovered errors in favor of Publisher exceeding both 5% and $2,500 for the entire time period covered by that audit, in which case the Publisher shall reimburse actual and reasonable Auditor's fees for that audit to Developer in addition to make good the amounts of such errors and pay interest on such unpaid sums at the statutory rate of interest under California law.

10.4
Each Profitability Statement shall be final and binding on Developer unless Developer has given Publisher written notice of objection stating the matters to which it disagrees within 3 years of the issue of the Profitability Statements, and (if the Publisher does not accept any of those objections), unless the Developer has issued and served legal proceedings within 2 years of the date of the Developer's relevant notice of objection.

11.                  DEVELOPMENT COST

11.1
Development Cost of the Product in accordance with this Agreement shall be the relevant amount set out in Schedule 1 payable to the Developer by the Publisher in accordance with the Milestone Payment Schedule detailed in Schedule 1.

11.2	Without prejudice to the provisions of paragraph 4 above, Publisher shall use reasonable endeavours to expedite its acceptance of deliverables in relation to a Milestone.

Exhibit 10.12

11.3
Developer may raise an invoice on the Publisher upon notice by the Publisher of its acceptance of each Milestone pursuant to Paragraph 4 and such invoice is due within ten (10) calendar days of this acceptance.

11.4
The Publisher shall have no obligation to make any payments to the Developer under this Agreement for anything save for the payment of the Development Cost referred to in this paragraph 11, Profits under paragraph 10 and payments (if relevant) under paragraph 9. Nevertheless, any other additional payments that the Publisher, in its discretion, makes to the Developer in relation to the Developer's work under this Agreement for any reason shall be treated as a further Development Cost payment and fully recoupable from Profits payable under this Agreement, unless otherwise agreed in writing.

11.5
All Development Costs paid by Publisher to the Developer together with payments (if relevant) under paragraph 9 (except payment of Profits) shall be recoupable at the rate of 100% out of the cash received by Publisher for sale and license of the Product.

11.6	The parties agree that no finder's fees are payable to any party under this transaction.

12.                  INDEMNIFICATION.

12.1
Developer Indemnification. Subject to the provisions of paragraph 12.3 (Indemnification Procedures), Developer will indemnify, defend and hold harmless Publisher and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees) which arise in connection with any breach or alleged breach by Developer of any of its representations and warranties set forth in paragraph 14 (Warranties of Developer). Notwithstanding anything in this paragraph 12 to the contrary, in the event that, by reason of a claim by a third party of infringement based on the Product, Publisher is temporarily or permanently enjoined from distributing the Product developed under this Agreement, then, if Developer is unable, within sixty (60) days from the signing of the order of injunction, to provide Publisher with a non-infringing Product, Publisher shall have the right to obtain a license from the third party to continue with the marketing, distribution and sale of the Product(s) and Developer shall reimburse Publisher for any reasonable license/settlement fee and related reasonable legal expenses paid by Publisher to the third party, unless Developer ultimately prevails in the litigation; if Publisher elects this remedy and obtains such a license, such remedy shall be Publisher's sole and exclusive remedy in connection with such claim.

12.2
Publisher Indemnification. Subject to the provisions of paragraph 12.3 (Indemnification Procedures), Publisher agrees to defend, indemnify and hold harmless Developer and its affiliates, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees) which arise in connection with the breach or an alleged breach by Publisher of any of its warranties set forth in paragraph 15 (Warranties of Publisher).

Exhibit 10.12

12.3
Indemnification Procedures. If a third party asserts any claim or allegation which, if proven, would trigger the indemnification obligations set forth in paragraphs 12.1 and 12.2, the indemnifying party shall be notified promptly of such claim by the indemnified party and given control of the defence and/or settlement thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defence of such claim or action, the indemnifying party shall not be liable to the indemnified party under this paragraph 12 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defence thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all such liability on claims that are the subject matter of such proceeding. Moreover Developer shall not, in the absence of the consent of Publisher (which shall not be unreasonably withheld or delayed), effect any settlement of any pending, threatened or actual proceeding or claim which has the effect of compromising in any way the rights, interests and licenses in the Product or the license granted to Publisher hereunder. The foregoing provisions of this paragraph 12 state the entirety of the parties' obligations with respect to any claim by any third party.

12.4
Developer shall procure and maintain for itself and its employees and contractors all insurance coverage required by Australian law. Developer also agrees to maintain general liability and errors and omissions insurance, in the amount of at least AU$1,000,000. Upon request, Developer shall furnish Publisher with an up-to-date certificate of insurance evidencing such coverage.

13.                  MARKETING

13.1
The parties will work together to determine the optimal time and manner of announcing the Product and having the website "go live". Developer will own, operate and maintain the "official" website for the "Heroes over Europe" Product and Publisher and Developer shall cooperate with each other on providing content for such website.

13.2
Publisher shall, subject to the terms of this Agreement and consistent with its own policies, practices and procedures, use commercially reasonable efforts to promote and exploit the Product throughout the Territory within a reasonable period following the hardware manufacture's approval.

13.3
Publisher shall furnish Developer without charge thirty (30) samples of each English language Version of the Product distributed hereunder, such samples not to be resold by Developer. Developer shall have the right to purchase additional units of the Product at Publisher's cost therefore, such copies not to be resold or used for any advertising or promotional activities (except with Publisher's prior written consent).

13.4
Publisher shall present all marketing materials to Developer for review and approval, not to be unreasonably withheld. Developer shall have ten (10) days to approve or reject such materials. In the case where Developer does not respond within ten (10) days, the marketing materials are deemed approved.

Exhibit 10.12

13.5
Publisher shall be responsible for setting the initial suggested retail price (SRP) and any subsequent changes to said SRP. Such pricing shall represent Publishers best efforts to properly price the Product taking into account, the perceived quality or the Product, the market and pricing of any competitive products. In the event that Publisher deems it necessary to change the SRP, Publisher shall inform Developer of such change and the reasons for such change.

14.                 WARRANTIES OF DEVELOPER

14.1               The Developer represents and warrants that:

(a)   it will at all material times own or control all Intellectual Property Rights to the Product, free from any third party right or interest which would impair the rights of the Publisher under this Agreement;

(b)   it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights expressed to be granted by it;

(c)   nothing contained in the Product will infringe a third party's Intellectual Property Rights, of a right of privacy or name or image or likeness, or become liable under unfair competition law;

(d)  nothing contained in the Product will be obscene or libellous or otherwise in breach of any relevant laws or regulations of any territory which relates to health and safety;

(e)   each Gold Master will be Virus Free on its Acceptance Date and each Gold Master shall not contain any software routine designed to disable a computer Product automatically with the passage of time or by the intervention of a third party other than a licensee of the Gold Master or Publisher;

(f)    the Product will be an original work created by the Developer;

(g)   the execution of this Agreement will not put the Developer in breach of any other agreement including an exclusive term agreement;

(h)  the Developer has received no notice of any claim pending or threatened against Developer based on infringement of the rights set forth in this Agreement;

(i)    the Developer has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to Publisher hereunder in such a way as to materially affect the rights granted to Publisher hereunder, and Developer will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights in such a manner as to encumber the rights granted to Publisher hereunder;

(j)    Developer will not use Publisher's name or logos or the names of any of Publisher's products for any purpose, including, but not limited to, advertising or promotional purposes, except as provided in this Agreement or with the prior written consent of Publisher.

15.                 WARRANTIES OF PUBLISHER

15.1                The Publisher warrants and represents:

(a)	it has and will at all material times have full power and authority to enter into and perform this Agreement and to grant the rights granted;

(b)	nothing contained in this Agreement or in the performance of this Agreement will place Publisher in breach of any other contract or obligation.

(c)
Publisher does not know or have reason to know that anything Publisher provides that is or will be contained in the Product does or will violate or infringe any Intellectual Property Rights, whether statutory or common law of any third party in any jurisdiction, or contain any libelous or otherwise unlawful material;

(d)	Publisher has received no notice of any claim pending or threatened against Publisher based on infringement of the rights set forth in this Agreement; and

(e)	Publisher warrants that it has the financial ability to enter into and perform all its obligations under this Agreement.

Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

16.                  TERMINATION

16.1
Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party is in breach of any of its material obligations under this Agreement and, if the breach is capable of remedy, it has continued unremedied for a period of thirty (30) calendar days after the other party has been given written notice specifying the breach and the steps required to remedy it. Failure to pay any monies due under this Agreement is a material breach and subject to cure under this paragraph 16.1.

16.2
If Sony Computer Entertainment of America rejects the concept submittal or the Gold Master candidates for any reason, except due to Publisher's act or omission, Publisher may cancel this agreement for the non-approved product.

Exhibit 10.12

16.3
Either party shall be entitled, without prejudice to its other rights, to terminate the Agreement with immediate effect by giving written notice to the other party if the other party shall have a receiver or an administrative receiver or an administrator or liquidator appointed over it (except a liquidator appointed for the purpose of amalgamation or reconstruction) or shall pass a resolution for winding up or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or anything analogous to any of the above under the law of any jurisdiction occurs in relation to such party.

16.4
If at any time, Developer is more than thirty days late delivering a Milestone, and such event is not due to the acts or omissions of Publisher, Publisher may Terminate this Agreement. In such case, as Publisher's sole remedy, unless Developer is willfully not delivering a Milestone, shall be termination.

16.5
Subject to clauses 16.1 and 16.3 and notwithstanding any other provision contained in this Agreement, Developer cannot terminate this Agreement prior to US third party hardware manufacturer final approval (ready for release to manufacturing).

17.                  CONSEQUENCES OF TERMINATION

17.1
Any termination of the Agreement shall not affect any accrued rights or liabilities of either party, nor any other rights of the terminating party in relation to the matter giving rise to the termination, nor shall it affect the coming into force or the continuance in force of any provisions of this Agreement which are expressly intended to come into or to continue in force on or after such termination. Termination of this Agreement by the Publisher under paragraph 16 shall not affect any Version whose Acceptance Date has already occurred, and this Agreement shall continue to apply in all respects to any such Version.

17.2
In the event that this Agreement is terminated in accordance with Paragraph 16.2 or 16.4, Publisher will pay Developer any expenses incurred (but not damages for loss of profit) which are substantiated and are properly incurred by the Developer up to the date of termination to the extent that those liabilities or expenses cannot be mitigated, provided that such expenses do not exceed the total fees payable to the Developer under this Agreement.

18.                  CREDITS AND ARTWORK

18.1
Publisher acknowledges that Developer's Name and logo shall appear on a splash screen during the "boot-up" sequence of the Product, subject to approval of the Hardware Manufacturers. Subject to such approvals, whenever Publisher's name and/or logo appears, Developer's name and/or logo shall appear on the Product packaging, User Manuals, demo discs and self-playing demos, screenshots, and full-page print advertising, in approximately the same size of Publishers logo on the Product and in the credits of all Versions of the Product. In addition Developer may designate a reasonable number of persons to receive individual text credits in the Product whose names and capacities Developer shall submit to Publisher prior to final delivery of the Product. On Publisher's request, Developer shall promptly supply Publisher with any transparencies that might be required by it for the purposes of this paragraph. Publisher's obligations under this paragraph are subject to the final approval of the applicable Hardware Manufacturer. An inadvertent failure by Publisher to include Developer's name or logo shall not be a material breach of this Agreement, provided that Publisher shall cure any such failure on a prospective basis once Publisher has been notified of same.

Exhibit 10.12

18.2
Developer shall supply Publisher on reasonable request (so as not to interfere with Developer's efforts to complete and deliver the Product as contemplated hereunder) with any relevant materials it may have that may be useful to Publisher for artwork, packaging, merchandising, marketing and advertising including play through videos, demo discs, screenshots and graphics of characters.

18.3
Publisher shall cause copyright, patent and trademark notices to appear on each unit of the Product (other than on screen notices, the production and placement of which shall be Developer's responsibility) and on the back of the Product packaging and User Manual and advertising materials as may be designated and approved by Developer.

19.                  SUPPORT

19.1
The Developer shall at its sole expense correct any Errors in any Gold Master which become apparent after that Gold Master has been accepted by the Publisher and which the Publisher notifies to the Developer, and shall carry out any other alterations to the Gold Master which the Publisher notifies the Developer are needed for any of the following reasons: to obtain the rating from the applicable rating board (such as ESRB in the U.S.) as specified in the Specification; to obtain the approval of Hardware Manufacturers; or to ensure that the Product conforms with the Specification. The Developer shall start correction of Errors and making of alterations within 5 days of receiving the Publisher's notice and shall rectify all Errors and make all alterations set out in the notice as soon as reasonably practicable thereafter. Developer's obligations under this paragraph 19.1 in respect of each Version shall terminate twelve (12) months after the initial commercial release of the Product pursuant to this Agreement.

19.1.1
The parties shall work together so that the Product does not violate the guidelines for ratings issued by ESRB in the United States and ELSPA in the UK or censorship ratings in other countries in the Territory. In any case where the Product does not meet the guidelines, Developer shall be responsible at its own cost to promptly correct the Product.

19.2
From the date that the Publisher accepts any Gold Master, the Developer will provide technical support to the Publisher only (not to End Users under any circumstances) in respect of that Gold Master without further charge. This support will continue for a period of 7 calendar months from the date of first commercial release by Publisher and will be by means of e-mail and telephone on Working Days and during regular business hours, Melbourne Time. Developer will use reasonable endeavors to provide a service out of hours and on non-Working Days in the event of exigent circumstances. The support will be provided by a person with reasonable technical knowledge of the Product. Any questions that cannot be dealt with immediately will be responded to with reasonable promptness. Failure by Developer to provide such support shall not be a material breach of this Agreement.

20.                  NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be given by fax (if confirmed by delivery of the hard copy as provided herein), courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by notice by the party concerned:

IR Gurus Interactive Level 3, 355 Spencer Street, West Melbourne Victoria 3003, Australia Attn: Mike Fegan Phone: 011 613 9328 8225 Fax: 011 613 9328 8332	Red Mile Entertainment. 4000 Bridgeway Suite 101 Sausalito, CA 94965 Attention: CFO Phone: 1 (415) 339-4245 Fax: 1 (415) 339-4249

Notices shall be deemed given when faxed (if confirmed by delivery of the hard copy as provided herein), delivered by a courier or, in the case of mail, upon receipt, with written notification of said receipt.

21.                  CONFIDENTIALITY

21.1
Each party to this Agreement acknowledges that it will have access to proprietary or confidential information of the other party including, but not limited to, the terms of this Agreement, the documentation and materials produced in accordance with this Agreement, marketing information, manufacturing information, customer or client information and development techniques and know-how ("the Confidential Information"). During the Term of this Agreement, each party will regard and preserve as strictly confidential the Confidential Information and will not use the Confidential Information or disclose the Confidential Information to a third party other than is strictly necessary in order to fulfill an obligation under this Agreement.

21.2	The obligations of confidentiality and non-use specified in paragraph 21.1 will not apply to any Confidential Information of one party which:

21.2.1
was known by the other party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

21.2.2
is or becomes public or available to the general public otherwise than through any act or default of the other party or any breach of a confidentiality obligation to the disclosing party by a third party;

Exhibit 10.12

21.2.3
is obtained or derived prior or subsequent to the date of this Agreement from a third party which, to the best knowledge of the party acquiring such information, is lawfully in possession of such information and does not hold such information subject to any confidentiality or nonuse obligations;

21.2.4	is independently developed by such party without use of the other party's confidential information; or

21.2.5	is required to be disclosed by one of the parties pursuant to an applicable law or under a government or court order provided that:

(a)	the obligations of confidentiality and non-use will continue to the fullest extend not in conflict with such law or order; and

(b)
if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will give notice to the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

21.3
It is further understood and agreed that money damages would not be a sufficient remedy for any breach of either party's obligations under this paragraph 21 by the other party, or any employees, consultants or other persons under the other party's supervision and that the disclosing party shall be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any such breach. The parties agree that the damaging party shall reimburse the costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the damaged party in connection with the enforcement of this Agreement.

21.4
In the event of any termination or expiration of this Agreement, each party shall promptly return to the other party all Confidential Information of such other party in tangible form, the receiving party shall certify in a writing signed by an authorized officer or representative that the foregoing have been shredded and disposed of in a secure manner.

22.                  GENERAL

22.1
No addition to or modification of any provision of this Agreement shall be binding upon the parties unless made by written instrument signed by a duly authorized representative of each of the parties. Each party confirms it is not relying on any representation or commitment by the other in entering into this Agreement except as set out in this Agreement. This paragraph 22.1 shall not apply to any deliberate misrepresentations made before this Agreement was made.

22.2
Developer may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Publisher, which consent will not be unreasonably withheld; provided, however that Developer may assign its right to receive payments of the Development Advance and/or Profits hereunder without the consent of Publisher. Publisher may assign this Agreement to a purchaser of the business of Publisher or substantially all the assets of the business without the consent of Developer, but save as aforesaid Publisher may not assign this Agreement, nor delegate or subcontract any of its obligations hereunder, to any third party without the prior written consent of Developer, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

Exhibit 10.12

22.3
Neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

22.4
No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

22.5
If any provision or wording of this Agreement is held by a judicial authority having jurisdiction over the matter to be unlawful or unenforceable for any purpose, it shall be deemed excluded for that purpose and the rest of this Agreement shall remain in full force and effect. The parties will negotiate in good faith a valid and enforceable provision to replace the excluded provision as closely as reasonably possible.

22.6
FORCE MAJUERE. In the event that either party is prevented from fulfilling its material obligations hereunder or said obligations are materially interfered with by reason of events of war, fire, flood, earthquake, explosion or other natural disaster, industrial action or any other reason beyond the reasonable control of that party, such obligation shall be delayed until it can be performed. The party claiming excusable delay must promptly notify the other party of such delay. If the delay continues for more than 45 days the other party may terminate this Agreement by giving 45 days prior written notice to the delaying party provided that the Agreement will not terminate if the party claiming excusable delay substantially performs the material obligation which has been delayed within such 45 day notice period from the other party.

22.7
EXCEPT FOR THE OBLIGATIONS IN PARAGRAPH 12, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

Exhibit 10.12

22.8
Each party's services and rights herein granted are special, unique, extraordinary and intellectual in character and value such that the loss thereof could not be reasonably compensable in damages in an action at law. Accordingly, the other party shall be entitled to seek equitable relief by way of injunction or otherwise to prevent the breach or continued breach thereof. Should Publisher's Co-Publisher in a particular country or region breach the Agreement, Developer may only seek injunction in the country or region where such breach occurred.

22.9
If any dispute arises in connection with this Agreement, either party may convene an extraordinary meeting on their respective Developer's Project Manager and Publisher's Producer by serving not less than 3 Working Days notice on the other. At such meeting the representatives shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. If the Developer's Project Manager and Publisher's Producer cannot resolve the dispute, then either party may refer the dispute to the respective chief executive officers of the parties by serving notice on the other party. The chief executive officers shall negotiate in good faith, and in a timely manner, in an effort to resolve the dispute. Nothing in this paragraph shall limit the ability of either party to seek legal redress in respect of the dispute in a court of law.

22.10
Developer may change their Project Manager and Publisher may change the Publisher's Producer at any time by giving the other party 5 Working Days' notice of the change and such notice shall stipulate the new Developer's Project Manager or Publisher's Producer's name, address, telephone number and any other relevant contact details. Publisher shall have right to approve the Developer's project manager, shall approval not to be unreasonably withheld.

22.11
Until one year has passed from the initial release of the United States version of the Product, this Agreement and all questions arising hereunder shall be governed by and construed in accordance with the laws and decisions of the State of California without giving effect to the principles thereof relating to conflicts of law. After such period, the Agreement will be governed by and interpreted in accordance with the substantive laws of Australia. Subject to the above, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA UNTIL THE TURNOVER DATE AND THEREAFTER IN ANY COURT OF COMPETENT JURISDICTION IN AUSTRALIA, AND BY EXECUTION AND DELIVERY OF AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS LICENSED PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings against the other party in the courts of any other jurisdiction. The parties stipulate and agree that any judgment relating to this Agreement, which is entered in a court located within California, shall be binding throughout the world and may be

Exhibit 10.12

Sued upon docketed, entered and/or enforced, without challenge or opposition on their part and without a trial of any of the issues which give rise to such judgment in any state, county, province, commonwealth or territory having jurisdiction over their respective persons or properties. The parties recognized that the above agreement to submit all controversies to forever-binding adjudication by a court located within San Francisco, California does not constitute a confession of judgment on anybody part but is simply an agreement similar to an arbitration agreement to have particular controversies  resolved once and for all, by a specified tribunal. Notwithstanding  the foregoing, all parties agree that equitable relief, including injunctive and specific performance, may be necessary and proper to enforce their obligation and commitments under this paragraph, including without limitations under paragraph 2, 12, 14, 15, 16, 17, 18 and 21 of this Agreement and this choice of jurisdiction or venue does not prevent either party from seeking such relief in any court competent jurisdiction throughout the world

22.12
In the event any of this Agreement shall be held invalid or unenforceable, it shall be deemed modified only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten whichever shall most fully preserve the intention of the parties as originally expressed herein.

23.13
In the event any of this Agreement shall be held invalid or unenforceable, it shall be deemed modified only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten whichever shall most fully preserve the intention of the parties as originally expressed herein.

The prevailing party in any litigation between the parties shall recover from the other party its reasonable legal party fees and expenses

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all  of which together shall constitute one and the same instruments.

ACCORDINLY, this Agreement has been entered into by the parties on the date set out on page 1.

Red Mile Entertainment, Inc.	IR Gurus Interactive Pty. Ltd.

/s/ Chester P. Aldridge	/s/ Mike Fegan
Chester P. Aldridge	Mike Fegan

Exhibit 10.12

SCHEDULE 1

Milestone	Date	Name	Payment

0		Sign on	$ 158,409
1	14-Mar-06	Pre-production design deliverables	$ 158,409
2	25-Jul-06	Pre-production ends	$ 211,211
3	5-Sep-06		$ 264,014
4	17-Oct-06		$ 264,014
5	28-Nov-06		$ 316,817
6	9-Jan-07		$ 316,817
7	20-Feb-07		$ 369,620
8	3-Apr-07		$ 369,620
9	15-May-07		$ 422,423
10	26-Jun-07		$ 422,423
11	7-Aug-07		$ 422,423
12	18-Sep-07	Alpha / E3	$ 316,817
13	30-Oct-07	Beta	$ 211,211
14	10-Dec-07	1st Submission	$ 105,606
15	25-Jan-08	RTM	$ 105,606
		Total	$ 4,435,438.00

All Figures are in US$ Dollars.

Deliverable details to be determined as part of milestone 2 (Pre-production)

Given the partnership nature of this Agreement, the parties will meet quarterly to review actual costs vs. budget and estimated costs to complete the project and make budget and monthly payment revisions as necessary. Upon completion, Developer shall produce a final detailed analysis of actual costs. Any underage of these costs shall be deducted from Developer Profits and retained by Publisher.). (That is: if actual costs are less than total of monthly payments, the underage would be treated as a "prepaid profit distribution" to Developer). If there is an overage, and such overage was pre-approved by Publisher, such overage shall be paid out 100% to Developer from Publisher before Publisher retains any profits.

Exhibit 10.12

SCHEDULE 2

DEVELOPER KEY TEAM MEMBERS

TBD

PUBLISHER'S PRODUCER

Executive Producer- Yasuhiro Noguchi

LICENSED TOOLS AND TECHNOLOGY

TBD

LICENSED PRODUCTION SOFTWARE

TBD

LICENSED ART SOFTWARE

TBD

LICENSED AUDIO SOFTWARE

TBD

LICENSED MANAGEMENT AND OTHER TOOLS

Microsoft Project
Excel
Open Office

Exhibit 10.12

SCHEDULE 3

AUDITOR LETTER
Dear Sirs:

Confidentiality undertaking

We acknowledge that we shall audit the accounts of Red Mile Entertainment, Inc. (the "Company") for and on behalf of our client                        pursuant to the
Development Agreement between the Company and                     dated [insert date] on the following date(s):                     (the "Audit"). During the course of the Audit we shall have access to and be entrusted with Confidential Information.

In consideration of the Company making Confidential Information available to us, we undertake to the Company in the terms set out below:

1.                    CONFIDENTIAL INFORMATION

1.1
In this letter, the phrase "Confidential Information" shall mean information (whether of a commercial, technical, scientific, operational, administrative, financial, marketing, business, intellectual property nature or otherwise), whether oral or written, relating to the Company and its business that is provided by the Company to ourselves pursuant to the Audit.

1.2	Information shall not be regarded as Confidential Information if such information:

(a)	was already known to us prior to the Audit; or

(b)	is or becomes publicly available other than as a consequence of a breach of the terms of this letter; or

(c)	is received by us from a third party who is not in breach of any obligation of confidentiality in respect of that information; or

(d)	is independently developed by us.

2.                    CONFIDENTIALITY OBLIGATIONS

2.1                  We shall:

(a) keep all Confidential Information confidential;

(b) use the Confidential Information solely for the preparation of the Audit report forand not for any other purpose; and

(c) not disclose any Confidential Information to any other person or firm, other than as permitted by paragraph 2.2 below.

Exhibit 10.12

2.2	We may disclose Confidential Information solely as it directly relates to the sales, licensing and deductible costs and expenses of products covered under the aforementioned Development Agreement:

(a)	tofor the purposes of the Audit;

(b)	to our members and employees who need to know such Confidential Information to assist with the Audit;

(c)	to the extent that such disclosure is required by law;

(d)	to the extent that such disclosure is required by any rule or requirement of any regulatory authority with which we are bound to comply; or

(e)	to our professional advisers for the purposes of our seeking advice.

2.3	We shall ensure that each member or employee who receives Confidential Information in accordance with paragraph 2.2(b) above is made aware of this letter.

3.                    GENERAL

3.1	The terms of this letter shall only continue in full force and effect for two years from the date of this letter, unless and to the extent that they may be released earlier by the Company in writing.

3.2	This letter shall be governed by and construed in accordance with California law and any dispute arising from it shall be subject to the exclusive jurisdiction of the California courts.

Yours faithfully

Accepted and agreed for and on behalf of Red Mile Entertainment, Inc.:

Signature:

Print Name:

Date:

Exhibit 10.12

SCHEDULE 4

Marketing Deliverables

Deliverable	Delivery Date
Logo Art	ASAP
10 – 20 Screenshots	Per Milestone
10 hi-res key art assets to be used for marketing collateral materials delivered throughout development (Begins with package concept art)	TBD
Playable E3-2006 Teaser/Trailer Video	TBD
50 Screenshots for E3 distribution	TBD
Playable Consumer Demo	TBD
Manual Text (Word Doc), Art Assets and Screens for Manual	TBD
(3) Gameplay videos for press/downloadable use	TBD

Exhibit 10.12

SCHEDULE S
Key Features List

Heroes Over Europe

Set in the Europe, the game follows the fortunes of a rookie RAF pilot through World War II.

Core Features

   n  Detailed aircraft models with sophisticated damage effects.
   n  Destructible ground targets dynamically affect gameplay objectives.
n	Bigger, more detailed levels with more variations in landscapes such as canyons, mountains, and urban settings.
n	Extensive selection of British, German, Italian, Russian, and American aircraft- over 40 aircraft types.
n	More ground target types to destroy.
n	26 single player missions.
n	Improved enemy AI system.
n	Improved physics system affect flight dynamics, damage effects.
n	Extensive reward cycle- players will receive frequent upgrades, new aircraft, bonus missions, etc. during gameplay.
n	Variety of gameplay scenarios, including, dog fighting, torpedo bombing, dive bombing.

Multiplayer/Online Features

   n  Improved game lobby system, with support for buddy lists and clans.
   n  Better variety of multiplayer missions- 20 multiplayer missions.
   n  Multiplayer cooperative gameplay missions.
   n  Ranking system/ladder board encourages competitive play.
n	Team play feature enables players to create their own squadrons with other players as their wingmen.
n	Downloadable game content.

Exhibit 10.12

VARIATION AND SETTLEMENT AGREEMENT
SETWEEN.RED MILE & TRANSMISSION GAMES

This Agreement, dated as of the date of the last signature contained hereon, shall serve to amend the Software Development and Licensing Agreement dated as of March 3, 2006 (the "Development Agreement"), entered Into by and between Red Mile Entettairunent, Inc ("Publisher") and IP Gurus Interactive Pty Ltd ("Developer") in connection with the development of Heroes Over. Europe (the "product"): This agreement shall also serve to settle all outstanding issues related to Developer, Publisher, and any related parties of the Developer or Publisher in connection with the development cost obligations for the Product and for any other projects,. Including without limitation, Sin City, Heroes of The Pacific for the PSP, and Equestrian Challenge, other than royalties for Heroes Of The Pacific, and includes any agreement or other written or verbal correspondences (including but not limited to emails, verbal communications, notices, the Letter Of Intent dated August 20, 2005, and the Stock Purchase and Sale Agreement dated August 24, 2007) between the parties, including but not limited to those referencing that Developer has developed Product and Sin City and any other projects at cost and any obligation for Publisher to remunerate Developer for any amounts above cos or any other financial matters of any kind between the parties, other than royalties for Heroes Of The Pacific. This Agreement shall also serve to settle all outstanding issues related to the Stock Purchase and Sale Agreement dated August 24, 2007. Capitalized terms used without definition herein shall have the respective definitions del forth in the Development:Agreement.

1.	The preamble to the Development Agreement is hereby changed to reflect Red Mile Entertainment as a Delaware Corporation.

2.
With the exception of monies payable to the Developer in accordance with clause 12 of this Agreement, all monies paid to Developer in relation to the Product and Sin City, by Red Mile, Evolved Games Inc. or any other party with whom Publisher has contracted for co-publishing or distribution rights that has paid say development cost or milestones to Developer for the product, must be recouped before any monies shall be paid to Developer in any manner (e.g., royalties).

3.	The following are hereby added to Section 1.1:

"Distributor or Distribution Patter shall mean a licensee or other entity to whom Publisher grants the tight to bring the Product from Publisher to the cnd user in the territory.

"Documentation". The "Documentation" included in the Product shall mean any documentation generated during the course of development of the Product.

Exhibit 10.12

"Final Project Archive and Documentation." "Final Project Archive and Documentation" shall Mean: all files necessary to recreate the- NTSC Final Version and PAL Final Version, including without limitation: (1) a text file describing the step by step instructions to build the image ROM on a CD, DVD, or other common storage media; (ii) documentation describing the sequence of events necessary to generate aversion-of the work identical to the NTSC Final Version and PAL Final Version; (iii) an inventory of all project directories and subdirectories with detailed description of each, and (iv) a list of all tools, Including the manufacturer and versioning information of the tool, necessary to reconstruct the NTSC Final Version and PAL Final Version. The archive must be delivered in a state that is capable of being rebuilt on a computer system that is different from the computer system it was originally built on. Developer will provide Publisher with two (2) copies of this material on the selected storage media. These archives will exclude all, extraneous files, but will include uncompressed, modifiable versions of all scripts, source code, data, Graphics, Game Sounds, Music, Documentation, Game Data, Tools, and any other material which Developer includes in the Product Developer Will also provide Publisher with a file list, including the names of each spume file in the order the instructions are executed, as required by current United States Copyright submission requirements.

"Game Data." The "Game Data" included In the Product shall mean all data contained in the Product that is utilized by the Product to generate any element within the Product or any data that is modified into data that is contained in the product that is utilized by the Product to generate any element within the Product.

"Graphics, Game Sounds And Music". The "Graphics" included in the Product shall mean and include all graphics, bitmaps, sprite and/or moving object definitions, backgrounds, layouts, characters sets, 3D models, textures, animation data, other forms of visual artwork or data used to generate visual artwork contained within the 'Product. "Game Saimds" and "Music' shall mean and include all sounds, music and any other audio cues or aural representations contained within. the product.

"Tools." The "Toole' as used in this Agreement means any program, object, or process that is used to create, generate, permute, or modify any Graphics, Game Sounds and Music, Documentation, Game Data, and any other materials required to recreate the Product Developer does not need to provide any commercially available of the shelf tool. Any Tools created to build the Product must be provided in both executable and source code formats. If Tools is Developer Technology, then Developer must provide an executable version of the Tools including detailed documentation on how to use the Tool.

Exhibit 10.12

"Sequel or Prequel" shall mean the interactive entertainment software product for any platform and any successor platform or new platforms which (i) reproduces all or a substantial part of the source code and or the source materials and (ii) which employs the same or similar characters and elements of design as those appeasing in the Product but in a different plot, sequence, or situation. For greater clarity, this includes any historical flight combat games or use of the "Heros" name, trademark, or logos on any flight combat game.

4.	The definition of "Other Versions Of The Product" in Section 2.1.1 is hereby amended to include all other platforms including web based and mobile platforms.

5.	The following is hereby added to the end of Section 33:

"Developer must provide Publisher t mitten report every two weeks detailing SWIM of current milestone progression and identifying any potential delays, cost overruns, or other risk factors identified in the project. In addition, Developer must inform Publisher of any material chenges to its ability to carry out its obligations under the Agreement."

6.         The following is hereby added to the end of Section 3.6:

"Both Publisher and Developer agree to use best commercial efforts to obtain approval."

Exhibit 10.12

7.         The following is hereby added as Section 3.8:

"Publisher may terminate this Agreement immediately If any Milestone (a) continues to demonstrate Errors after a third submission of the Milestone to Publisher or (b) is not delivered to Publisher in a form complete and fit for testing within thirty (30) days of the scheduled Milestone Date applicable to that Milestone, provided that any such delay is clearly not caused by publisher In the terminates this Agreement and uncured breach by Developer, all source Code, object code, art assets, documentation, final project archive and documentation, game data, graphics game sound and music, tools and the right to use the brand "Heroes Over Europe" for the Product shall immediately devolve to Publisher on payment of all monies for work done towards the milestones listed on Schedule 1A. For example, in the event the Agreement is terminated on June 2, 2008, which is before the submission date of Milestone 18, monies for work done would be calculated as 20 (the number of days between Milestone 17 date of May 13, 2008 and termination date of June 2, 2008) divided by 35 (total number of clays between Milestone 17 date and Milestone 18 date) multiplied by $593,000 (the amount of Milestone l8)."

8.        The following is hereby added as Section 4.6:

"Developer acknowledges that Publisher is the owner of the assets which. include but are not limited to the assets listed below that it has loaned to Developer. Developer Warrants it will return all such assets in good working condition, regular wear and tear accepted, at completion of the last Milestone due hereunder in Schedule 1A."

Count of IRG Asset ID	Quantity
Asset Description	Total
Infinity Gamer Spec PC	5
Nitro Ae3 PC	5
ProDG PSP	6
PS3 Devkit	7
PSP Devkit	5
Xbox360 Devkti	6
PSP Complier	6
Xenon Equipment	1
Microsoft Visual Studio 2005	6
OPTPIX imagestudio	1

9.         The following is hereby added as Section 11.7:

"In the event Developer fails to submit the Second Submission by 20 January 2009, other than as a result of delays caused by Publisher (including Sony and/or Microsoft) Developer shall pay Publisher $10,000 USD for each 7 calendar days (prorated accordingly) that the Second Submission is late beyond 20 January 2009, but such amount shall not exceed a maximum value of $50,000 USD. Such amount shall only be payable from any monies actually paid under clause 12(b) of this Agreement. For avoidance of doubt if no monies are paid under clause 12(b), then no monies whatsoever will be payable under this clause 9.

Exhibit 10.12

10.      The following is hereby added to Section 14.1:

"(k) Developer warrants that it has no disputes regarding Publisher's license to the Property..as provided by the Development Agreement, including no disputes, actual or threatened, involving Codemsaters Corporation or Ben Palmer, that may impact perfomtance of this contract."

11.  The following is hereby added as. Section 16.6:

"In the event Developer's lieense for the Product Is terminated with Ben Palmer or ThatGarne in signing the below, Ben Palmer agrees on behalf of himself and ThatGame that Publisher shall have the Snit option and last rip of refusal to purchase the license from ThatGame in an amount not to exceed $400,000 AUD. Notwithstanding the foregoing; in the event that Developer has paid to Ben Palmer and/or ThatGame the sum of at least $400,000 AUD in respect of the licence, Publisher will not be required to pay any monies to Ben.Paimer and/or ThatQame under this clause 16.6. "
12.      Financial Adjustments and Shares. Publisher hereby disclaims any entitlement to any shares in ER Gurus Pty Ltd, and agrees to pay Developer the following amounts:

(a) on 1 April 2006, US$36,389 in respect of final amounts owing for Sin City and,

(b) on the initial release of the United States version of the Product, USD $400,000. However that amount will be reduced as follows:

(i) to USD $300,000 in the event Publisher is entitled to Minimum Guarantees of $7.0 million USD or less for the Produet, whether from a co-publishing or distribution deal or otherwise; and

(ii) to USD $200,000 in the event Publisher is entitled to Minimum Guarantees of $6.0 million USD or less for the Product, whether from a co-publishing or distribution deal or otherwise; and

(iii) to USD $100,000 in the event Publisher is entitled to Minimum Guarantees of $5.0 minion USD or less for the Product, whether from a co-publishing or distribution deal or otherwise; and.

(iv) to nil in the event the is entitled to Minimum Guarantees of $4.0 million USD or less teethe Product, whether from a co-publishing or distribution deal or otherwise.

Exhibit 10.12

provided that Publisher has used its best endeavours to maximize the Minimum Guarantee for such co-publishing or distribution deal.

Where Minimum Guarantees between the figures referred to above are achieved, the arnount to be paid to Developer will be prorated. For example, if minimum Guarantees of $6.5 million were achieved, the amount to be paid to Developer would be $250,000 USD.

The term Minimum Guarantee shall include the aggregate of any guamatees committed to the Publisher, plus any assumption of development milestone obligations which are paid directly to the Developer or a third party designated by the Developer at any time. By way of example if a co-publishing or distributor partner commits a Minimum Guarantee to Publisher of 6 million US) and assume all remaining mile:noes obligations are 3 million USD, then the Minimum Guarantee will be 9 million USD which would entitle the Developer to a 400,000 USD payment

13.      Sin City Materials. On receipt of the US$36,389 in respect of Sin City referred to in clause 12(a) hereof, all source code, object code, art assets, documentation, final project archive and documentation, game data, graphics game sounds and music, tools and right to the name "Sin City" shall, as between the parties, immediately devolve toPublisher.

14.       Representation. Each party represents to the other that it has full power and authority to execute this agreement and has no knowledge of any existing or threatened claim, demand, obligation, liability, deal, action or cause of action arising from or in any manner connected. with this or any agreements between the parties of which it has not Informed the other party.

15.       Whole Agreement. The obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement This Agreement may not be extended except in writing signed by the parties.

16.       Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. In the event of any litigation to enforce the provisions of this Agreement, the prevailing party in such litigation shall be entitled to reasonable attorneys' fees as fixed by the court. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement and the Development Agreement shall be construed and enforced in accordance with the laws of the State of California.

Exhibit 10.12

17.       Hams Developer and Publisher hereby release and forever discharge each other, and their respective related corporations (within the meaning of the California Corporations Code and/or the Corporation Act 2001 (Cth)), current and former partners, current and former officers, current and former directors, current and former agents, current and former shareholders or members, current and former trustees, current and former beneficiaries; and employees, of and from any and all claims, acts; damages, demands' rights of action and causes of action which either ever had, now has, or in the future may have, against the other, including without limitation in rotation to any and all fees, expenses, or remuneration owed, except for those obligations and liabilities contained herein or reinstated pursuant to the provisiond hereof including any liabilides or obligations arising under the Development Agreement as modified by this Agreement. This release is intended as a full release of each, every, and all other claims of every kind and nature relating thereto. Both parties expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California pertaining to this agreement (or such similar statutes), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT 'THE TIME OF EXECUTING THE RELEASE, WHICH IP KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED) HIS SETTLEMENT wax THE DEBTOR..

For the avoidance of doubt, this mutual release also extends to any and all outstanding issues related to the Stock Purchase and Sale Agreement dated August 24, 2007.

18.       SCHEDULE IA is hereby deleted and replaced in its entirety by the Schedule IA in this document

19.       SCHEDULE 1B  is hereby deleted and replaced In its entirety by the Schedule 1B in this document.

20.       No Further Variations. The parties agree that there will be no further variations to the Schedules.

21.      Additional Publisher Product Rights. As well as the rights of refusal which Publisher has under clause 2 of the Development Agreement, Publisher will have the right until March 3, 2016, to require the Developer to develop Sequels or Prequels as directed by the Publisher at the Developer's cost plus 30%, with audit rights to verify costs of such project For greater clarity, cost herein is defined as the agreed to total cost of development at commencement of the Sequel er Prequel projects and speCifically excludes any cost overruns. In the went Fel:dist* exercises this right to develop two additional games under the terms of this agreement, the term of this clause shall extend • through March 3, 2026.

Exhibit 10.12

22.       Date of Effect. This Agreement will come into effect on the last date that.

(a)      this Agreement is executed by both parties and

(b)      the attached Deed is executed by all the parties to the Stock Purchase and Sale Agreement dated 24, 2007.

21.      Change of Contral. In the event of a change of control of either party due to purchase of all or substantially all or the assets or stock or any merger or acquisition, said party understands and agrees that the acquirer of said party shall be bound by the terms of this contract, and that it must make acceptance of the terms contained herein a material term of any such change of control, merger, acquisition or the like.

23.       The following hereby replaces the first sentence of 21 (a)

"Notwithstanding anything else contained herein other than Section 7 of the Variation and Settlement Agreement Between Red Mile and Transmission Games, Developer will retain exclusive ownership and control of all of the Intellectual Property Rights in or relating to the Product"

24.       3.6 is hereby replaced in its entirety by the following

"Publisher shall be responsible for submitting the Gold Master candidate.to the Hardware ..Manufacturers for approval within five (5) days of receiving the Gold Master approval from the Developer. Developer and Publisher shall work together in good faith to obtain approval of the Gold Master candidate from the Hardware Manufacturers.

25.       13.5 is hereby amended to include any co-publishing partners or distributors selected by the publisher.

26.       17.2 is hereby amended to delete reference to 16,4.

27.        Section 19 shall be amended to include any co-publishing partners or distributors of the Publisher.

28.        Schedule 2 shall be amended for the fbllowing: DEVELOPER KEY TEAM MEMBERS Including but not limited to:

Producer:	Ben Board
Techincal Director:	Cameron Dann
Lead Programmer:	Matt Delbose
Lead Artist:	Nathan Thomas

Exhibit 10.12

Lead Designer: Lead Audit: Senior Programmer Senior Programme: Senior Programmer: Senior Area: Senior Artist: Programmer: Programmer: Programmet:	Andrew Symons Kim Dellavedova David May Shaun Stamper Anthony Marshall Patrick Roussety Kamil Hamra Steve Hearmonth Matt McKinnon

RED NILE ENTERTAINMENT,
a Delaware oorporation

By: /s/ Chester P. Aldridge
Name: Chester P. Aldridge
Title: CEO
Date: March 27, 2008

RED MILE ENTERTAINMENT PTY LTD
an Australian corporation

By: /s/ Chester P. Aldridge
Name: Chester P. Aldridge
Title: CEO
Date: March 27, 2008

Exhibit 10.12

IR GURUS PTY LTD

By:	/s/ Michael T. Fegan
Name:	Michael T. Fegan
Title:	CEO
Date:	20 th March 2008

ACCEPTED AND AGREED TO BY:

/s/ CRAIG PHILIP LAUGHTON
CRAIG PHILIP LAUGHTON
Date: 26/03/2008

/s/ NATHAN ERIC MURPHY
NATHAN ERIC MURPHY
Date: 26/03/2008

/s/ MICHA EL THOMAS FEGAN
MICHAEL THOMAS FEGAN
Date: 26/03/2008

/S/ ANDREW GEOFFREY
ANDREW GEOFFERY
Date: 26/03/2008

/S/ BEN BYRON PALMER
BEN BYRON PALMER
Date: 26/03/2008

/S/ IAN GEORGE CUNLIFFEE
IAN GEORGE CUNLIFFEE
Date: 26/03/2008

/S/
VOTRAINT No. 651 PTY LTD
Date: 26/03/2008 DIRECTOR

Exhibit 10.12

DEED OF RELEASE

This Deed settles all outstanding issues between the Parties related to the Stock Purchase and Sale Agreement dated August 24, 2007, in conjunction with an agreement (the "Variation and Settlement Agreement") entered at much the same time as this agreement between Red Mile Entertainment, Inc. and IR Gurus Interactive Pty Ltd (the "Parties" and each a "Party") that, among other things varies the Software Development and Licensing Agreement dated as of March 3, 2006 on the terms set out in that Variation Agreement

The parties to this Deed hereby agree to be bound by and to give effect to the Variation Agreement

The signatories hereto, other than Red IVide Entertainment, Inc. and Red Mile Entertainment Pty Ltd, warrant that they have no disputes with any Party to this Deed, actual or threatened, that may impact performance of the Software Development:and Licensing Agreement dated as of March 3, 2006, as varied by the Variation Agreement

This Deed takes effect at the same time as the Variation and Settlement Agreement.
SIGNED SEALED AND DELIVERED BY:

RED MILE ENTERTAINMENT, INC,
a Delaware corporation

By: /s/ Chester P. Aldridge
Name: Chester P. Aldridge
Title: CEO
Date: March 27, 2008

Exhibit 10.12

April 24, 2009 DRAFT
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit B

Copy of Publishing Agreement

Exhibit 10.12

HEROES OVER EUROPE

PUBLISHING AGREEMENT

This Publishing Agreement, dated as of June 20, 2008, is by and between Atari Interactive, Inc. ("Atari"), a Delaware corporation with its headquarters at 417 Fifth Ave., New York, NY 10016, and Red Mile Entertainment, Inc. ("Licensor"), whose address and other identifying information are provided in Exhibit A to this Agreement. The parties agree as follows.

PURPOSE

Licensor controls certain Intellectual Property Rights with respect to the Heroes over Europe interactive game franchise, and Licensor or its third-party contractors have developed or are in the process of developing an interactive software game for the Sony Playstation 3, Microsoft Xbox 360 and personal computer (PC) platforms, working title "Heroes over Europe", derived from such property (collectively, the "Title"), which, subject to the terms and conditions of this Agreement, the parties desire to be published by Atari. This Agreement, including the attached Exhibits and Addenda, states the terms and conditions agreed to by the parties with respect to such development and publishing. Unless otherwise specified, all capitalized terms used in this Agreement and attached Exhibits and Addenda shall be understood as defined in the attached Glossary Addendum.

AGREEMENT

1.                 Development and Delivery

1.1
Deliverables and Milestones. Licensor agrees to perform and complete each Milestone and to develop and deliver the Deliverables, in accordance with the Milestone, Deliverable and Payment Schedule (Exhibit B); the Specifications (Exhibit C); and the Compensation Schedule (Exhibit D).

1.2	Change Requests. Any changes to the Specifications proposed by Licensor or Atari shall be subject to mutual approval by the parties

1.3
Progress Reports. On or before the tenth (10th) day of each calendar month during which any development hereunder remains uncompleted, Licensor shall deliver to Atari a progress report in a form reasonably acceptable to Atari describing all tasks completed during the preceding month and all problems encountered in the course of development hereunder. If Atari so requests, Licensor shall contact and meet with Atari's Representative in connection with the progress report. In addition, Licensor shall contact Atari's Representative promptly by telephone upon discovery of any problem that will materially delay development work or Licensor's ability to conform to the Specifications, and thereafter promptly confirm such report in writing. Upon reasonable notice, Atari's Representative may call on Licensor at Licensor's place of business, review the status of development with the persons rendering performance for Licensor, inspect work in process, and review the application of development funds which have been provided by Atari.

1.4
Deliverable Materials. All development work hereunder shall be fully documented in accordance with applicable professional standards. Any Deliverable comprising computer programs or structured data of any type shall be accompanied by complete Source Materials (excluding Source Code except that in the event of termination by Atari for breach in accordance with Section 15.1 or a default in development in accordance with Section 2.2(b). If applicable, the Deliverables shall also contain the complete text for any Instructional Materials.

1.5
Assistance. In the event that Atari shall need to make use of any Source Materials, Licensor shall provide reasonable consultation to Atari so that Atari's responsible personnel may understand the contents, meaning and/or operation of any materials included in such Source Materials.

Exhibit 10.12

1.6
Development Aids. In the event of Licensor's material breach of this Agreement and only for the purposes of completing any necessary development work hereunder, maintaining the Title and/or Deliverables, or for creating any localizations of the Title, Licensor hereby grants to Atari a non-exclusive license to use, copy, adapt, modify, publicly perform, publicly display, transmit and create Derivative Works of all Development Aids that are not generally commercially available and Derivative Works thereof, or have third parties perform such activities, for so long as Atari has distribution rights to the Title and/or Deliverables pursuant to this Agreement. In the event of such breach, (i) Licensor shall deliver such Development Aids as applicable to any Deliverables delivered to date and (ii) Licensor shall deliver a list of commercially available Development Aids that it used in creating such Deliverable along with a description of how such Development Aids were used.

1.7
Persons Rendering Performance. Unless otherwise agreed as set forth below, Licensor shall render the services to be performed hereunder through its employees. If Licensor wishes to perform its obligations through the services of any other Person, Licensor shall first obtain the written consent of Atari, which consent shall not be unreasonably withheld or delayed; Atari hereby acknowledges Transmission Games as the developer of the Title Platform versions to be delivered by Licensor hereunder. This consent, however, may be conditioned on a screening interview, on the execution of an affidavit of non-exposure to third-party trade secrets, or on other precautions deemed reasonable by Atari, and Atari may limit such consent to the performance of certain specified tasks.

1.8
Editorial Review. Atari shall have ongoing and final editorial authority as to the content, look and feel and all other aspects of the Deliverables, in consultation with Licensor and subject to the criteria in the Specifications.

1.9
Pre-submission Testing. Each Deliverable shall be thoroughly tested by Licensor, prior to delivery to Atari. Delivery thereof to Atari shall constitute a certification of Licensor's good faith belief that the delivered item meets the applicable acceptance criteria under this Agreement. Atari shall perform quality assurance testing on the delivered and accepted Beta Deliverable and all Deliverables thereafter, including testing for all localized SKUs, and Licensor shall promptly rectify all Program Errors identified via such testing.

1.10	Time. Licensor and Atari agree that time is of the essence for this Agreement and for all the terms and conditions contained herein.

1.11
Localizations. Atari shall (at its cost) translate all text and audio dialogue appearing in the Title (including, without limitation, user instructions related to the Title, screen text and fonts, and audio tracks if applicable) into the Localization languages specified in✓xhibit C. Licensor shall supply to Atari all reference, instruction and other associated materials, in document and computer readable formats, necessary to allow Atari perform such translations (the "Localization Kit"). Such Localizations shall be integrated into the Title by Licensor for potential Royalties only and without any additional advances or other fees. The creation of any translation into Localization languages not specified in Exhibit C shall be performed by Atari (at its cost), provided that Licensor shall integrate any such additional Localizations into the Title, and Atari shall not contract with third parties for any such integration services, provided that, with respect to Eastern European language Localizations only, Atari shall have the right at its sole option to contract with third parties to perform such translation and/or integration services in lieu of Licensor (the "Independent Localizations"). In connection with the Independent Localizations, Licensor shall provide Atari with all Source Materials necessary for such third party/ies to integrate and/or recompile the applicable translations in order to create such Eastern European-language Localizations (the "Integration Kir).

1.12
Communications with Licensor. Consistent with Licensor's rights under its development agreement with Transmission Games, Licensor shall use its best efforts to facilitate direct communications between Atari and Transmission Games, including both on-site and remote communications and/or site visits. Licensor represents and warrants that nothing in such development agreement prevents or will prevent direct communications between Atari and Transmission Games.

Exhibit 10.12

2.                 Acceptance

2.1
Acceptance Procedure. Licensor will notify Atari, in writing, when it believes it has completed a Milestone and will, together with such notification, provide Atari with materials in support of its proposed Milestone completion. Atari will evaluate the materials submitted by Licensor as evidence of completion of the Milestone. Atari agrees that when it has made a finding as to whether Licensor has completed a Milestone in accordance with the applicable Specifications, it will promptly provide a written acceptance or rejection (an "Evaluation") of the Milestone to Licensor, using the Milestone Evaluation Form as set forth in Exhibit E. Atari shall be deemed to have rejected any Milestone for which Atari fails to provide Licensor an Evaluation within fifteen (15) business days following Atari's receipt thereof. If Atari fails to provide such written evaluation to Licensor within such period, Licensor may provide notice of a follow-up request to Atari for approval of the applicable Milestone (a "Follow-Up Approval Request"). Failure by Atari to give written approval or disapproval within five (5) business days from the date of a Follow-Up Approval Request will be deemed approval with respect to the subject Milestone. Any notice of rejection shall set forth in reasonable detail the basis for Atari's rejection. Upon receipt of a written notice of rejection, Licensor shall promptly correct the identified deviations from the Specifications, and each such item shall again be subject to the acceptance procedure described herein.

2.2
Default in Development. In the event Licensor shall fail to deliver as required under Section 1 within five (5) business days after the time provided in the Milestone Schedule, or shall have failed to correct a deviation from the Specifications within thirty (30) days after Atari's initial notice thereof under Section 2.1, or within such extended period for performance as may have become applicable pursuant to clause [a] below, or if Licensor breaches its obligations with regard to product support under Section 3, then Atari, at its sole option, and without prejudice to such other legal rights as it may have hereunder or otherwise, may:

[a]	extend the time for Licensor's performance, in which case the Royalty Reduction (as defined below) shall apply;

[b]
undertake completion of the deficient item itself or with the services of any third party, with the right to use in connection therewith any Source Materials previously delivered or due to Atari pursuant to this Agreement, and deduct its fully burdened costs thereof (including without limitation royalties, if any, paid to others) from any amounts due to Licensor hereunder; or

[c]
in the further event of a failure to deliver as required under Section 1 within fifteen (15) days after the time provided in the Milestone Schedule, upon notice to Licensor (a "Production Take-Over Notice"), immediately take over production of the Title, making all unpaid payments to Transmission Games directly, on Licenser's behalf (unless a Licensor Insolvency Event has occurred), in accordance with E4hibit B, Schedule 1 for the Title and reducing the corresponding fees due to Licensor upon approval of the applicable Milestones by the amount of such payments made directly to Transmission Games (a "Production Take-Over"). In the event of a Production Take-Over, and in the further event of a failure to deliver Milestone Eight (Gold Master) within fifteen (15) days of the time provided in the Milestone Schedule, then (i) the fee due to Red Mile upon approval of Milestone Eight shall automatically be deemed to be reduced by Two Hundred Fifty Thousand Dollars ($250,000.00) and (ii) royalty rate applicable at such time (inclusive of any Royalty Reduction) shall be further reduced by one-half.

As used herein, a "Royalty Reduction' means an automatic penalty in the form of a reduction of the royalties otherwise payable to Licensor hereunder in the following amounts: for a failure to deliver the applicable Milestone within fifteen (15) days of the time provided in the Milestone Schedule, a reduction of such royalties by five percent (5%) of Net Receipts (i.e., if the royalties otherwise payable to Licensor were 30% of Net Receipts, they would be reduced to 25% of Net Receipts); for a failure to deliver the applicable Milestone within thirty (30) days of the time provided in the Milestone Schedule, a reduction of such royalties by ten percent (10%) of Net Receipts; and for a failure to deliver the applicable Milestone within forty-five (45) days of the time provided in the Milestone Schedule, a reduction of such royalties by fifteen percent (15%) of Net Receipts. Notwithstanding anything herein to the contrary, no Royalty Reduction shall apply in the event that the Gold Master, including Title versions for all Platforms and all Localizations (other than the Non-EFIGS Localizations), are delivered to Atari by February 20, 2009.

Exhibit 10.12

3.                 Product Support

3.1
Support Services and Assistance; Technical Consultation. Licensor agrees to provide the support services and assistance set forth in the Support Schedule. In addition, Licensor agrees to make its development personnel or those of its third-party contractors reasonably available for telephone consultation and in-person assistance (at Atari's expense for reasonable and documented travel and lodging expenses) for purposes of assisting Atari and its contractors in connection with the Deliverables and in connection with product demonstrations.

3.2
Limited Warranty. Licensor warrants that during the Term each Deliverable and the Title shall be free from any condition affecting it that renders the marketing or use of such Deliverable or the Title into which it is incorporated for its intended purpose difficult or impracticable (a "Material Defect"), and that each such Deliverable and the Title shall appear and perform in all respects substantially in accordance with the Specifications. Licensor shall use its best efforts to submit to Atari as quickly as possible and at no charge to Atari all changes necessary to correct Material Defects as to which Atari notifies Licensor in writing. In the event that Licensor is unable to deliver to Atari any such change within ten (10) days, Licensor shall notify Atari in writing as to the status of such change and its estimated date of completion. For one (1) year following the expiration of the Term or earlier termination of this Agreement, Licensor shall provide to Atari this same limited warranty, provided that Licensor shall not be obligated to supply with any changes that are required because of changes to operating systems, system hardware or system software that are released following such expiratiion or termination.

3.3
Exclusions. The limited warranty set forth in Section 3.2 shall not apply to defects in or resulting from programs or materials or portions thereof supplied to Licensor by Atari or any of Atari's agents or contractors.

4.                  License Grants

4.1
Distribution License to Atari. Licensor hereby grants to Atari during the Term (and the sell-off period as described below) an irrevocable, exclusive (other than during the sell-off period) license to make, use, publish, sell, offer for sale, distribute, reproduce, transmit, publicly perform, and publicly display (and/or have third-parties perform the foregoing) the Deliverables and the Title and the Intellectual Property and Intellectual Property Rights with respect thereto as reasonably necessary or useful for Atari to manufacture, market, sell, license, distribute and promote the Title (either as delivered by Licensor or as modified by Atari), the Exclusive Derivative Products and the Ancillary Products, in each case without further approval by Licensor. Licensor hereby agrees that, pursuant to this license, Atari shall have the exclusive right during the Term to publish market, distribute, sell, license and otherwise exploit the Title for the Platforms, the Exclusive Derivative Products and the Ancillary Products.

4.2
Support License to Atari. Licensor hereby grants to Atari during the Term and the sell-off period and for one (1) year thereafter an irrevocable license to make, use, sell, offer for sale, distribute, reproduce, transmit, publicly perform, and publicly display (and/or have third-parties perform the foregoing) the Deliverables and the Title and the Intellectual Property and Intellectual Property Rights with respect thereto as necessary in Atari's discretion for Atari to maintain, support, upgrade, repair, or replace the Title and units of the Title (either as delivered by Licensor or as modified by Atari).

4.3
Exclusivity. During the Term, Licensor shall not offer or license to any other Person any interactive game product or the right to distribute or produce any such product based on the HEROES OVER EUROPE property for the Platforms (or any successors thereto), including, without limitation, any such product distributed by means of an electronic download, any such product made available for play from an online or Internet site (including, without limitation, an Internet service provider or online system), or any such product sold with computer or multimedia hardware, modems or other peripherals. In addition, during the Holdback Period, Licensor shall not, directly or indirectly (i) engage in the development, publishing, licensing or production of any product of the Game Type or (ii) enter into any agreement with any third party with respect thereto.

4.4
Term and Territory. The term of this Agreement shall commence on the effective date and expire on the seventh (7th) anniversary of the Initial Release (the "Initial Term"), provided that the Initial Term (and each Renewal Term, if any) shall automatically be extended for an additional one (1) year period as from expiration of the Initial Term or Renewal Term, as applicable (each, a "Renewal Term" and, together with the Initial Term, the "Term") unless either party terminates this Agreement via notice no later than ninety (90) days prior to the expiration of the Initial Term or the current Renewal Term, as applicable. The rights granted to Atari hereunder shall be effective throughout the United States, its territories and possessions ("Domestic Territory") and the remainder of the world other than the Domestic Territory ("International Territory"). (The Domestic Territory and the International Territory are jointly referenced herein as the "Territory.")

Exhibit 10.12

4.5
Moral Rights. Subject to Licensor's approval rights, as set forth in Section 5.5 below, and so long as Atari is in compliance with such approval rights, Licensor expressly assigns to Atari any and all rights of paternity or integrity, rights to claim authorship, to object to any distortion, mutilation or other modification of, or other derogatory actions in relation to any Deliverables and/or Title, whether or not the foregoing would be prejudicial to Licensor's honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty ("Moral Rights"), regardless of whether such right is denominated or generally referred to as a moral right. Licensor hereby irrevocably transfers and assigns to Atari any and all Moral Rights that Licensor may have in any Deliverables or Title. Licensor hereby forever waives and agrees never to assert any and all Moral Rights it may have in the Deliverables or Title.

4.6
Atari's Retained Rights. Atari retains complete ownership of all Intellectual Property, Intellectual Property Rights, and know-how supplied to Licensor by Atari or any of Atari's contractors or agents. Licensor shall not have any right, title, license, or other form of ownership interest in any of Atari's Intellectual Property or Intellectual Property Rights existing as of the date of this Agreement, Intellectual Property or Intellectual Property Rights later developed by Atari, or any Intellectual Property or Intellectual Property Rights supplied to Licensor by Atari or by Atari's contractors or agents. Licensor's use of any such Atari's Intellectual Property or Intellectual Property Rights shall be only for the purpose of performing Licensor's obligations under this Agreement, in accordance with the Specifications, for developing the Deliverables, and Licensor shall not under any circumstances have any other or further right or license whatsoever with respect thereto.

4.7
Future Products. Atari shall have the exclusive right throughout the Term, subject where applicable to the Developer First Refusal, to develop, publish and otherwise exploit any expansion packs, add-on packs, premium modules, DLC, Ports, or conversions of the Title (collectively, the "Exclusive Derivative Products"). Atari shall have the Right of First Negotiation and the Last Right to Match with respect to publishing, licensing, distribution, and/or other exploitation of the initial Sequel (the "First Sequel') and any spin-offs of the Title. With respect; to any Sequels other than the First Sequel (each an "Additional Sequel"), Atari shall unless Licensor elects to publish the applicable Additional Sequel In-House, have the Right of First Negotiation and the Last Right to Match. With respect to any Additional Sequel published In-House by Licensor, Atari shall have the Atari Distribution Option. The foregoing spin-offs, First Sequel, Additional Sequels and the Exclusive Derivative Products shall be referred to herein as the "Future Products").

5.                  Intellectual Property Rights

5.1
Licensor's Trademarks. Use of the "HEROES OVER EUROPE" trademark (or other trademarks of Licensor) in connection with the Title, and the goodwill associated therewith, shall inure to the benefit of Licensor. Atari shall have no right, title and interest in or to such trademarks or Licensor's copyrights or patents, except to the limited extent of the license to use the same pursuant to this Agreement. Upon request, Atari agrees to deliver to Licensor free of cost six (6) samples of the Title together with its packaging material for trademark registration purposes in compliance with applicable laws. Atari further agrees to provide Licensor with the date of the first use of the Title in interstate and intrastate commerce. If Atari requests that Licensor obtain trademark or copyright protection with respect to the "HEROES OVER EUROPE" trademark (or other trademarks or copyrights with respect to the Deliverables and the Title) in any country in the Territory where Licensor had not previously obtained such protection, then Licensor agrees to take reasonable actions to obtain such protection.

5.2
Trademark and Copyright Notices. Each Deliverable, where applicable, shall bear a copyright notice and a trademark notice in the name of Licensor and any other parties with an interest therein. Atari shall not remove such notice(s) from the Title and shall cause to be affixed on each unit of the Title manufactured, distributed, or sold under this Agreement, and on advertising, promotional, and packaging material with respect thereto, an appropriate credit notice as reasonably necessary to protect any trademark, copyright or other rights of Licensor in the Title. The appropriate Licensor notice is as follows: "(c)[year] [Licensor]. "[Trademark] is a trademark of [Licensor]". The year referred to in the copyright notice is the year in which the particular rendition of the Title was first published. If reasonably necessary because of space constraints, Atari may use the following short-form notice "[Property Name] ®&(c) [Licensor]."

Exhibit 10.12

5.3
Atari's Rights. Notwithstanding anything else herein to the contrary, it is hereby further agreed that Atari shall own the copyright in any instructions or rules for the Title (except to the extent that the same were included in the Deliverables) and Exclusive Derivative Products, and/or unrelated insert or in-pack which may be published, included, and/or offered for sale in conjunction with the Title; provided, however, that this shall not be deemed to grant to Atari any right in the underlying "HEROES OVER EUROPE" property (including, without limitation, all Intellectual Property and Intellectual Property Rights with respect thereto) itself. Atari shall also hold the copyright in any packaging, wrapping, advertising, and/or promotional material relating to the Title, or in any other written or printed material created by Atari (or its contractors), which pictures, depicts, or describes the Title; provided, however, that this shall not be deemed to grant to Atari any right in the underlying "HEROES OVER EUROPE" property. It is understood that Atari may place appropriate copyright and other notices on the Title and such material, including, without limitation, if applicable, credits for any third-party contractor of Atari.

5.4
Offensive Litigation. Atari shall assist Licensor, to the extent reasonably necessary, in the procurement of any protection or to protect any of Licensor's rights to the Title, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name and at its sole cost and expense. Upon the prior written consent of Atari, which shall not be unreasonably withheld or delayed, such claim or suit may be commenced or prosecuted in the name of Atari or with both Atari and Licensor joined as parties thereto. Any and all sums collected or recovered in any such suit or suits, whether by decree, judgment, settlement or otherwise, will belong exclusively to Licensor. Upon request of Licensor, Atari will execute all papers, testify on all matters and otherwise cooperate in every way necessary and desirable for the prosecution of any such action or proceeding, and Licensor will reimburse Atari for the expenses incurred as a result of such cooperation. Atari shall notify Licensor in writing of any infringements or imitations by others of the Licensor's property on articles similar to the Title if and when such become known to Atari. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements; provided, however, that if Licensor fails to do so promptly upon request of Atari, then Atari may institute any such suit or take any action on account of any such infringements, provided that Atari has obtained the prior written consent of Licensor to do so, which shall not be unreasonably withheld or delayed. Should Atari receive Licensor's consent as aforesaid and institute or prosecute any action or proceeding against third parties for or by reason of any unlawful infringement of the rights granted to Atari under this Agreement, such action or proceeding will be instituted, maintained, and/or prosecuted solely at the cost and expense of Atari, and any and all sums collected or recovered in any such suit or suits, whether by decree, judgment, settlement or otherwise, will belong exclusively to Atari. Upon request of Atari, Licensor will execute all papers, testify on all matters and otherwise cooperate in every way necessary and desirable for the prosecution of any such action or proceeding, and Atari will reimburse Licensor for the expenses incurred as a result of such cooperation.

5.5
Licensor hereby, on behalf of itself, its employees and its contractors, irrevocably waives and agrees never to assert against Atari, any and all moral or "droit moral" rights that Licensor, its employees or its contractors may have in or with respect to the Specifications, Deliverables, Title, the Software and Licensor Trademarks, even after expiration or termination of this Agreement. Licensor acknowledges that the Title is created for a commercial purpose. Except as expressly provided otherwise herein, the rights licensed to Atari hereunder shall give Atari or any third party designated by Atari, the unlimited right to manufacture, sell, sublicense or otherwise vend the Title, the Exclusive Derivative Products and Ancillary Products, by any method in which Atari desires, and to use any trademarks, trade names or labels in connection therewith, subject to the trademark notice provisions set forth in Exhibit A hereto and the restrictions and reserved rights of Licensor contained herein.

Exhibit 10.12

5.6
License to Use Licensor Trademarkq. Licensor hereby grants Atari, its licensee or sublicensee a nonexclusive license to use such Licensor Trademarks for use in the Title, the Exclusive Derivative Products and/or Ancillary Products to fulfill its obligations under Section 5.2 hereinabove as publisher for the Term and subject to the terms of this Agreement.

6.                 Marketing and Production

6.1
Marketing Commitment. Atari shall use commercially reasonable efforts to market the Title within the Territory and shall commit to a Marketing Budget of at least $1 million. Atari has no other marketing obligations hereunder and, subject to the foregoing commitment, Atari may devote to the Title such marketing efforts as Atari shall determine in its sole discretion.

6.2
Marketing Particulars. Except as otherwise provided in Section 6.1, Atari shall have the exclusive right to determine, at its sole discretion, all matters regarding the marketing of the Title, Exclusive Derivative Products and Ancillary Products, including without limitation, all aspects of advertising; promotion; packaging; channels and methods of distribution, including, without limitation, any bundling or OEM arrangements; pricing; terms of sale or license; introduction dates; the territories to be exploited; and (subject to Licensor's approval rights pursuant to Section 5.5) the trademarks, service marks and logos under which the Title, Exclusive Products and/or Ancillary Products are marketed. Licensor shall have the right of consultation with respect to Atari's U.S. marketing plan for the Title.

6.3
Samples. Atari shall provide without charge to Licensor fifty (50) samples of each Title Platform version published for sale in the United States and at least five (5) samples of every Localization published by Atari pursuant to this Agreement.

7.                Compensation to Licensor

   Atari shall pay Licensor the compensation (the "Compensation") as defined in and as and when set forth in the Compensation Schedule (Exhibit D). For amounts associated with Licensor's completion of a Milestone, Atari may withhold the entire amount if Atari has not accepted the associated Milestone as completed under the terms of Section 2.1. Any amounts withheld shall be released to Licensor if and when all Milestone development is current or with the payment due on Final Acceptance, whichever occurs sooner, provided that this Agreement has not as of such time been canceled or terminated.

8.                Attribution, Publicity and Promotional Appearances

8.1	Attribution. Licensor shall be entitled to such credits as are specified in the Credit Schedule as set forth in Exhibit A attached hereto.

8.2
Publicity Involving Atari. Licensor shall not use Atari's name or any of Atari's Intellectual Property in any press release, advertisement or promotional materials without Atari's prior written consent, such consent not to be unreasonably withheld.

9.                Representations and Warranties

As an inducement to Atari entering into and consummating this Agreement, Licensor represents, warrants and covenants as follows:

9.1
Organization Representations; EnforceAbility. Licensor is duly organized, validly existing and in good standing in the jurisdiction as stated in Exhibit A to this Agreement. The execution and delivery of this Agreement by Licensor and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Licensor. This Agreement constitutes a valid and binding obligation of Licensor enforceable in accordance with its terms.

9.2
No Conflict. The entering into and performance of this Agreement by Licensor does not and will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which Licensor or any of its affiliates is a party or by which it or any of its property is or may become subject or bound. Licensor will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment by Atari of its rights under this Agreement.

Exhibit 10.12

9.3
Right to Make Full Grant. Except as set forth in Schedule 9.3 (the "Security Interests"), Licensor has and shall have all requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and to grant to Atari all rights with respect to the Deliverables, the Title and any Source Materials purported to be granted hereunder, including, without limitation, the exclusivity grants contained herein, free and clear of any and all agreements, liens, adverse claims, encumbrances and interests of any Person, including, without limitation, Licensor's employees, agents, artists and contractors and such contractors' employees, agents and artists, who have provided, are providing or shall provide services with respect to the development of the Deliverables and the Title.

9.3.1
Security Interests. Licensor is permitted to grant all the licenses and rights granted to Atari hereunder pursuant to the terms of the Security Interests and such grant does and shall not violate any representation, warranty or covenant thereunder.

9.4
Noninfringement. Nothing contained in the Deliverables or the Title, required in the process of incorporating the Deliverables into the Title, or required in order for Licensor to create and deliver the Deliverables and the Title under this Agreement does or will infringe, violate or misappropriate any Intellectual Property or Intellectual Property Right of any third party. Further, no characteristic of the Deliverables or the Title does or will cause manufacturing, using, maintaining or selling units of the Title containing the Deliverables to infringe, violate or misappropriate any Intellectual Property or Intellectual Property Right of any Person.

9.5
No Pending or Current Litigation. Licensor is not involved in current litigation, arbitration or any other claim and knows of no pending litigation, arbitration, other claim, or fact which may be the basis of any claim regarding any of the materials Licensor has used or will use to develop or has incorporated or will incorporate into the Deliverables or the Title to be delivered under this Agreement.

9.6
No Harmful Content. The Deliverables and the Title as delivered by Licensor to Atari contain and will contain no matter which is injurious to end-users or their property, or which is scandalous, libelous, obscene, an invasion of privacy or otherwise unlawful or tortious.

9.7
No Viruses. Each Deliverable developed under this Agreement and the media upon which it is delivered to Atari contain and will contain no computer viruses, booby traps, worms, time bombs or other programming designed to interfere with the normal functioning of the Deliverables, the Title into which the Deliverables are and/or will be incorporated, or Atari's or the end-user's equipment, programs or data.

9.8
No Easter Eggs/Unauthorized Content. Each Deliverable and the Title contain and will contain no functionality, graphics, or audio or visual material, including without limitation references to Licensor, Licensor's employees or consultants, Licensor's competitors, Atari, or any other entity or person, unless such material has been disclosed to, prescribed by, or supplied by Atari.

9.9	First-Party Approvals. Licensor has received concept approval for the Title from Microsoft Corporation and Sony Computer Entertainment of America, Inc.

9.10
Credits. The credit requirements and other materials delivered by Licensor to Atari, including, but not limited to, any and all third party credits under this Agreement shall be complete and accurate and Atari shall incur no liabilities to any third parties arising out of the use of such materials and compliance with such credit requirements pursuant to Atari's rights in the Title.

9.11
Third-Party Payments. Licensor shall be solely responsible for any and shall pay any third party payments or residuals for use of the Title, Content, Title engine, third party tools, and Software as contemplated and to be allowed hereunder (including without limitation music publisher royalties, if applicable).

9.12	Inducement Letter. Licensor shall cause Transmission Games to sign the inducement letter in the form attached hereto as Exhibit F.

10.              Atari's Representations and Warranties

   As an inducement to Licensor entering into and consummating this Agreement, Atari represents, warrants and covenants as follows:

Exhibit 10.12

10.1
Organization Representations: Enforceability. Atari is a duly organized, validly existing corporation in good standing in Delaware. The execution and delivery of this Agreement by Atari and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Atari. This Agreement constitutes a valid and binding obligation of Atari enforceable in accordance with its terms.

10.2
No Conflict. The entering into and performance of this Agreement by Atari does not and will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which Atari is a party. Atari will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment by Licensor of its rights under this Agreement.

10.3
Noninfringement. Nothing contained in any materials supplied to Licensor by Atari or any of Atari's agents or contractors does or will infringe, violate or misappropriate any Intellectual Property or Intellectual Property Right of any third party. Further, no characteristic of such materials does or will cause manufacturing, using, maintaining or selling units of the Title to infringe, violate or misappropriate any Intellectual Property or Intellectual Property Right of any third party.

11.               Indemnification

11.1
Licensor's Indemnification of Atari. Licensor hereby indemnifies Atari, its officers, directors and employees, and agrees to defend and hold them harmless from and against any and all liability, damage, loss or expense (including reasonable attorneys' fees) (A) arising from any third party claim, demand, action or proceeding (a "Claim") based upon (i) the alleged breach of any of Licensor's representations, warranties or covenants set forth in Section 9; (ii) the failure of Licensor's Deliverables to perform in accordance with the Specifications; (iii) Licensor's tortious conduct; or (iv) Licensor's breach of Section 13, or (B) incurred in the settlement or avoidance of any such Claim, provided, however, that Atari shall give prompt notice to Licensor of the assertion of any such Claim and provided further that Licensor shall have the right to select counsel and control the defense thereof, subject to Atari's right to participate through counsel (at its own expense) therein. Atari shall have the right to withhold amounts otherwise payable to Licensor under this Agreement not in excess of the amount reasonably believed to be subject to any such Claim and to apply such amounts as required in satisfaction of the foregoing indemnities.

11.2
Atari's Indemnification of Licensor. Atari hereby indemnifies Licensor, its officers, directors, and employees, and agrees to defend and hold them harmless from and against any and all liability, damage, loss or expense (including reasonable attorneys' fees) (A) arising from any third-party claim, demand, action or proceeding (a "Claim") based upon (i) the alleged breach of any of Atari's representations, warranties or covenants set forth in Section 10; (ii) Atari's tortious conduct; or (iii) Atari's breach of Section 13, or (B) incurred in the settlement or avoidance of any such Claim, provided, however, that Licensor shall give prompt notice to Atari of the assertion of any such Claim and provided further that Atari shall have the right to select counsel and control the defense thereof, subject to Licensor's right to participate through counsel (at its own expense) therein.

12
Distribution Option. For Additional Sequels published In-House by Licensor, Atari shall have an exclusive distribution option, as further described below, in accordance with Section 4.7. Should Licensor decide to distribute any such Additional Sequel within the world-wide territory, Atari shall have the right of first refusal for the distribution of such Additional Sequel within such territory. Such Additional Sequels will, on a case-by-case basis, be announced by Licensor to Atari, together with reasonably detailed information about such Additional Sequel (including prototype and/or playable level), no earlier than upon completion of a prototype or playable level thereof and no later than 180 days prior to the Gold Master delivery thereof, to be distributed by Atari. Atari may, within fifteen (15) business days following such announcement, submit a written offer to Licensor with respect to distribution of such Additional Sequel (the "Atari Offer"). If the parties do not reach a definitive agreement with respect to such distribution within sixty (60) days following submission by Atari of its written offer, then Licensor shall have the right to offer to license the applicable Additional Sequel for distribution to a third party, provided that if the terms offered by Licensor to such third party (the "Third Party Terms") are no less favorable to such third

Exhibit 10.12

party than the terms for Atari in the Atari Offer or in the best terms offered by Licensor in response to the Atari Offer, then Licensor shall offer 1.0 Atari the right to distribute the applicable Additional Sequel on the Third Party Terms and Atari shall have ten (10) business days to accept the Third Party Terms. In the event that Atari accepts the Third Parity terms within the foregoing ten (10) business day period, then the parties shall use best efforts, negotiating in good faith, promptly to conclude a definitive agreement in accordance with the Third Party Terms. If Atari does not accept the Third Party Terms within the foregoing ten (10) business day period, then Licensor shall have the right to license the applicable Additional Sequel on substantially the same terms as the Third Party Terms. The distribution option of Atari as described in this Section 12 shall be referred to herein as the "Atari Distribution Option".

13.              Confidentiality

13.1
Preservation of Confidentiality. Each party ("Receiving Party") agrees that it will hold all Confidential Information of the other party ("Disclosing Party") in trust for the sole benefit of the Disclosing Party and for the exercise of the limited rights expressly granted to the Receiving Party under this Agreement. The Receiving Party shall take all reasonable steps necessary to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, but not limited to, those steps that the Receiving Party takes to protect the confidentiality of its own most highly confidential information. Except as may be expressly authorized by the Disclosing Party in writing, the Receiving Party shall not at any time either before or after any termination of this Agreement, directly or indirectly: (i) disclose any Confidential Information to any person other than an employee or subcontractor of the Receiving Party who needs to know or have access to such Confidential Information for the purposes of this Agreement, and only to the extent necessary for such purposes; (ii) except as otherwise provided in this Agreement, duplicate the Confidential Information for any purpose whatsoever; or (iii) use the Confidential Information for any reason or purpose other than as expressly permitted in this Agreement.

1.
The Receiving Party shall notify each of its employees and subcontractors to whom it discloses or provides access to Confidential Information, that such disclosure or access is made in confidence and, prior to such disclosure or provision of access, the Receiving Party shall obtain such employee's or subcontractor's written agreement to protect the confidentiality of the Confidential Information.

13.2
Obligations Upon Unauthorized Disclosure. If at any time, the Receiving Party becomes aware of any unauthorized duplication, access, use, possession or knowledge of any Confidential Information, the Receiving Party shall immediately notify the Disclosing Party. The Receiving Party shall provide any and all reasonable assistance to the Disclosing Party to protect the Disclosing Party's proprietary rights in any Confidential Information that the Receiving Party or its employees or subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement, including, but not limited to enforcement of confidentiality agreements, commencement and prosecution in good faith of legal action (alone or with the Disclosing Party), and reimbursement for all reasonable attorneys' fees (and all related costs), costs and expenses incurred by the Disclosing Party to protect its proprietary rights in the Confidential Information. The Receiving Party shall take all reasonable steps requested by the Disclosing Party to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of the Confidential Information.

13.3
Exceptions. The foregoing restrictions will not apply to information to the extent that the Receiving Party can demonstrate such information (i) was known to the Receiving Party at the time of disclosure to the Receiving Party by the Disclosing Party as shown by the files of the Receiving Party in existence at the time of disclosure; (ii) has become publicly known through no wrongful act of the Receiving Party; (iii) has been rightfully received from a third party authorized by the Disclosing Party to make such disclosure without restriction; (iv) has been approved for release by written authorization of the Disclosing Party; or (v) has been disclosed by court order or as otherwise required by law, provided that the Receiving Party has notified the Disclosing Party immediately upon learning of the possibility of any such court order or legal requirement and has given the Disclosing Party a reasonable opportunity (and cooperated with the Disclosing Party) to contest or limit the scope of such required disclosure (including without limitation application for a protective order).

Exhibit 10.12

13.4
Confidentiality of Agreement. Notwithstanding Section 13.1, each party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body or as otherwise required by law, provided that such party has notified the other party immediately upon learning of the possibility of any such requirement and has given the other party a reasonable opportunity (and cooperated with the other party) to contest or limit the scope of such required disclosure (including without limitation application for a protective order); (ii) to legal counsel; (iii) in confidence, to accountants, banks, and financing sources and their advisors; and (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties shall publicly disclose the existence and general nature of this Agreement through a joint press release, the text of which shall be jointly approved by the parties and the timing of which shall be at Atari's sole discretion (the "Announcement"). Except as provided in subsections (i) through (iv) above, any public disclosure of the existence and/or general nature of this Agreement prior to the Announcement by Licensor shall require prior written consent of Atari.

13.5
Return of Confidential Materials. Upon any expiration, termination or cancellation of this Agreement or the completion of Licensor's services hereunder, or at any time that Atari may request, each party shall promptly return to the other all Confidential Information in tangible form which is then in the possession or control of such party.

13.6
Notwithstanding anything to the contrary contained herein, the confidentiality restrictions set forth herein shall not apply to Atari with respect to disclosure to third parties necessary in connection with Atari's or its licensees' or sublicensees' exploitation of the Content, the Software, Ancillary Products and the Title in accordance with the terms and conditions of this Agreement.

14.               Termination

14.1
Subject to Section 15.2, and in the event of a material breach of this Agreement by Atari prior to completion of the Title, Licensor may terminate this Agreement by giving thirty (30) days prior written notice. Notwithstanding the foregoing, this Agreement will not terminate at the end of the notice period if Atari has cured the breach about which it has been notified. After completion of the Title, Licensor agrees that its sole remedy for failure by Atari or its licensees to cure, or attempt to cure, any breach hereof, including failure to use reasonable efforts to insure that such trademark notices are placed in the manner on the Title as directed by Licensor, shall be a legal claim for damages, and Licensor hereby waives all rights to seek injunctive relief.

14.2
Subject to Sections 15.1 and 15.2, and in addition to Atari's other termination rights hereunder and without limiting Atari's rights or remedies at law or in equity, Atari may upon written notice to Licensor terminate this Agreement as a result of a material breach of this Agreement by Licensor, provided that Licensor may cure such breach in fifteen (15) days from the date said notice is deemed delivered as set forth in Section 20 except for termination by Atari for material breach pursuant to Section 2.2, in which case termination shall be deemed effective immediately. A material breach may include, but is not limited to, Licensor's failure to finish the Title, Licensor's ceasing to do business, Licensor's filing for bankruptcy or otherwise being insolvent, Licensor's failure to have the Deliverables approved by Atari, and/or Licensor's failure to finish the Title on time or on budget as per the Milestone schedule. In the event of such termination, Atari shall have no obligation to pay Licensor any additional installments of the Compensation, and Atari shall be entitled to be paid back or to recover any and all payments for non-approved Milestones.

14.3
Subject to Section 15.2, and in addition to Atari's other termination rights hereunder, and without limiting Atari's rights or remedies at law or in equity, Atari may terminate this Agreement at any time prior to the Final Delivery Date, without cause, by providing Licensor with written notice of such termination. In the event of such termination, Atari shall have no obligation to pay Licensor any additional installments of the Milestone payments except as set forth herein. If Atari has given written approval of a Milestone as set forth herein, then Atari shall honor its payment obligations for such approved Milestone and in addition shall pay Licensor the pro-rated amount for the then current Milestone.

14.4
Subject to Sections 15.1 and 15.2, and in addition to Atari's other termination rights hereunder, and without limiting Atari's rights or remedies at law or in equity, after approval of the final Deliverables by Atari, any applicable licensor(s), and any applicable Manufacturers, Atari may terminate this Agreement at any time

Exhibit 10.12

for a breach of any of the representations, warranties, obligations, or indemnifications made, or agreed to, by Licensor herein, or any material breach of this Agreement. In the event of such termination, Atari shall (i) have no obligation to pay Licensor any additional Royalties hereunder, including, but not limited to, any Royalties earned, but for which Atari has not yet rendered an accounting.

14.5
Subject to Section 15.2 and in addition to Atari's other termination rights hereunder, if a receiver, administrator, administrative receiver or manager shall be appointed or any distress or execution or other process shall be levied on or enforced (and not being discharged within 30 days) over the whole or any part of Licensor's assets, or if Licensor offers to make or makes any arrangement with or for the benefit of its creditors, or commits an act of or files for bankruptcy, or if any petition to consider a resolution for the making of an administration order or to wind up or dissolve Licensor shall be passed or presented, or if Licensor ceases to carry on business, or suffers any analogous proceedings under foreign law (any of the foregoing, a "Licensor Insolvency Event"), then Atari shall have the right to immediately terminate this Agreement upon written notice to Licensor. If this Agreement is terminated pursuant to this Section 14.5, neither this Agreement nor any right or interest herein shall be deemed an asset in any insolvency, receivership, bankruptcy arrangement proceedings, and neither Licensor, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or in any way deal in any of the Title or Deliverables. In the event this Agreement is terminated by Atari hereunder, any and all Deliverables created by or on behalf of Licensor hereunder shall be immediately delivered to Atari.

14.6	Notwithstanding anything to the contrary contained herein, Atari's right to terminate this Agreement as set forth herein shall include the right to terminate the Agreement in whole or in part.

14.7
Survival. The respective rights, obligations, representations and warranties of the parties under Sections 1.6, 2.2, 9 through 14, 15, 16, 18, 20, and 22 through 32 shall survive any cancellation, termination or expiration of this Agreement.

15.               Rights in Title and Software upon Termination

15.1
In the event Atari terminates this Agreement for a material breach by Licensor prior to the delivery of the final Deliverables as set forth in Section 14 above or in accordance with Section 14.5, Atari may, in its sole discretion, within sixty (60) days of the notice of termination elect to retain all rights licensed to it hereunder with respect to the Title, Software and Content. Licensor shall deliver to Atari all Source Materials for the Title and provide Atari with reasonable assistance in completing development of the Title. Atari may provide the Software and Content to a third party developer for completion of the Title. In the event Atari elects to have a third party developer complete the Title, Atari's only payment obligation to Licensor shall be a pro-rated royalty, and Atari shall only have an obligation to pay Licensor any such prorated royalty, if any, after Atari has recouped any and all of the Milestone payments paid to Licensor hereunder and all other development costs paid by Atari in order to complete the Title. The pro-rated royalty rate shall be computed by multiplying the royalty rate set forth on Exhibit D by a fraction the numerator of which is the dollar amount associated with all completed and approved Milestones and the denominator of which is the total dollar amount paid by Atari for delivery of the completed Title (i.e., any and all Milestone payments paid hereunder plus any monies paid to a third party developer).

15.1.1
In the event Atari terminates this Agreement for a material breach by Licensor after approval of the final Deliverables as set forth in Section 14.4 above or in accordance with Section 14.5, Atari may, in its sole discretion, within sixty (60) days of the notice of termination elect to retain all rights licensed to it hereunder with respect to the Title(s), Software, Ancillary Products, Future Products and Content. Licensor shall deliver to Atari all source materials for the Title. In accordance with Section 14.4, Atari may retain a reasonable estimated amount from royalties hereunder, including, but not limited to, any royalties earned, but for which Atari has not yet rendered an accounting, in anticipation of damages hereunder.

Exhibit 10.12

15.2
In the event (i) Atari terminates this Agreement as set forth in Section 14.2, 14.4 or 14.5 and Atari elects not to exercise its rights under Section 15.1, if any; (ii) Atari terminates this Agreement pursuant to Section 14.3; or (iii) Licensor terminates this Agreement pursuant to Section 14.1, all rights granted to Atari by Licensor hereunder shall immediately revert to Licensor subject to the sell-off period ("Sell-Off Period") set forth in Section 16. If Licensor completes the Title, licenses the Title and/or Software and/or Content, or in any other manner, now known or hereinafter discovered, invented, or developed, exploits the Title and/or Software and/or Content, Licensor shall, from first dollar received from any source, including development dollars, pay Atari the total amount of the Milestone payments and any other amounts paid by Atari to Licensor prior to the date of termination.

15.3
Notwithstanding anything to the contrary contained herein, following the expiration or termination of this Agreement both Atari and Licensor shall continue to have the right to receive revenues and/or royalties from any and all licenses, sublicenses, engagements, contracts and agreements entered into during, or substantially negotiated prior to the end of, the Term for the Title and Ancillary Products and any extensions hereof and upon any and all extensions, modifications, renewals and substitutions thereof; and upon any such resumptions of all such licenses, sublicenses, engagements, and contracts. Atari shall have the obligation to continue to pay Licensor per the royalty and accounting provisions of Exhibit B and the Royalty Addendum hereof. Any license, assignment or similar agreement entered into by Atari with a third party, or third parties, for the Ancillary Products shall survive the expiration or termination of this Agreement for so long as such license agreement remains in full force and effect.

15.4
Upon expiration of the Term and reversion of the rights hereunder to Licensor, Licensor agrees that in consideration of Atari's promotion of the Title, Content and any Future Products or other derivative products created hereunder, Licensor shall pay Atari an amount equal to fifty percent (50%) of any Net Receipts and other revenues received by Licensor in connection with the Title or other product developed hereunder and distributed by Licensor after the Term. Licensor shall have the same accounting and payment obligations in connection therewith as Atari has hereunder, and Atari shall have the same audit rights as Licensor hereunder. For the sake of clarity, Atari shall only be entitled to share in the revenue in connection with the Title and derivative products created during the Term, and shall not be entitled to share in any revenue relating to the Content or games developed after the Term.

16.              Sell-Off Period

16.1
Following the expiration or termination of the Agreement in whole or in part, Atari shall deliver within ninety (90) business days to Licensor a statement including the number and description of the Title units and Ancillary Products in Atari's inventory, or licenses or sublicenses presently existing, on hand, on order or in process before the expiration or termination date.

16.2
Upon the expiration or termination hereof, Atari shall immediately cease further exploitation of the license granted herein with respect to the manufacture and sale of Titles and/or Ancillary Products; provided, however, Atari shall have a period (the "Sell-off Period") of one hundred eighty (180) days after such expiration or termination to sell off the Titles and/or Ancillary Products remaining in its inventory, on hand, on order, or in process, before the expiration or termination date. Licensor shall be entitled to receive royalties in connection with all sales made by Atari during the Sell-off Period.

16.3
Upon the expiration of the Sell-off Period, Atari shall cease to sell the Titles and Ancillary Products and in a reasonable amount of time shall supply to Licensor with a list of the inventory of the Titles and Ancillary Products at such date.

16.4
In the event that Atari does not sell all of its inventory of the Title and Ancillary Products during the Selloff Period, Licensor shall have the option, to be exercised by giving Atari written notice, within five (5) business days after the expiration of the Sell-off Period to (i) extend the Sell-off Period for an additional thirty (30) days, (ii) purchase, at Atari's cost, any and all of the Title and Ancillary Products remaining in Atari's inventory at the expiration of the Sell-off Period or (iii) order the destruction of all of the Title and Ancillary Products remaining in inventory. Licensor may extend the Sell-off Period for any number of additional thirty (30) day periods, and in the event that Licensor elects not to further extend the Sell-off Pe-

Exhibit 10.12

17.              Force Majeure

   Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, sabotage of material or supplies or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) calendar days of discovery thereof. In the event of such a Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure, but not in excess of six (6) months.

18.              Limitation of Liability

   EXCEPT FOR BREACHES OF SECTION 13, AND EXCEPT AS PROVIDED IN SECTION 11 WITH REGARD TO THIRD-PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF TIRE POSSIBILITY OF SUCH DAMAGES. All remedies provided for in this Agreement are intended to be cumulative, and not exclusive or in limitation of any other remedies, whether provided in other provisions of this Agreement or otherwise available under applicable law, except to the extent remedies are specifically limited by the foregoing sentence.

19.             Assignment

   Atari shall have the right to extend the license granted hereunder to any subsidiary, affiliated or controlled company and to sublicense any of the rights granted herein. Atari shall have the right to assign this Agreement so long as such assignee agrees to be bound by its covenants and burdens. Licensor may assign Licensor's right to receive royalties under this Agreement at any time. Licensor may, upon written approval by Atari, not to be unreasonably withheld, assign all Licensor's rights and obligations under this Agreement to its successor-in-interest upon a Change of Control of Licensor, provided in each instance that such assignee agrees to be bound by its covenants and burdens. Except as otherwise provided above, Licensor may not assign, sublicense or delegate this Agreement or its obligations hereunder, in whole or in part, expressly or by operation of law without the prior written consent of Atari, which Atari may grant or withhold in its sole discretion; provided, however, that after ninety (90) days after Final Acceptance, Atari shall not unreasonably withhold or delay such consent. In the event of any permitted or consented to assignment, sublicense or delegation by Licensor, Licensor shall remain primarily obligated and liable under all the provisions of this Agreement. Any assignment, sublicense or delegation in violation of the preceding sentence shall be null and void. Subject to the foregoing provisions of this paragraph, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. It is further understood and agreed that all obligations of exclusivity granted to Atari which are binding on Licensor hereunder shall also be binding upon any Person controlling, controlled by or under common control with Licensor, and Licensor agrees to employ no such legal form or instrumentality, or assist any third party in any activity, so as to avoid any such obligations, option or right.

20.              Notices

   All notices hereunder shall be in writing and shall be effective upon receipt. Notices may be sent by any reasonable means, including facsimile. The parties shall notify each other of their respective facsimile numbers or any changes thereof or of their addresses for notice; provided that a copy of every notice sent to Atari shall also be sent to the LIME, LLC – Lawyers for Interactive Media & Entertainment, 132 Fayerweather Street, Cambridge, MA 02138; attn; Steven A. Bercu, Esq., facsimile (617) 812-2554. Unless notice is given to the contrary, Licensor's address and facsimile number for notice shall be deemed to be as shown in Exhibit A of this Agreement.

Exhibit 10.12

21.              Request for Assurances

    If at any time during the term of this Agreement Atari determines that it is questionable whether Licensor will perform any of its material obligations hereunder, Atari shall be entitled to request from Licensor such written assurances of due performance as Atari, in its reasonable discretion, shall deem adequate. Failure by Licensor to provide assurances in the form requested within fifteen (15) calendar days after receipt of a written request therefor shall constitute a material breach of this Agreement.

22.              Independent Contractors

    Licensor shall be deemed to have the status of an independent contractor, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, or partners or joint venturers.

23.              Taxes

   Licensor shall be responsible for and pay any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes and all other taxes or charges on the payments received by Licensor hereunder. Atari may deduct from any and all payments hereunder all taxes that Atari is legally required to withhold. Atari shall notify Licensor of any such deductions along with the corresponding payments hereunder,

24.              No Agents

   Licensor represents that it knows of no finder, agent or broker (exclusive of Licensor's officers, directors and employees) who (i) participated in any way in bringing about the within transaction, or (ii) that Licensor reasonably believes would claim compensation therefor.

25.             Governing Law and Consent to Jurisdiction Venue and Service of Process

   This Agreement shall be governed by he substantive laws of the State of New York (without giving effect to its conflict of law rules), all rights and obligations of the parties of this Agreement and the interpretation, construction and enforceability hereof shall also be governed by the laws of the State of New York (without giving effect to its conflict of law rules). Atari and Licensor agree (i) to submit to the jurisdiction of any State and/or Federal Court situated within New York County, New York for any action properly brought pursuant to this Agreement; (ii) to waive any objection they may have now or hereafter to the venue of any suit brought pursuant to clause (i) above; and (iii) that service of process may be made by mailing a copy of such process by registered or certified mail, postage prepaid, return receipt requested to the served party's representative as identified in this Agreement, or such other representative as has been identified as of such time as service is to be made.

26.             Waiver

  Any term or condition of this Agreement may be waived or qualified by a party entitled to the benefit thereof only by a written instrument executed by such party. No omission, delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

27.              Number and Gender

   Except as otherwise specified, singular and plural forms, and gender forms, of pronouns and other words and terms herein shall be deemed interchangeable as required by the context and the identity of the parties.

28.              Other Programs Published by Atari

   Licensor acknowledges that Atari is in the interactive game business. Nothing contained in this Agreement shall be construed to prevent Atari from using, developing, having others develop, and marketing and distributing and having others market and distribute, any software or other products similar in function to the Deliverables but not derived from the Source Code thereof or to obligate Atari to compensate Licensor in any way therefor.

Exhibit 10.12

29.              Illegal Acts

        In no event shall this Agremnent be construed as requiring Atari or Licensor to commit any unlawful act or acts whatsoever.

30.              Severability

In the event that any court of compelent jurisdiction declares soy portion of this Agreement to be invalid or otherwise unenforceable, the remainder of this Agreement shall remain in force and shall be tillaffeatti by suds invalidity or unenfotteability.

31.              Entire Agreement

This Agreement, along with the exhibits, schedules and addenda referenced herein, which are hereby incorporated by reference, constitutes the entire agreement between the panics pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written, This Agreement may be modified only by an instrument in writing duly executed by both parties.

32.              Submission Not An Offer

This document shall not be deemed an offer and shall not be binding unless signed by a duly authorized officer of all named parties.

AGREED AND ACCEPTED:

ATARI INTERACTIVE, INC	RED MILE ENTERTAINMENT, INC.

By: /s/ Phill Harrison	By: /s/ Simon Price
Print Name: Phill Harrison	Print Name: Simon Price
Title: President	Title: President
Date: 6/23/2008	Date: 6/20/2008

Exhibit 10.12

EXHIBIT A
CONTRACT INFORMATION

Name of Title: HEROES OVER EUROPE

I. Information Regarding Licensor:

Licensor's Name                             Red Mile Entertainment, Inc.

Address                                           223 San Anselmo Ave., Ste. 3

                                                          San Anselmo, CA 94960

Fax Number                                     (415) 339-4251

Phone Number                                (415) 339-4240

Type of legal entity                        Corporation

State/Country of Incorporation or Organization: Delaware

TIN:                                                  20-4441647

Contact:

Name:                       Chester Aldridge

Title:                         Chairman/CEO

Direct dial:               (415) 339-4241

Email:                       chester@redmileentertainment.com

II.    Support Schedule:

Licensor shall provide consultation to Atari's employees, from time to time, as necessary to solve consumer problems with installation and/or use of the Title; provided, however, that Atari shall in all cases (i) be the first point of contact with end users of the Title, (ii) shall make reasonable efforts to identify and solve routine issues concerning installation and basic operation of the Title by such end users, and (iii) provide other primary-level support to end users.

III. Credits:

A.
Screen Credit. The Title shall display, each time execution begins, an opening Atari Interactive logo followed by a "splash" screen identifying Licensor as the owner of the underlying property and, if requested by Licensor, a further "splash" screen identifying Licensor or its third-party contractor as the developer of the Title. In the event that Atari chooses, in its sole discretion, to display any credits when the user terminates execution of the Title, then Atari shall include appropriate credits for Licensor (and, if requested by Licensor, its third-party development contractor).

B.
In-Game Credit. Atari shall include, in the menu-accessible credits included in the Title, credits identifying Licensor as the owner of the underlying property and, if requested by Licensor, Licensor or its third-party contractor as developer of the Title.

C.	Advertising. Atari may at its sole discretion include a name, trademark or symbol relating to Licensor in any advertising for the Title.

Exhibit 10.12

EXHIBIT B
MILESTONE, DELIVERABLE AND PAYMENT
SCHEDULE

HEROES OVER EUROPE

PS3, X360, PC
No.	Milestone Date	Deliverable Description	Publishing Fee (US$) Due Upon Approval of Deliver- able
1	June 20, 2008	Signing	2,250,000.00

2	June 20, 2008
GDD & TDD delivered
Interim Build
- Four missions to functional, unpolished standard:
* Recon Patrol
* Berlin at Night * The Bulge
* Party Crashers
- Four terrains to functional, unpolished standard:
* Alps for Mission: Recon Patrol (Unique single usage terrain)
* Berlin for Mission: Party Crashers
* Berlin modified to suit Berlin at Night * Jericho modified to suit The Bulge
- Five cockpit models
- Main menu London scene UI transition
- Progress with UI based on deliverables to be determined in MI6
- Weather
- evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.
			1,000,000.00
3	August 15, 2008	Alpha ± Leipzig trade show public demo build complete on one console platform (probably PS3) - evidence in a form reasonably acceptable	1,000,000.00

Exhibit 10.12

to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.

	October 1, 2008	Pre-Beta - Localization Kit ready for full usage and implementation (but allowable for minor adjustments based on game finalization and delivery of the Beta MS) - Integration Kit - evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.	500,000.00
4	November 4, 2008
Consumer demo for PSN/XBL/PC cover- mount submitted for approval.
- evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.
			N/A
5	November 20, 2008	Beta - evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.	1,000,000.00
6	December 12, 2008
PSN/XBL/PC covermount demo approved. - evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables in-
			N/A

Exhibit 10.12

		cluded in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.
7	January 20, 2009	Gold Master Submission - evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.	500,000.00
8	February 20, 2009	Gold Master Approval (excluding the Non- EFIGS Localizations)(as defined in Exhibit C); full source and archival delivery including highest-resolution a/v assets	950,000.00
- evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.

9.	March 13, 2009	Gold Master Approval - Non-EFIGS Local- izations and full source and archival delivery in connection therewith - evidence in a form reasonably acceptable to Atari of payment to Transmission Games of all amounts payable to Transmission Games in connection with Deliverables included in this Milestone and acknowledgment executed by a duly authorized officer of Transmission Games of receipt of such amounts.	50,000
		TOTAL	$7,250,000.00

Completion Bonus, if applicable (in accordance with Exhibit D):                                                                                                                                                 $250,000.00

Schedule 1

Heroes Over Europe – MILESTONE SCHEDULE PAYABLE TO TRANSMISSION GAMES PURSUANT TO Section 2.2(c).

Milestone 16	$US 604,500	8th April 2008

Exhibit 10.12

Milestone 17
Milestone 18
PS3 Alpha
360 Alpha
PC Alpha
Pre-Beta
PS3 Full Beta
360 Full Beta
PC Full Beta
PS3 First Submission
360 First Submission
PC First Submission
Second Submission
Approval
Street
Total Cost to Complete:
$US 387,000 $US 593,000 $US 224,500 $US 112,250 $US 112,250 $US 420,000 $US 140,500 $US 70,250 $US 70,250 $US 72,000 $US 36,000 $US 36,000 $US 0 $US 22,000 $US 0 $US 2,900,500
13th May 2008
17th June 2008
1st August 2008
8th August 2008
15th August 2008
16th September 2008
4th November 2008
11th November 2008
18th November 2008
12th December 2008
19th December 2008
23rd December 2008
20th January 2009
3rd February 2009
10th March 2009

Exhibit 10.12

EXHIBIT C
SPECIFICATIONS

HEROES OVER EUROPE

Localizations (Licensor to perform integration services, in each case in accordance with and subject to Section 1.11): U.K. English, French, Italian, German, Spanish, Korean, Traditional Chinese, Japanese, and, in accordance with Section 1.11 and for PC Platform only, Russian and Polish. The Korean, Traditional Chinese and Japanese Localizations shall be referred to herein as the "Non-EFIGS Localizations".

Heroes over Europe is the sequel to the successful WWII arcade flight sim/shooter, Heroes of the Pacific. Heroes over Europe follows the real-life fortunes of a select number of fighter squadrons from Great Britain, America and New Zealand and their involvement in some of the key historical air battles of WWII. From the Blitz of London in July 1940 to Berlin, 1945.

On PS3, Xbox360 & PC, featuring multiple, non-intersecting rich and detailed single player storylines, coupled with full multiplayer support across LAN, Xbox Live and PS Network.

USPs include:

•	Ace kill – the ability to fill your "Ace kill" meter through skillful flying and then focus to blast your enemy from the sky with one or two carefully placed shots.

•	Aerial scenery – use clouds, the sun and your enemy's contrails to hide, evade enemies on your tail, dive bomb attack and predict the enemy's next move.

•
Dynamic Camera – the player's plane sweeps across the screen responding to every command. Exquisitely realized scenery stretches away to the horizon, all the action visible, no longer impeded by an awkwardly placed plane model. The player can now execute the most complex aerial maneuvers without disorientation and keep the enemy firmly in their sights.

•	Fully customizable aircraft – Players can fully customize their aircraft in multiplayer with colour, transfers and insignia giving them the true individuality of the WWII flying Aces.

Playing through 16 challenging and diverse missions with currently the best dog-fighting experience on any console; players no longer have a repetitive fire and forget at a tiny blip on the map experience. Make strategic use of the aerial and ground terrain, and ace kill feature to hunt and take down the enemy. Beautifully rendered environments spanning the iconic White Cliffs of Dover, the Italian Alps, the English Channel and the faithfully recreated cities of 1940's Berlin and London.

    Definitive GDD and TDD to be delivered with Milestone 2.

    Content recoupable as a "Recoupable License Content" cost: all costs incurred by Atari for creating or licensing content, technology or elements incorporated in, integrated into or embodied in the Title, including but not limited to the costs of the costs of preparing translations of audio-visual assets to be integrated in creating Localizations.

Exhibit 10.12

EXHIBIT D
COMPENSATION SCHEDULE

HEROES OVER EUROPE

I.      Budget:

Subject to the terms and conditions of this Agreement, the Budget for creating the Title shall be Seven Million Two Hundred Fifty Thousand United States Dollars (U.S. $7,250,000.00), which Atari has or shall pay to Licensor as Milestone payments pursuant to the Milestone, Deliverable and Payment schedule contained in Exhibit B, all of which (together with the Completion Bonus) shall be fully recoupable advances against royalties, if any. Atari shall pay Licensor each Milestone payment within thirty (30) days after the date on which Atari accepts (pursuant to Section 2.1) the associated Milestone. In addition, Atari shall pay Licensor the Completion Bonus in the event that (i) the Gold Master approval date for all Title Platform versions occurs by February 20, 2009 and (ii) the average Game Ranking Score for the PlayStation 3 and Microsoft Xbox 360 Title Platform versions is at least 80%.

Notwithstanding anything to the contrary herein, Atari agrees to satisfy a portion of the foregoing Milestone payment obligation to Licensor with respect to the first Milestone ("Signing") by paying a Three Hundred Eighty-Seven Thousand U.S. Dollar ($387,000.00) portion of the Two Million Two Hundred-Fifty Thousand U.S. Dollar payment associated with such first Milestone, earned by Licensor and payable by Atari upon execution of this Agreement and in any case with confirmation of wire transmission of funds to be provided no later than June 24, 2008 directly to Developer on behalf of Licensor and on Licensor's account in accordance with the Developer wire instruction set forth below. The balance of the first Milestone payment shall be payable directly to Licensor upon execution of this Agreement, in accordance with the Licensor wire instruction set forth below, and in any case with confirmation of wire transmission of funds to be provided no later than June 24, 2008.

Developer wire instruction:

Name: IR Gurus PTY LTD
SWIFT Code: WPACAU2S
Account #: 351687
Bank: Westpac Bank
Beneficiary Address:
355 Spencer Street West
Melbourne VIC Australia 3003

Licensor wire instruction:

Name: Red Mile Entertainment, Inc.
Bank of America City: Greenbrae State: California
ABA routing number: 026009593
Account Number: 0016917-11089
SWIFT Code: BOFAUS3N
Phone: 415-925-2944
Beneficiary Address:
223 San Anselmo Ave #3
San Anselmo, CA 94960

II.    Royalties:

Subject to the terms and conditions of this Agreement, including any Royalty Reduction, Atari shall pay Licensor a royalty, subject to the Late Adjustment (if applicable) of thirty percent (30%) of Net Receipts of the Title and, in the case of Net Receipts of the Exclusive Derivative Products, a five percent (5%) royalty, provided in each instance that: (a) Atari shall first recoup all payments made to Licensor as set forth under Section I (Budget) of this Exhibit and all Recoupable Content Costs, such recoupment to be at the rate of thirty percent (30%) of Net Receipts; and (b) the foregoing thirty percent (30%) rates for the payment and recoupment of royalties by Atari shall be increased to thirty-five percent (35%) in the event that (i) the Game Ranking Scores for each of the PC, PS3 and Xbox 360 Platform Title versions average eighty-five percent (85%) or better and (ii) the Gold Master approval date for all Title Platform versions occurs by February 20, 2009. All Platform Title versions, and all SKUs of each such Title version, shall be cross-collateralized for purposes of recoupment by Atari of payments made to Licensor under Section (Budget) above.

Exhibit 10.12

EXHIBIT E

FORM OF DELIVERABLE APPROVAL/DISAPPROVAL FORM

This document represents official notice to licensors/Contractors of approval or disapproval of submitted Deliverables.

☐Deliverable Approved

☐Deliverable Rejected

Licensor Name:
Game:
Platform:
Date Submitted by Licen-
sor/Contractor:
Contract Payment Date:
Payment Amount:
Deliverable/Milestone Number:

Comments:

Signature required:

1. Producer:                                                                                                                                              Date:

    Print Name:

2. Exec. Producer:                                                                                                                                       Date:

3. Legal:                                                                                                                                                         Date:

COPY TO FINANCE

Exhibit 10.12

EXHIBIT F
FORM OF INDUCEMENT LETTER

Letter Agreement

Reference is made to the agreement dated concurrently herewith (the "Publishing Agreement") between Red Mile Entertainment, Inc., a Delaware corporation, with offices at 223 San Anselmo Ave., Ste. 3, San Anselmo, CA 94960, as the producer and rights holder ("Red Mile") responsible for delivery of the services of IR Gurus Interactive Pty Ltd., a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia; facsimile: +613 9328 8332 (the "Service Provider") on the one hand, and Atari Interactive, Inc., a Delaware corporation, with offices at 417 Fifth Ave., New York, NY 10016 (the "Company"), with respect to the software game currently known as "Heroes over Europe" (the "Game") being developed by the Service Provider.

This Letter Agreement is made between and among Red Mile, the Service Provider and the Company.

I. As an Inducement to the Company and Red Mile to enter into the Publishing Agreement and this Letter Agreement, Service Provider hereby represents, warrants, and agrees as follows:

1. That Service Provider has entered into a valid and subsisting agreement, as amended and in full force as of the date hereof (the "Red Mile Agreement") with Red Mile covering the rendition of Service Provider's services to Red Mile that are needed to develop the Game (the "Development") and grant the intellectual property rights and other rights with respect to the Game, such that Red Mile has and shall have the rights provided by the Red Mile Agreement (the "Licensing") and the full right and authority to enter into the Publishing Agreement, to furnish to Company the product of the services of Service Provider and to grant the rights granted to Company upon the terms and conditions specified therein, in each case as pertains to the Development and Licensing.

2. That Service Provider is familiar with each and all of the terms, covenants, conditions, representations, acknowledgements and warranties in the Publishing Agreement with which it has been provided pertaining to the Development and/or Licensing and hereby consents to the execution thereof and acknowledges that performance by Red Mile of the terms thereof will not conflict with or violate the terms of the Red Mile Agreement; that, in the event that Service Provider is entitled to terminate the Red Mile Agreement with immediate effect, Service Provider will nevertheless be bound by and will duly observe, perform and comply with each and all of the terms, covenants and conditions of the Red Mile Agreement on the part of Service Provider to be performed and complied with but in that event will do so for the benefit of the Company; and in that event Service Provider shall render to the Company all of the services and grant to the Company all of the rights which are to be rendered or granted, as the case may be, by Service Provider pursuant to the Red Mile Agreement, even if Red Mile shall be dissolved or shall otherwise cease to exist; and in that event Service Provider represents, acknowledges, and warrants to the Company in the same manner all matters and things that Service Provider represented, acknowledged, or warranted to Red Mile in the Red Mile Agreement

3. That Service Provider is under no obligation or disability by law or otherwise which would prevent or restrict Service Provider from performing and complying with all of the terms, covenants and conditions of the Publishing Agreement on the part of Service Provider to be performed or complied with.

4. That, while Service Provider is not entitled to terminate the Red Mile Agreement with immediate effect, has not in fact terminated such agreement due to an uncured breach relating to the subject matter of the Publishing Agreement (the "Red Mile Termination"), Service Provider will look solely to Red Mile or its associated or subsidiary companies and not to the Company for all compensation and other remuneration for any and all services which Service Provider may render and grant to the Company under the Publishing Agree-

Exhibit 10.12

ment, provided that notwithstanding anything herein to the contrary Company shall not be liable to pay any compensation or other remuneration to Service Provider to the extent that it is also liable to pay such amount to Red Mile or its successors pursuant to the Publishing Agreement. As a condition to Company's obligations in this paragraph (I)(4) and paragraph (11)(1) hereinbelow, Service Provider shall (i) use all commercially reasonable efforts to recover any compensation or other remuneration from Red Mile in accordance with the Red Mile Agreement prior to the Red Mile Termination and (ii) upon the Red Mile Termination, assign Service Providers rights and causes of action against Red Mile under the Red Mile Agreement to Company.

5. That the Company shall be entitled to seek equitable relief against Service Provider, by injunction or otherwise, to restrain, enjoin, and/or prevent the violation or breach by Service Provider of any obligation of Service Provider to be performed, as provided in the Publishing Agreement and not cured during the applicable cure period thereunder, and/or the violation or breach by Service Provider of any obligations or agreements under this present instrument and not cured after notice and a reasonable opportunity to cure.

6. That Service Provider will indemnify and hold Company harmless from and against any and all taxes which Company is obligated to pay and any and all liabilities (including judgments, penalties, interest, damages, costs, expenses and reasonably attorneys' fees) obtained against, opposed or suffered by the Company or which the Company incurs, in each case by reason of the Company's failure to deduct and withhold from the compensation payable under the Publishing Agreement any amounts required or permitted to be deducted and withheld from the compensation of an employee of Service Provider.

7. That Service Provider will not amend or modify the Red Mile Agreement in any particular way that would prevent or interfere with the performance of Service Provider's services for the Company, pursuant to the Publishing Agreement, including the Development and Licensing.

II. As an Inducement to the Service Provider and Red Mile to enter into this Letter Agreement, Company hereby represents, warrants, and agrees as follows:

1. That Company is familiar with each and all of the terms, covenants, conditions, representations, acknowledgements and warranties of the Red Mile Agreement with which it has been provided concerning payment of payment of monies including royalties relating to the Heroes over Europe property; that in the event that Service Provider is entitled to terminate the Red Mile Agreement with immediate effect due to an uncured breach by Red Mile relating to the Heroes over Europe property, Company, subject to the provisions of Paragraph (1)(4) above, will be bound by and will duly observe, perform and comply with each and all of the terms, covenants and conditions in the Red Mile Agreement concerning payment of monies including royalties relating to the Heroes over Europe property and this Letter Agreement on the part of Red Mile to be performed and complied with, even if Red Mile shall be dissolved or shall otherwise cease to exist. In addition, the event of the Red Mile Termination, Company shall automatically be deemed to have granted to Service Provider the same rights in and to the Developer First Refusal (as defined in the Publishing Agreement) as granted by Company to Red Mile in the Publishing Agreement.

2. That Company is under no obligation or disability by law or otherwise which would prevent or restrict Company from performing and complying with all of the terms, covenants and conditions in the preceding paragraph II(1).

3. That Company will not amend or modify the Publishing Agreement in any particular way that would prevent or interfere with Company's compliance with the provisions of this Letter Agreement.

As an Inducement to the Service Provider to enter into this Letter Agreement, Red Mile hereby represents, warrants, and agrees that to the extent that this Letter Agreement is inconsistent with any rights which Red Mile has against the Service Provider under or in relation to the Game and the Red Mile Agreement, this Letter Agreement shall prevail; and agrees that, notwithstanding anything to the contrary, in the event that Red Mile goes into Chapter 11 or if the Service Provider becomes entitled to terminate the Red Mile Agreement pursuant to clause 16.3 of the Agreement of 3 March 2006 between Red Mile and the Service Provider, Red

Exhibit 10.12

Mile's rights to royalties which would otherwise be payable to the Service Provider shall immediately terminate, so that the Company can pay those royalties directly to the Service Provider.

Executed as an Agreement:

For and on behalf of Atari Interactive, Inc [DO NOT SIGN – TEMPLATE ONLY]	For and on behalf of Red Mile Entertainment, Inc [DO NOT SIGN – TEMPLATE ONLY]	For and on behalf of IR Gurus Interactive Pty Ltd [DO NOT SIGN – TEMPLATE ONLY]

Dated: June 2008

Exhibit 10.12

GLOSSARY ADDENDUM

"Alpha" means a code- and feature-complete version of the Title, ready for full testing. Without limiting the generality of the foregoing, for the Alpha version of the Title: all features are functional and the Title can be played from beginning to end in all modes using all options; a small percentage of placeholder assets (art, music, sound, full-motion video/cinematics, etc.) is acceptable; can have bugs and crashes, but cannot have missing assets that prevent access to testing game features, modes, or options; for most games, this will be the first version submitted to QA for full testing; and (in the case of console-platform versions) Title is potentially ready for pre-tech submission to the applicable third-party platform manufacturer.

"Ancillary Products" shall mean any and all ancillary products, including but not limited to, hint books, strategy guides, photographs, posters and toys derived from, based on, or in any way related to, the Title, and, only if in production, in negotiation or commercially released prior to one (1) year following expiration or earlier termination of the Term, any motion pictures and television shows derived from, based on, or in any way related to, the Title.

"Atari Distribution Option" shall have the meaning provided in Section 12 of this Agreement.

"Atari's Representative" shall mean Robert Stevenson, or such other individual or individuals who may be appointed from time to time by Atari to coordinate with Licensor on behalf of Atari with respect to this Agreement.

"Background Intellectual Property" shall mean the Intellectual Property of Licensor identified under the heading "Background Intellectual Property" in Exhibit A.

"Beta" means a version of the Title in which all art, design, and code are complete. Without limiting the generality of the foregoing, for the Beta version of the Title: all art is final, design tuning is completed, and all gameplay is fully functional and more robust than Alpha; in, the event that Milestones require simultaneous delivery of foreign-language localized versions of the Title, or in the event that the Title contains multiple languages, all languages must be implemented; some minor play balancing and game tuning remain; and (in the case of console-Platform versions) Title is ready for pre-tech submission to the applicable third-party Platform manufacturer.

"Budget" shall mean the development budget set forth under the "Budget" heading of the Compensation Schedule (Exhibit D).

"Change of Control" shall mean a change of ownership or control of Licensor or of its business performing the work that is the subject matter of this Agreement, such that: (i) a single Person having direct or indirect majority ownership or control of Licensor ceases to have such ownership or control, (ii) there is a change of more than fifty percent (50%) in the composition of any group of Persons having direct or indirect majority ownership or control of Licensor, but not including changes which merely substitute a Person with another Person under common ownership or control with the Person removed, or (iii) Licensor sells substantially all of its business or that portion of its business, or substantially all of the assets of such business or portion, associated with the subject matter of this Agreement to a Person unaffiliated with Licensor.

"Confidential Information" shall mean all information relating to the Deliverables and Title or to the business of either party to this Agreement and their respective affiliates, including without limitation the existence of the Deliverables or Title, either party's involvement with the Deliverables or Title, the terms of this Agreement or of any contract, subcontract, or other agreement, relationship or arrangement relating to services or materials of any nature to be provided with respect to the Deliverables or Title, the identities of the Persons providing such services and materials and the terms under which such services or materials are provided or to be provided, the identity of customers and prospects of either party or its affiliates, development or marketing plans for the Deliverables or Title or for any other product of either party or its affiliates, cost information, specifications, computer programs and related Source Code and Design Documentation, engineering notebooks, drawings, patent disclosures and applications and their status, presentations regarding the Deliverables or Title, market studies, sales information, nonpublic financial information, and any other information designated in writing or identified in this Agreement as confidential, provided, that no Intellectual Property that Atari owns pursuant to Section 4 shall be deemed Confidential Information of Licensor.

"Content" shall mean any and all Intellectual Property Rights in and to that certain property currently known as "Heroes over Europe", including, but not limited to, the name and trademark of the Title, storylines, characters, names, symbols, titles, logos, artwork, music, game concept, designs, visual representations and likenesses, worlds, and universe of the Title, i.e., the content of the Title.

"Credit Schedule" shall mean the list of credits and/or notices set forth under the "Credits" heading of Exhibit A.

Exhibit 10.12

"Deliverable" shall mean an item identified as a deliverable in the Milestone, Deliverable and Payment Schedule in Exhibit B.

"Derivative Work" shall mean a work which is based upon one or more preexisting works, such as, but not limited to, a revision, enhancement, modification, translation, abridgment, condensation, expansion, transfer to another medium, or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting works, would constitute a copyright infringement. For purposes hereof, Derivative Work shall include any compilation that incorporates such a preexisting work.

"Design Documentation" shall mean all technical documentation in connection with the Deliverables or Title, including without limitation specifications, designs, descriptions, flow charts, Source Code, data dictionaries, data structure descriptions, file layouts, schematic diagrams, timing diagrams, circuit layouts, chip plots, chip masks, drawings and blueprints.

"Developer" shall mean Transmission Games.

"Developer First Refusal" shall mean the Right of First Negotiation and the First Refusal Option of Transmission Games to develop any Exclusive Derivative Products of the Title for any of the PC, PlayStation 3, Microsoft Xbox 360 Platforms or Nintendo Wii Platforms. In the event of a material uncured (within the applicable cure period) breach by Transmission Games under the applicable development agreement for any of the foregoing developments, the Developer First Refusal right shall automatically be deemed to be rescinded and shall be null and void.

"Development Aids" shall mean any device, programming, documentation, media or other materials, including compilers, "workbenches," programming tools, and higher-level or "proprietary" languages used by Licensor or required by Atari for the development, maintenance and implementation of any Deliverables or Title.

"DLC" shall mean any downloadable content that Developer may create for the Title, intended to enhance or promote the Title, which Atari may offer to end users either for sale or as free bonus or promotional content. For the avoidance of doubt, DLC shall be deemed to be part of the Title for purposes of this Agreement.

"Exclusive Derivative Products" shall have the meaning provided in Section 4.7.

"Final Acceptance" shall mean Atari's acceptance pursuant to Section 2.1 of this Agreement of the final Milestone to be accepted under the Milestone Schedule.

"Final Delivery Date" shall mean the date on which the final Deliverables must be delivered to Atari as set forth on the Milestone Schedule.

"First Refusal Option" shall mean the right of a Person (the "First Person") in certain situations to match the terms and conditions of any offer for the right to develop a software game (the "Opportunity") that (i) another Person (the "Second Person") receives during the Term of this Agreement, (ii) the Second Person wishes to accept and (iii) is less favorable to the Second Person than the best offer made by the First Person with respect to the applicable Opportunity during the applicable Right of First Negotiation (a "Third-Party Offer"). The First Refusal Option shall be exercised as follows. When the Second Person receives a Third-Party Offer that it would otherwise accept, the Second Person shall deliver to the First Person a copy of the applicable solicitation for bids (if any) and a bona fide and complete written description of such Third-Party Offer (the "Description"). The First Person shall then have five (5) business days after receipt (or deemed receipt, whichever is earlier) of such information to determine whether or not to match the terms and conditions of such Third-Party Offer. If the First Person elects to match the terms and conditions of the Third-Party Offer, the First Person shall prior to the expiration of said 5business-day period accept the terms and conditions of such Third-Party Offer in writing and the parties shall thereafter use commercially reasonable efforts and negotiate exclusively to consummate the transaction promptly, provided that if the transaction is not consummated within thirty (30) days neither party shall have any further obligation to continue such negotiations. If the First Person fails to match the terms and conditions of the Third-Party Offer in writing within said 5-business-day period, the Second Person shall be free to accept the Third-Party Offer it would otherwise have accepted, provided that if any of the terms contained in the Description are materially changed during the negotiations with the successful bidder, the First Refusal Option shall apply again to the modified bid, but with said 5-business-day period shortened to three (3) business days.

Exhibit 10.12

"Game Ranking Score" means, for the applicable Title Platform version, the score (expressed as a percentage) determined by averaging all rankings for the applicable Title Platform version appearing on the Metacritic (http:,','www.metacrilic.com) website on the date that is ninety (90) days following the Initial Release of the applicable Platform Title version in the earlier to occur of the Domestic Territory or the International Territory.

"Game Type" means a World War II air-combat flight simulation.

"Gold Master" means the version of the Title unconditionally approved by the applicable platform manufacturer (or, in the case of personal computer titles, by Atari as being completely bug-free and ready for commercial manufacture), as complete and suitable for release into the final manufacturing process for commercial release as an Atari product. Without limiting the foregoing, the Gold Master shall be readily manufacturable on the media appropriate for all applicable platforms and readily playable on such platform(s) without material defects from such media

"Holdback Period" means the period from the Effective Date until one (1) year following Initial Release.

"In-House" means Licensor's self-publishing of a product and sale of product inventory directly to a retailer or distributor without the involvement of any third-party publisher; provided, for the avoidance of doubt, that In-House publishing may include the provision of Distribution Services (as defined below) only by third-party publisher(s). As used herein, "Distribution Services" shall mean the distribution of physical and/or electronic Title units within the applicable territory, consistent with standard industry practices and excluding responsibility for marketing or manufacturing such Title units.

"Initial Release" in connection with a specified subject matter, shall mean the first commercial shipment of manufactured units of such subject matter sold to the trade for ultimate resale to consumers.

"Integration Kit" shall have the meaning provided in Section 1.11.

"Instructional Materials" shall mean the printed materials intended for customer or end-user use, including without limitation user's manuals and instructions for using the Deliverables or Title.

"Intellectual Property Right" shall mean the rights in and to, including, without limitation, the right to use and to exclude others from access to or use of, Intellectual Property.

"Intellectual Property" in connection with a specified subject matter shall mean all U.S. and foreign patents, trade secrets, Technology, trademarks, trade names, copyrights, moral rights, designs, rights of publicity, mask work rights, utility models, and other industrial or intangible property rights of a similar nature; all grants and registrations worldwide in connection with the foregoing and all other rights with respect thereto existing other than pursuant to grant or registration; all applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all amendments, continuations, divisions and continuations-in-part of such applications; and all corrections, reissues, patents of addition, extensions and renewals of any such grant, registration or right.

"Last Right to Match" means the right of a Person (the "First Person") to match the terms and conditions of an offer for the sale or provision of rights, goods or services or the grant of a license (the "Opportunity") that another Person (the "Second Person") receives during the Term of this Agreement. The Last Right to Match shall be exercised as follows. When the Second Person desires to contract with respect to the Opportunity, the Second Person shall solicit bids from Persons it determines to be qualified and able to perform. Once the Second Person selects from among the bids it receives the bid it would otherwise accept, the Second Person shall deliver to the First Person a copy of the solicitation for bids and a copy of the bid it would otherwise accept. The First Person shall then have seven (7) business days after receipt of such information to determine whether or not to match the terms and conditions of such bid. If the First Person elects to match the terms and conditions of the bid, the Second Person shall promptly contract with the First Person for the provision of the goods and/or services in question on the terms and conditions of the bid, but subject to Persons' (Bidders') prior consent. If the First Person elects not to match the terms and conditions of the bid or does not give a written acceptance to match the terms and conditions of the bid to the Second Person within seven (7) business days, the Second Person shall be free to accept the bid it would otherwise have accepted, provided that if the terms and conditions of the accepted bid are changed in any material manner during the negotiations with the successful bidder, the Last Right to Match shall apply again to the modified bid.

Exhibit 10.12

"Late Adjustment" means a reduction in the otherwise applicable royalty rate equal to 0.5% of Net Receipts for each month or portion thereof beyond the scheduled delivery date that an approved Title Platform version Gold Master is delivered.

"Licensor Insolvency Event" has the meaning provided in Section 14.5.

"Licensor Trademarks" means the RED MILE trademark, trade name and logo.

"Localization" means any translation of the Title to another broadcast standard (i.e., NTSC to PAL) and/or to a language other than United States English.

"Localization Kit" has the meaning provided in Section 1.11.

"Marketing Budget" means the overall budgeted marketing plan for the Title, including but not limited to items such as MDF (as defined in the Royalty Addendum); coop advertising; creation and production of creative, marketing, advertising and promotional assets and elements; web advertising; print advertising; television and radio advertising; cross-promotional initiatives, public relations; email marketing; media buys; and press tours.

"Milestone Delivery" shall mean delivery by Licensor to Atari of all materials specified for a particular Milestone, as set forth in the Milestone Schedule.

"Milestone Schedule" shall mean the schedule of development increments with respect to this Agreement (each a "Milestone"), as set forth under the Milestone, Deliverable and Payment Schedule in Exhibit B.

"Object Code" shall mean computer instructions, expressed substantially or entirely in binary form, which are directly executable by a computer after suitable processing but without intervening steps of compilation or assembly.

"Person" shall mean a natural person, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity including a government or political subdivision or an agency or instrumentality thereof.

"Platforms" shall mean the Sony Playstation 3, Microsoft Xbox 360 and Windows personal computer (PC) platforms, and their respective successor platforms.

"Port" means any conversion, transfer or re-work of the Title to operate on any platform other than the Platforms, and includes all SKUs of the converted/transferred/reworked Title appearing on each such new platform

"Program Error" means any material deviation from the Specifications that has not been agreed upon by Atari and Licensor, in writing, or any material deviation from commonly accepted standards for normal and correct operation of game software programs, including, but not limited to, events or occurrences where the Title abnormally ceases functioning, produces incorrect or misleading information, erroneously interprets information given to it, or is subject to repeatable phenomena which render the Title commercially unsuitable.

"Recoupable Content Costs" means the cost of licensed and/or created content negotiated and/or secured by Atari for or in connection with the Title, the cost of which is to be recouped from royalties payable to Licensor hereunder, as specified in Exhibit C.

"Right of First Negotiation" means the right of a Person (the "First Person") to submit the first bid to another Person (the "Second Person") for the sale or provision of rights, goods or services or the grant of a license (the "Opportunity") with respect to which the First Person has the Right of First Negotiation. The Right of First Negotiation shall be exercised as follows. Whenever the Second Person desires to exploit an Opportunity for which the First Person has the Right of First Negotiation, the Second Person shall request that the First Person submit a bid regarding the Opportunity. If the First Person intends to exercise its Right of First Negotiation, it must submit a bid in response to the Second Person's request within twelve (12) business days. If the First Person does submit a bid, both parties shall negotiate in good faith over the bid for a reasonable period of time, not to exceed thirty (30) additional days. If the parties have not reached agreement in writing regarding the terms and conditions for the exploitation of the Opportunity within said time period, or if the First Person fails to submit a bid in a timely manner, the Second Person shall be free to accept any bid from any other party with respect to the Opportunity, or the Second Person shall be free not to exploit the Opportunity at all.

"Royalty Reduction" shall have the meaning provided in Section 2.2.

Exhibit 10.12

"Sell-off Period" shall have the meaning provided in Section 16.2

"Sequel" means a subsequent product in any medium continuing the course of the story (or representing an earlier phase of the story, commonly referred to as a "prequel") begun in the Title or derived from the Title and based upon similar themes.

"Software" shall mean any and/or all of the following: computer Source Code, generic code, Object Code, engine, developer's tools and technology, graphic materials, art work, story lines, music, sound effects, documentation, user manuals and all other materials, created or developed by or on behalf Licensor as part of its services to create a Title.

"Source Code" shall mean computer programming code, other than Object Code, and related documentation and comments which may be printed out or displayed in a form readable and understandable by a programmer of ordinary skill.

"Source Materials" shall mean all Source Code and/or Development Aids and/or other Software, together with applicable documentation, in each case as and to the extent necessary to support and maintain all aspects of any Deliverables or Title or, if applicable, complete development of the Title.

"Specifications" shall mean the specifications set forth in Exhibit C hereto.

"Support Schedule" shall mean the list of support obligations set forth under the "Support Schedule" heading of Exhibit A.

"Technology" shall mean all discoveries, inventions, writings, know-how, designs, techniques, methods, formulae, algorithms, procedures and all knowledge or other information, whether or not the subject matter thereof is patentable, copyrightable or eligible for mask 'work protection, which are incorporated in or used in designing, developing or modifying the Deliverables or Title or any hardware or software component thereof, or are known or become known to Licensor and are useful in connection therewith, excluding subject matter in the public domain as of the date hereof or which hereafter enters the public domain through no fault of Licensor.

"Transmission Games" means IR Gurus Interactive Pty Ltd, d/b/a Transmission Games, a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia; facsimile: +613 9328 8332.

Exhibit 10.12

ROYAL ADDENDUM

1.            Royalty Provisions
       Subject to the provisions of this Addendum, Atari shall pay as royalties on the Title the amounts identified as royalties in the Compensation Schedule (Exhipit D) of this Agreement.

1.1
Advances. Any payments designated in the Compensation Schedule as advances shall be fully recoupable against earned royalties, and shall be non-refundable, except as otherwise expressly provided in this Agreement, including without limitation in Section 2.2 and 14 of the Agreement.

1.2
 Backup, Promotional and Complimentary Copies; Close Outs. No amount shall be credited or paid hereunder (i) with respect to any receipts from copies of Title distributed by Atari to existing customers as replacement or corrected copies, whether provided to such customers under a recall, warranty or maintenance policy or otherwise; (ii) with respect to any receipts from copies supplied for promotional or demonstration purposes to the press, trade, sales representatives, Licensor or potential major accounts; (iii) with respect to complimentary copies provided to Licensor; (iv) with respect to Close Out Sales made by Atari or (v) on the sale of any Units of the Title where the price Atari (or its Affiliate or other third party distributor) charges its retail customers for such Units is less than ten dollars ($10.00) for console or ($5.00) for personal computer (PC).

1.3
Samples and Locked Copies. Without limiting the foregoing, it is further understood and agreed (i) that no royalties shall be paid hereunder with regard to any "sampler" product that Atari may distribute containing demonstration subsets of a Title, and (ii) that in the event Atari shall distribute "key locked" or similar demonstration products containing a full implementation of a Title which is originally provided in a state inaccessible to the user, (x) no royalty shall be payable with respect to such Title unless and until the user agrees to pay to unlock such Title or otherwise render it accessible, and (y) the Net Receipts with respect to such Title when so unlocked or otherwise rendered accessible shall be subject to deduction of any amount which thereby accrues to Atari's dealers or distributors as a result thereof.

1.4
Royalties After Cancellation by Atari. Should Atari elect to use any of Licensor's work product created pursuant to this Agreement in a product released subsequent to cancellation of this Agreement under Section 14.1 of this Agreement, Licensor shall be entitled to such reduced royalties, as determined by Atari in good faith, based upon the proportion of Licensor's work product used in Atari's final release of such product.

1.5	Special Accounting Rules.

1.5.1	International Sales.

[1]
For sales outside the United States (the "International Territory") for which Licensor is entitled to a royalty based on a percentage of the sale price, Atari will make payment to Licensor in U.S. Dollars based upon the exchange rate in effect on the day Atari receives the receipts of the sale.

[2]
If the payment of royalties to Licensor for sales in any country of the International Territory is blocked or subject to restrictions by governmental authorities, such royalties may either be held in the blocking or restricting country (if permitted by local regulations) or may be removed from such country and paid to Licensor, subject to whatever restrictions, limitations and/or taxes may be imposed by the government of such country. In no event shall Atari be responsible to protect the value of sums against currency fluctuation, effects of inflation, or other economic or monetary adjustment.

[3]
If the government of a country in the International Territory requires a reduction in the royalty rate set forth in this Agreement as a condition of approving the payment of royalties to Licensor, Licensor agrees to reduce such rate for that country so as to provide for the maximum royalty payment allowed by such government.

[4]
When deemed reasonably necessary by Atari, Licensor shall enter into separate agreements with subsidiary, affiliated or controlled companies of Atari for the purpose of facilitating the payment of royalties.

Exhibit 10.12

1.5.2.
Atari Bundled Transactions If Atari sells or licenses a Title containing the Deliverables developed under this Agreement with other works or products, supplied by Atari, in a package or on a single medium for a single price ("Bundled"), any royalties due to Licensor based upon Net Receipts of the Title, for each Title so sold or licensed shall be computed based on Atari's Net Receipts for the entire package or medium, adjusted as follows. The royalties computed based upon Net Receipts for such package or medium shall be multiplied by the then current suggested retail price of the Title, and the result shall then be divided by the sum of the then current suggested retail prices of all the works and products, including the Title, that Atari includes in such package or medium. Atari shall establish a reasonable estimate of the suggested retail price for any Bundled work for which there is no prevailing suggested retail price and use that value as the suggested retail price of the work for the purposes of the royalty calculation defined in this Section. In establishing a reasonable estimate of the suggested retail price for works that have no prevailing suggested retail price, Atari shall assure that such estimate is reasonably related to the value or the sales potential of the work and is consistent with suggested retail prices customarily charged in the industry.

1.6
 Distribution by Other Means. In the event any Title shall be distributed in any medium or by any means for which the calculation of royalties is not provided for hereunder, but for which royalties are not excluded hereunder, the parties hereto shall be obligated to negotiate with each other in good faith as to a fair and reasonable royalty which shall be applicable with respect thereto, which royalty shall be commensurate with the royalty rates otherwise provided hereunder with respect to such Title, taking into account any differences in costs and revenues attributable to the change in media or distribution means.

2.	Accounting and Audit

2.1
Quarterly Accounting. Reporting and payment with respect to royalties shall be on a calendar quarterly basis. Prior to payment, Atari shall (i) deduct from royalties any taxes, duties or other amounts required by law to be withheld by Atari; (ii) deduct or credit such amount, if any, as shall be necessary to maintain a reserve for returns equal to thirty percent (30%) of the Average Quarterly Royalty (such reserve to be adjusted as soon as practicable and at least on a twelve (12) month rolling basis and finally liquidated when the last royalty payment hereunder is made); (iii) recoup from the royalty any amounts designated as advances against royalties which are then recoupable under the terms of such designation; and (iv) deduct any additional or other amounts expressly deductible or withholdable from royalties hereunder. Within sixty (60) days after the close of each calendar quarter, beginning with the first calendar quarter in which any royalties are due hereunder, Atari shall provide Licensor with a written statement showing the Gross Sales and Net Receipts for such calendar quarter, a calculation of the royalties payable to Licensor in respect of such period. Each such statement shall be accompanied by payment of the amount of royalties due. Licensor shall be deemed to have consented to all accountings rendered by Atari and each such statement of accounting shall be conclusive, final and binding, unless specific objection in writing, stating the basis thereof, is given by Licensor to Atari within one (1) year after the date it was rendered. No claim concerning a statement or other account rendered by Atari may be made unless asserted within one (1) year after the date of Atari's notice rejecting such objection or, if Atari fails to give such notice of rejection, within one (1) year after the sixtieth (60th) day following Licensor's written objection.

2.2
Examination Rights. Licensor shall have the right, to be exercised not more than once per calendar year and upon not less than ten (10) business days prior written notice to Atari, through an independent public accounting firm reasonably acceptable to Atari, to examine the books, records and accounts of Atari relating to Atari's sales of the Title, for the purposes of verifying Atari's compliance with the terms and conditions of this Agreement. All information made available to Licensor's representative in any such examination shall be and be treated as Confidential Information, and prior to any such examination, Licensor's representative shall enter into an appropriate confidentiality agreement with Atari. Each such examination shall not exceed three (3) days in duration and shall be conducted during regular business hours, in such manner as not to interfere unduly with the business of Atari. Licensor's representative shall report to Licensor solely whether Licensor has been overpaid, underpaid or properly paid for the period subject to examination. The expenses of examination pursuant to this Addendum Section 2.2 shall be borne by Licensor; provided, however, that Atari shall be charged for the expense of any such examination that establishes an underpayment of Licensor in excess of ten percent (10%) of the amount due for the

Exhibit 10.12

period subject to examination. In the event that such examination reveals any overpayment by Atari, Licensor shall refund such overpayment within thirty (30) days following Licensor's receipt of such examination results.

2.3
Payment of Discovered Underpayment. With respect to any claim by Licensor that additional monies are payable by Atari to Licensor pursuant to this Agreement based upon such an examination, Atari shall not be deemed in breach of this Agreement if, within thirty (30) calendar days after Atari's receipt of any written claim that additional monies are due and payable, together with a copy of the audit report prepared in connection with such audit, Atari shall either: (i) pay such additional monies so claimed by Licensor; or (ii) contest such claim, in whole or in part, by written notice sent to Licensor.

2.4
Audit Prior to Dispute Resolution. Licensor further agrees that as a condition to proceeding with any action or adjudication concerning Atari's failure to pay Compensation under this Agreement, Licensor shall first be obligated to conduct an examination in accordance with Section 2.2 of this Addendum.

3.	Certain Definitions

       For purposes of this Addendum, the following terms shall be understood as defined below:

"Average Quarterly Royalty" shall mean the mean quarterly royalty amount for those of the four (4) most recent calendar quarters for which royalties have been reported under this Agreement.

"Chargebacks" means, with respect to the Title or the Exclusive Derivative Products, as applicable, after the Initial Release, deductions taken by a retailer from or off such retailer's wholesale invoice for units of such Title or the Exclusive Derivative Products, as applicable for price protection and markdowns, plus an additional four percent (4%) of Gross Receipts deducted in order to reflect retailer-level deductions taken for shortages, shipping errors, fines, bad debt, defective items, early payment, volume discounts, and similar items

"Close Out Sale" shall mean any sale of a product at a price thirty three and one third percent (33 1/3%) or more below Atari's standard wholesale "A" price made with the intention of discontinuing the product in question and liquidating inventory.

"Gross Receipts" means the actual amounts received by Atari or (without duplication) its affiliates for sale or sublicensing of the Title or the Exclusive Derivative Products, as applicable, to any third-party.

"Manufacturing Costs" means the costs of manufacturing and packaging, including license fees, royalties and other consideration payable to any (if any) Platlbrm manufacturers (e.g., Sony, Nintendo, and Microsoft), shipping and handling, insurance, and customs and brokerage fees.

"MDF" means, with respect to the Title or the Exclusive Derivative Products, as applicable after the Initial Release, the deduction taken by a retailer from or off such retailer's wholesale invoice for units of the Title or the Exclusive Derivative Products, as applicable for amounts spent by such retailer for the provision of marketing materials and tools to promote the Title or the Exclusive Derivative Products, as applicable or amounts paid by distributors of the Title or the Exclusive Derivative Products, as applicable to such retailer for the same, it being understood and agreed that MDF is to be calculated over the commercial life of the Title or the Exclusive Derivative Products, as applicable.

"Net Receipts" means Gross Receipts, less only the Manufacturing Costs, Chargebacks, MDF, Returns, Licensed Content costs, content creation costs, and license fees, provided that any costs for Licensed Content and/or other Atari-provided content that are deemed Recoupable Content Costs shall not be deducted when calculating Net Receipts.

"Returns" means defective, overstock and other returns and markdowns, price protection and the like given in lieu of returns.

Exhibit 10.12

Schedule 9.3

Security Interests

1.	Licensor has entered into a Credit Agreement with Silverbirch, Inc. which is secured by all personal property of Licensor.

2.	Licensor has entered into a Revolving Line of Credit Agreement with Tiger Paw Capital Corp. which is secured by all personal property of Licensor.

Exhibit 10.12

April 24, 2009 DRAFT –
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit C

Copy of Inducement Letter

Attached.

Exhibit 10.12

Letter Agreement

Reference is made to the agreement dated concurrently herewith (the "Publishing Agreement') between Red Mile Entertainment, Inc., a Delaware corporation, with offices at 223 San Anselmo Ave., Ste. 3, San Anselmo, CA 94960, as the producer and rights holder ("Red Mile") responsible for delivery of the services of IR Gurus Interactive Pty Ltd., a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia; facsimile: +613 9328 8332 (the "Service Provider") on the one hand, and Atari Interactive, Inc., a Delaware corporation, with offices at 417 Fifth Ave., New York, NY 10016 (the "CoMpany"), with respect to the software game currently known as "Heroes over Europe" (the "Game") being developed by the Service Provider.

This Letter Agreement is made between and among Red Mile, the.Service Provider and the Company.

I.  As an Inducement to the Company and Red Mile to enter into the Publishing Agreement and this Letter Agreement; Service Provider hereby represents, warrants, and agrees as follows:

1.      That Service Provider has entered into a valid and subsisting agreement, as amended and in full force as of the date hereof (the "Red Mile Agreement') with Red Mile covering the rendition of Service Provider's services to Red Mile that are needed to develop,the Game (the "Development') and grant the intellectual property rights and other rights with respect to the Game, such that. Red Mile has and shall have the rights provided by the Red Mile Agreement (the "Licensing") and the full right and authority to enter into the Publishing Agreement, to furnish to Company the product of and theof Service Provider d to grant the rights granted to Company upon the terms and conditions specified therein, in each case as pertains to the Development and Licensing.

2.  That Service Provider is familiar with each and all of the terms, covenants, conditions, representations, acknowledgements and warranties in the Publishing Agreement with, which it has been provided pertaining to the Development and/or Licensing and hereby consents to the execution thereof and acknowledges that performance by Red Mile of the terms thereof will not conflict with or violate the terms of the Red Mile Agreement; that, in the event that Service Provider is entitled to terminate the Red Mile Agreement with immediate effect, Service Provider will nevertheless be bound by and will duly observe, perform and comply with each and all of the terms, covenants and conditions of the Red Mile Agreement on the part of Service Provider to be performed and complied with but in that event will do so for the benefit of the Company; and in that event Service Provider shall render to the Company all of the services and grant to the Company all of the rights which are to be rendered or granted, as the case may be, by Service Provider pursuant to the Red Mile Agreement, even if Red Mile shall be dissolved or shall otherwise cease to exist; and in that event Service Provider represents, acknowledges, and warrants to the Company in the same manner all matters and things that Service Provider represented, acknowledged, or warran to Red Mile in the Red Mile Agreement

Exhibit 10.12

3.  That Service Provider is under, no obligation or disability by law or otherwise which would prevent or, restrict Service Provider from performing and complying with .411. of the terms, covenants and conditions of the Publishing Agreement on the part of Service Provider to be performed or complied with.

4.  That, while Service Provider is not entitled to terminate.the Red Mile Agreement with immediate effect, has not in fact terminated such agreement due to an uncured breach relating to the subject matter of the Publishing Agreement (the "Red Mile Termination"), Service Provider will look solely to Red Mile or its associated or subsidiary companies and not to the Company for all compensation and other remuneration for any and all services which Service Provider may render and grant to the Company under the Publishing Agreement, provided that notwithstanding anything herein to the contrary Company shall not be liable to pay any compensation or other remuneration to Service Provider to the extent that it is also liable to pay such amount to Red Mile or its successors pursuant to the Publishing Agreement. As a condition to Company's obligations in this paragraph (I)(4) and paragraph (L)W hereinbelow, Service Provider shall (i) use all commercially reasonable efforts to recover any compensation or other remuneration from Red Mile in accordance with the Red Mile Agreement prior to the Red Mile Termination and (ii) upon the Red Mile Termination, assign Service Providers rights and causes of action against Red Mile under the Red Mile Agreement to Company.

5.      That the Company shall be entitled to seek equitable relief against Service Provider, by injunction or otherwise, to restrain, enjoin, and/or prevent the violation or breach by Service Provider of any obligation of Service Provider to be pertained, as providedn the Publishing Agreement and not cured during the applicable cure period thereunder, and/or the violation or breach by Service Provider of any obligations or agreements under this present instrument and not cured after notice and a reasonable opportunity, to cure.

6.      That Service Provider will indemnify and hold. Company harmless from andagainst any and all taxes which Company is obligated to pay and any and all liabilities (including judgments, penalties, interest, damages, costs, expenses and reasonably attorneys' fees) obtained against, opposed or suffered. by the Company or which the Company incurs, in each case by reason. of the Company's failure to deduct and withhold from the compensation payable under the Publishing Agreement any amounts required. or permitted to be deducted and withheld from the compensation of an employee of Service Provider.

7.           That Service. Provider will not amend or modify the Red Mile Agreement in any particular way that would prevent or interfere with the performance of Service Provider's • services for the. Company, pursuant to the Publishing Agreement, including the Development and Licensing.

II.  As an Inducement to the Service Provider and Red Mile to enter into this Lett Agreement, Company hereby represents, warrants, and agrees as follows:

Exhibit 10.12

1.  That Company is familiar, with each and all of the terms, covenants, conditions, representadons, acknowledgements and warranties of, the Red Mile Agmement with which it has been provided concerning payment of payment or monies including royalties relating to the Heroes over Europe properly; that in the event that Service Provider is entitled to terminate the Red Mile Agreement with immediat effect due to an uncured breach by Red Mile relating to the Heroes over Europe property, Company subject to the privisions of Paragraph (1)(4) above, will be bound by and will duly observe, perform and comply with each and all of the terms, covenants and conditions in the Red Mlle Agreement concerning payment of monies including royalties relating to the Heroes over Europe property and this Letter Agreement on the part of Red Mile to be performed and complied with, even if Red Mile shall be dissolved or shall otherwise cease to exist. In addition, the event of the Red Mlle Termination, Company shall automatically be deemed to have granted to Service Provider the same rights in and to the Developer First Refusal (as defined in the Publishing Agreement) as granted by Company to Red Mile In the Publishing Agreentent.

2.  That Company is under no obligates or disability by law or otherwise which would prevent or restrict Company from performing and complying with all of the terms, covenants and conditions in the posectfragparagraph II(1).

3.       That Company will not. amend or modify the Publishing Agreement in any particular way that would prevent or interfere with Company's compliance with the provisions of this Letter Agreement.

As an Inducement to the Service Provider to enter into this Letter Agreement, Red Mile hereby represents, warrents, and agrees that to the extent that this Letter  Agreement is inconsistent with any rights which Red Mile has against the Service Provider under or in relation to the Game and the Red Mile Agreement, this Letter Agreement shall prevail; and agrees that, notwithstanding anything to the contrary, in the event that Red Mile goes into Chapter 11 or if the Service  Provider becomes entitled to terminate the Red Mile Agreement pursuant to clause 16.3 of the Agreement of 3 March 2006 between Red Mile and the Service Provider, Red Mile's  rights to mottles which would otherwise be payable to the Service Provider shall immediately terminate, so that the Company can pay those royalties directly to the Service Provider.

Executed as an Agreement

For and on behalf of Red Mile Entertainment, Inc. /s/ Simon Price	For and on behalf of IR Gurus Interactive Pty Ltd /s/ Michael T. Fegan	For and on behalf of Atari Interactive, Inc /s/ P. Harrison
Simon Price, President Dated: June 2008	Michael T. Fegan, CEO	P. Harrison

Exhibit 10.12

April 24, 2009 DRAFT –
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit D

Copy of Buyout Agreement

Attached.

Exhibit 10.12

BUYOUT AGREEMENT

This Buyout Agreement (the "Agreement") is dated February 24, 2009 (the "Effective Date") and is between Atari Interactive, Inc. ("Atari") and Red Mile Entertainment, Inc. ("Red Mile").

Recitals

A.
Atari and Red Mile are party to a Publishing Agreement dated June 20, 2008 (the "Publishing Agreement") under which Red Mile licensed to Atari certain rights in and to the interactive software game with the working -title "Heroes over Europe' (the "Title").

B.	On February 12, 2009, Atari delivered to Red Mile a notice stating that Atari had terminated the Publishing Agreement and had exercised its rights to retain the rights licensed to Atari thereunder.

C. .
Atari is willing to release to Red Mile the rights to the Title licensed to Atari under the Publishing Agreement in exchange for certain payments from Red Mile pursuant to the terms of this Agreement, in accordance with the terms and conditions hereinbelow. Red Mile anticipates funding the payments called for by this Agreement with the proceeds from a new financing and/or production agreement to be entered into between Red Mile and a third party (the "Third Party") regarding completion and distribution of the Title for the Sony Playstation 3, Microsoft Xbox 360, and personal computer platforms.

Agreement

The parties agree as follows:

1.	Buyout Fee. In exchange for the release of Atari's rights in the Title, Red Mile shall pay Atari (collectively, the "Buyout Fee"):

1.1.
A fee in the amount of $4,750,000 (the "Initial Payment") on March 5, 2009 or as soon as reasonably practicable thereafter if Red Mile provides evidence by March 5, 2009 reasonably satisfactory to Atari of an agreement in principle for financing of the Title by a Third Parry (including, at minimum, proof of funds and definitive proof of intent (e,g., executed L01); but in any event not later than March 19, 2009; and

1.2.
33% of any and all royalties or other payments received by Red Mile or its affiliates, without deductions of any kind, from the Third Party in connection with the licensing of the Title net of the Initial Payment ("Net Royalties") until Atari has received aggregate fees and royalties under this Agreement (inclusive of the Initial Payment) of $5,500,000, to be paid to Atari within five (5) business days following receipt by Red Mile or its affiliates of the corresponding Net Royalty amount(s)(the "Atari First-Tier Royalties"); and

1.3.
thereafter, 15% of any and all Adjusted Net Royalties (as defined below) received by Red Mile or its affiliates, to be paid to Atari within five (5) business days following receipt by Red Mile or its affiliates of the corresponding Adjusted Net Royalties (or portion thereof), provided that in no event shall any amount

Exhibit 10.12

payable to Atari in accordance with this subsection 1.3 be a negative amount (the "Atari Second-Tier Royalties"). As used herein, the "Adjusted Net Royalties" means Net Royalties minus all verifiable out-of-pocket direct costs actually paid by Red Mile in order to complete the development of the Title with respect to the period from inception of the Title through completion of the Title. This includes all amounts paid to IR Gurus Pty. Ltd. at any time in respect of the Title.

1.4.
Quarterly Accounting. Reporting with respect to the Buyout Fee shall be on a calendar quarterly basis. Within sixty (60) days after the close of each calendar quarter, beginning with the first calendar quarter in which any royalties or other payments (other than the. Initial Payment) are due hereunder, Red Mile shall provide Atari with a written statement showing the Net Royalties and Adjusted Net Royalties for such calendar quarter, a calculation of the royalties and other amounts payable to Atari in respect of such period (including without limitation the Atari First-Tier Royalties and the Atari Second-Tier Royalties). Each such statement shall be accompanied by payment of the amount of the Buyout Fee then due. Atari shall be deemed to have consented to all accountings rendered by Red Mile and each such statement of accounting shall be conclusive, final and binding, unless specific objection in writing, stating the basis thereof, is given by Atari to Red Mile within one (1) year after the date it was rendered. No claim concerning a statement or other account rendered by Red Mile may be made unless asserted within one (1) year after the date of Red Mile's notice rejecting such objection or, if Red Mile fails to give such notice of rejection, within one (1) year after the sixtieth (60th) day following Atari's written objection.

1.5.
Examination Rights. Atari shall have the right, to be exercised not more than once per calendar year and upon not less than ten (10) business days prior written notice to Red Mile, through an independent public accounting firm reasonably acceptable to Red Mile, to examine the books, records and accounts of Red Mile relating to the Buyout Fee, for the purposes of verifying Red Mile's compliance with the terms and conditions of this Agreement. All information made available to Atari's representative in any such examination shall be and be treated as Confidential Information, and prior to any such examination, Atari's representative shall enter into an appropriate confidentiality agreement with Red Mile. Each such examination shall not exceed three (3) days in duration and shall be conducted during, regular business hours, in such manner as not to interfere unduly with the business of Red Mile. Atari's representative shall report to Atari solely whether Atari has been overpaid, underpaid or properly paid for the period subject to examination. The expenses of examination pursuant to this Section 1.5 shall be borne by Atari; provided, however, that Red Mile shall be charged for the expense of any such examination that establishes an underpayment to Atari in excess of ten percent (10%) of the amount due for the period subject to examination. In the event that such examination reveals any overpayment by Red Mile, Atari shall refund such overpayment within thirty (30) days following Atari's receipt of such examination results.

1.6.	Payment of Discovered Uacierpayment, With respect to any claim by Atari that additional monies are payable by Red Mile to Atari pursuant to this Agreement

Exhibit 10.12

based upon such an examination, Red Mile shall not be deemed in breach of this Agreement if, within thirty i30) calendar days after Red Mile's receipt of any written claim that additional monies are due and payable, together with a copy of the audit report prepared in connection with such audit, Red Mile shall either: (1) pay such additional monies so claimed by Atari; or (ii) contest such claim, in whole or in part, by writtee notice sent to Atari.

2.	Release of Rights in the Title.

2.1.
On receipt by Atari of the Initial Payment, all of the rights licensed by Red Mile to Atari pursuant to the Publishing Agreement (the "Licensed Rights"), including all Intellectual Property Rights and other rights in or to the Deliverables, Title, Exclusive Derivative ProdUcts, Future Products and/or Sequels (as such terms are defined in the Publishing Agreement) shall immediately revert to Red Mile.

2.2.
As soon as is practicable after the Effective Date, Atari shall deliver at Red Mile's cost all code, art, documentation, music, sound effects and other assets relating to the Title within Atari's possession or control.

2.3.	Atari makes no representations or warranties with respect to the Licensed Rights, which shall revert to Red Mile on an as-is, where-is basis.

3.	Publishing Agreement..

3.1.
As of the Effective Date, the Publishing Agreement will be terminated and of no further force and effect. Neither party to this Agreement will have any further obligation or liability to the other party under the Publishing Agreement other than subject to Sections 9,; 10, and 11, which shall survive such termination.

4.	Mutual Release of Claims.

4.1.
Except for obligations arising under this Agreement and/or the Mutual Nondisclosure Agreement between Red Mile and Atari dated on or about February 13, 2009 (the "Confidentiality Agreement") and except as expressly provided otherwise in Section 3.1 above, the parties to this Agreement, on their own behalf, and on behalf of their respective officers, directors, employees, investors, shareholders, divisions, successors and assigns, hereby fully and forever release each other and their respective officers, directors, employees, investors, shareholders, affiliates, divisions, successors and assigns, from, and agree not to sue each other concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, that either party may possess arising from any omissions, acts or facts that have occurred on or before the Effective Date and relating to, or arising from, or otherwise in connection with the Publishing Agreement or the licensing of rights in the Title by Red Mile to Atari, and all claims for attorneys' fees and costs;

4.2.
Each party to this Agreement is familiar with and expressly waives all rights under California Civil Code Section 1542 (and every statute of similar effect), which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Exhibit 10.12

4.3.
The foregoing release and waiver are not being provided based upon any representations not expressly contained in this Agreement. The parties understand the risk that the facts known to them or believed to be true, may be otherwise, and each of the parties voluntarily assumes such risk.

5.	Miscellaneous.

5.1.
Authority. Each party represents and warrants that it has the right and authority to enter into this Agreement and that there exist no obligations which prevent such party from granting, accepting, or performing all of the undertakings provided for in this Agreement.

5.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. excluding its conflict of laws rules.

5.3.
Entire Agreement. This Agreement and the Confidentiality Agreement are the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements. This Agreement shall not be modified except by a writing signed by an authorized representative of each party.

5.4.	Attorneys: Fees. In any proceeding to enforce this Agreement, the prevailing party shall recover, in addition to all other relief, reasonable attorneys' fees and costs.

5.5.	Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

5.6.	All dollar amounts provided herein are denominated in U.S. Dollars.The parties have signed this agreement on the Effective Date.

Red Mile Entertainment, Inc.		Atari Interactive, Inc.
By:	/s/ Chester P. Aldridge	By:	/s/ P. Harrison
Name:	Chester P. Aldridge	Name:	P. Harrison
Title:	CEO	Title:	President

Exhibit 10.12

April 24, 2009 DRAFT –
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit E

Copy of NDA.

Attached.

Exhibit 10.12

MUTUAL NONDISCLOSURE AGREEMENT

    This Mutual Nondisclosure Agreement ("Agreement"), effective February 13, 2009, by and between Red Mile Entertainment, Inc. ("Red Mile") and Atari Interactive, Inc. ("Atari") (each a "Party" and together the "Parties") is entered into for the purpose of preventing the unauthorized disclosure of either Party's Confidential Information, as defined herein.

Recitals

A.
Red Milt and Atari entered into a Publishing Agreement dated June 20, 2008 (the"Publishing Agreement") under which Rod Mile granted a license to Atari regarding certain intellectual property rights with respect to the development and publication of the Heroes Over Europe interactive game (the "Title").

B.	Under the Publishing Agreement, each Party agreed to keep confidential certain information relating to the Publishing Agreement and the development and publication of the Title thereunder.

C.	On February 11, 2009, Atari delivered to Red Mile a notice stating that Atari has terminated the Publishing Agreement (the 'Termination Notice).

D.
The Parties now wish to discuss certain, matters in connection with the Termination Notice and the effect thereof (the "Potential Transaction"), and wish to facilitate such discussion by agreeing to keep certain information confidential pursuant to this Agreement.

Agreement

In consideration of the mutual promises and covenants in this Agreement and the mutual disclosure of Confidential Information hereunder, the Parties agree as follows:

1.
Confidential Relationship. The Parties mutually agree to enter into a confidential relationship regarding the disclosure by either Party (the "Disclosing Party") to the other (the "Receiving Party") of Confidential Information.

2.
Confidential Infewatiore For purposes of this agreement, the term "Confidential Information" means any nonpublic information disclosed directly or indirectly by the Disclosing Party to the Receiving Party, whether in writing, gdectronically, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, and equipment), which is designated as confidential or would be reasonably understood to be confidential under the circumstances. Confidential Information includes, without limitation, all products and services, processes, hardware, software, inventions, trade secrets, ideas, designs, drawings, notes, prototypes, mock-tips, storyboards, scripts, animation, research, now how, business methods, business plans, marketing and branding strategies, financial informatics], business terms for proposed dealings between the parties, market information, sales information and internal communications.

3.	Non-Use and Non-Disclosure

3.1.	The Receiving Party shall not make use of Confidential Information for any purpose except to evaluate and discuss a potential working relationship between the Parties and the Potential Transaction.

3.2.	The Receiving Party shall not disclose any Confidential Information to third parties or to the Receiving Party's employees and consultants, except those employees and consultants

Exhibit 10.12

of the Receiving Party who are required to have the information, in order to evaluate or come in the discussions in which the use of Confidential Information is permitted under this Agreement. The Receiving Party shall treat the Confidential Information with at least the same degree of care and safeguards that it takes with its own confidential information, but in no event less than a reasonable degree of care. The Receiving Party represents that it has, and agrees to maintain, an appropriate agreement with each of its employees and independent contractors who may have access to the Confidential Information sufficient to enable the Receiving Party to comply with all the terms of this Agreement. The Receiving Party shall not reverse engineer, disassemble or decompile prototypes, software or other tangible objects which embody the Confidential Information. Neither Party shall disclose to any other person the tact that Confidential information has been made available to the other Party, that discussions are taking place or have taken place between the Parties, the status of such discussions or any of the terms, conditions or other fads with respect thereto. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement for either party to disclose Confidential Information required to be disclosed in connection with an administrative, regulatory or judicial process or proceeding provided, however, that prompt notice to the party owning the Confidential Information is given of the posaibility of such. disclosure and that the party which may be compelled to disclose shall use reasonable good faith efforts to resist such disclosure. Notwithstanding anything in this Agreement to the contrary, it shall oar be a breach of this Agreement for Red htile to disclose Confidential Information to (i) actual or potential lending or financing sources other than software games industry participants (i.e., non-software•games industry venture capitalists, investors and/or banks) (collectively, "Authorized Disclosees"); and (ii) subject to express prior written approval by Atari on a case-by-case basis at Atari's sole discretion, actual or potential lending or financing sources other than Authorized Disclosees ("Other Disclosees"); subject in each case to any such Authorized Died owes or Other Disclosees having entered into a confidentiality agreement with Red Mile at least as protective of the applicable Confidential Infotmation as this Agreement and provided that Red Mile tamales primarily liable hereunder for any disclosure of Confidential Information by any such Authorized Disclosees or Other Disclosers inconsistent herewith and any consequential damages resulting therefrom.

4.
 Return of Materials. Within ten days alkereceiving a written request from the Disclosing Party, the Receiving Party shall return all original materials provided by the Disclosing Party and any copies, notes and other items in the Receiving Party's possession pertaining to the Confidential Information.

5.	Exclusions. This Agreement does not apply to any information which:

5.1.	was in Receiving Party's possession or was known to Receiving Party, without an obligation to keep it confidential, prior to its disclosure under this Agreement;

5.2.	is or becomes public knowledge through a source other than the Receiving Party and through no fault of the Receiving Party;

5.3.	is independently developed by or ibr the Receiving Party;

5.4.	is or becomes lawfully available to the Receiving Party from a source other than the Disclosing Party; or

Exhibit 10.12

5.5.	is disclosed by the Receiving Party upon written consent from the Disclosing Party.

6.
Term of Agreement. This Agreement shall remain in full force and effect and shall survive the termination of any relationship between the Parties. The obligations of the Receiving Party hereunder shell survive until the earlier of (a) such time as all Confidential Information disclosed hereunder becomes publicly known and is made generally available through no action or inaction of the Receiving Party, or (b) the third anniversary of the disclosure; provided, however, that to the extent Confidential Infomtatica disclosed hereunder constitutes, in whole or in part, a trade wad under applicable law, the Receiving Parry agrees to protect such trade secrets) for so long as the information qualifies as a trade secret.

7.
No Rights Granted. This Agreement does not constitute a grant or an intention or commitment to grant any license or other right, title or interest in the Confidential Information to the Receiving Party. The Confidential information shall at all times remain the property of the Disclosing Party. Nothing in this Agreement, including the disclosure of Confidential. Information hereunder, obligates either Party to enter into any further agreement with the other Party with respect to the subject matter hereof or otherwise.

8.
 NoWarranty. Except as otherwise specifically provided herein, neither Party makes any representation or warranty, express or implied, with respect to any Confidential Information, which is provided "as is." The Disclosing Party shall not be liable for the accuracy or completeness of the Confidential Information. Neither Party shall be liable for any indirect, incidental, or consequential damages of any kind resulting from or wising in connection with this Agreement.

9.
Publishing Agreement.  Nothing in this Agreement shall affect the rights or obligations of tithes Party with respect to the Publishing Agreement. The Parties do not inlaid for the obligations of confidentiality under this Agreement to supplant, termite, limit or modify the confidentiality obligations under the Publishing Agreement. By entering into this Agreement, neither Party intends to admit or deny any fact concerning the Publishing Agreement; make, receive or accept any notice or claim under the Publishing Agreement; or assert or waive any rights or remedies such Party may have under the Publishing Agreement. Each Party expressly reserves the right to pursue all legal sad equitable remedies available to such Party. Fox the avoidance of doubt, all Confidential Information disclosed hereunder shall be deemed to be governed solely by this Agreement and not by the Publishing Agreement.

10.
Injunctive Relict The Receiving Party recognizes and acknowledges that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. The Receiving Party agrees, therefore, that the Disclosing Party shall be entitled to an injunction to restrain the Receiving Party from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Disclosing Party from pursuing any remedy at law ce in equity for any breath or threatened breech.

11.	Attorney's Fees. If any lead action arises relating to this Agreement, the prevailing Parry shall be entitled to recover all court costs, expenses and reasonable attorneys' fees.

12.	Binding Effect. This Agreement is binding on the Parties and their heirs, successors and assigns.

13.
Entire Agreement: Modifications. This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements or understandings between them. All additions or modifications to this Agreement must be made in writing and must be signed by both Parties to be effective.

Exhibit 10.12

14.	No Agency. This Agreement does not create any agency, employment, joint venture or partnership relationship between Parties.

15.	Applicable Law. This Agreement is made under, and shall be construed according to, the laws of the the State of New York.

Red Mile Entertainment, Inc.		Atari Interactive, Inc.
By:	/s/ Chester P. Aldridge	By:	/s/ Kathryn A. Butters
Name:	Chester P. Aldridge	Name:	Kathryn A. Butters
Title:	CEO	Title:	VP, Atarti Properties
Date:	February 13, 2009	Date:	February 15, 2009

Exhibit 10.12

April 24, 2009 DRAFT –
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit F

From of Side Letter Agreement.

Attached.

Exhibit 10. 12

Atari Interactive, Inc. 417 Fifth Avenue New York, NY 10016 Direct: 212-726-6500 Fax: 212-726-4239

April 27, 2009

VIA FACSIMILE

IR Gurus Interactive Pty Ltd.
Level 3, 355 Spencer Street
West Melbourne, Victoria 3003
Australia
Facsimile: +613 9328 8332
Attn: Mr. Craig Laughton

Re: Heroes over Europe

 Dear Mr. Price and Laughton:

We make reference to the settlement letter agreement of even date herewith between and among Red Mile Entertainment, Inc., a Delaware corporation, with offices at 223 San Anselmo Ave., Ste. 3, San Anselmo, CA 94960 ("RME"); IR Gurus Interactive Pty Ltd., a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia; facsimile: +613 9328 8332 ( "TG"); and Atari Interactive, Inc., a Delaware corporation, with offices at 417 Fifth Ave., New York, NY 10016 ("Atari" and, collectively with TG, the "Parties") of even date herewith (the "Settlement Agreement"). Capitalized terms used and not otherwise defined in this letter agreement (the "Side Letter Agreement") shall have the meanings ascribed to them in the Settlement Agreement.

PREAMBLE

WHEREAS, Atari and TG wish to make certain provisions with respect to funding of the Settlement Fee;

WHEREAS, Atari and Ubisoft Entertainment SA ("Ubisoft") are currently negotiating the terms of a Heroes over Europe Intellectual Property Rights Buyout Agreement pursuant to which Atari would transfer and assign to Ubisoft its right and interest in and to the Title (the "Ubisoft Agreement"); and

Exhibit 10. 12

WHEREAS, on April 6, 2009, Atari paid One Hundred Seventy-Five Thousand United States Dollars ($175,000.00) to TG as financing for development of the Title (the "April 6 Advance") following RME's failure to pay those monies under the Development Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which Atari and TG do hereby acknowledge, Atari and TG do hereby agree as follows:

AGREEMENT

1.
Contribution to Settlement Fee. It is the intention of Atari and TG that TG contributes One Hundred Thousand United States Dollars ($100,000.00) to Atari in order to subsidize Atari's payment of the Settlement Fee (the "TG Contribution") and that Atari pay the Settlement Fee to RME in accordance with the Settlement Agreement. The Parties currently envision that this can best be accomplished by adding the TG Contribution to the Re-Allocated Amounts (as defined in the Ubisoft Agreement) (the "Preferred Mechanism"). Atari and TG hereby agree that, in conjunction with signing of the Ubisoft Agreement, (i) TG shall contribute the TG Contribution to Atari, either via the Preferred Mechanism or via some other mechanism as shall be determined by the Parties in good faith; (ii) for the avoidance of doubt, the April 6 Advance and the April 29 Advance (as defined below), if any, shall also be deemed to be included in such Re-Allocated Amounts; and (iii) Atari shall pay the Settlement Fee to RME in accordance with the Settlement Agreement.

2.
Additional Payment. Provided that as of April 29, 2009 TG and Ubisoft have either entered into a new development agreement for the Title or TG has been and is using best efforts to complete such an agreement, and conditioned on this Side Letter Agreement and the Settlement Agreement having been executed, Atari shall pay TG an additional amount of One Hundred Fifty-Six Thousand United States Dollars ($156,000.00) as further financing for development of the Title, on or before April 29, 2009 (the "April 29 Advance") following RME's failure to pay those monies under the Development Agreement.

3.
Option. Provided that the April 29 Advance has been paid in accordance with the foregoing Paragraph 2 and unless and until the Settlement Agreement is executed, TG will permit Atari to step into RME's shoes under the Development Agreement so long as Atari provides notification of its intent to do so to TG in writing no later than the close of business in Melbourne, Australia on June 30, 2009 (the "Option Period"). For the avoidance of doubt, upon execution of the Settlement Agreement, the foregoing option of Atari to step into RME's shoes under the Development Agreement shall be extinguished.

4.
Potential Interim Payments. During the Option Period and until the Ubisoft Agreement has been executed, Atari shall consider in good faith providing further financing for development of the Title to TG, provided that in no event shall any such further financing (i) be paid prior to May 31, 2009 or (ii) exceed amounts that would be payable to TG in accordance with the Development Agreement. In the event that Atari fails to make any further financing available to TG within 5 days of TG making a written request to Atari for further financing, during the Option Period and until the Ubisoft Agreement has been executed (excluding the payments of $175,000 and 156,000), the option to June 30, 2009 shall terminate.

Exhibit 10. 12

5.
Repayment. In the event that Atari for whatever reason does not enter into the New Publishing Agreement by June 30, 2009, TG shall be obligated to repay to Atari the April 6 Advance and the April 29 Advance (if any) and any additional advances under paragraph 4, with such amounts to be paid to Atari promptly following TG's entry into a publishing, financing or distribution deal for the Title.

6.
Condition. The Parties acknowledge that Ubisoft has raised certain concerns with respect to the chain of title of the Heroes over Europe franchise and relinquishment by RME of any sequel rights with respect to such franchise. Confirmation of a full resolution of such concerns to Ubisoft's satisfaction, in a form reasonably satisfactory to Atari, shall be a condition precedent to Atari's covenants, agreements, obligations, and liabilities under this Side Letter Agreement.

7.
Confidentiality. This Agreement and its terms are and shall remain confidential. The Parties may disclose this Agreement and its terms to related or affiliated corporate entities, and to their respective auditors, accountants, attorneys and other professional advisors. The Parties may also make disclosure of this Agreement or its terms in connection with the due diligence relating to any merger, acquisition, reorganization, investment, loan or financing of, by, in or to the respective Parties. Atari may also make disclosure of this Agreement or its terms to the New Publisher and/or RME. Unless otherwise expressly provided in this paragraph, this Agreement and the terms hereof shall not be disclosed by the Parties to any non-Party unless so ordered by a court of law or with the consent of the non-disclosing Party which shall not be withheld unreasonably. In the event of any disclosure of this Agreement by either Party, the disclosing Party agrees to enter into a confidentiality agreement with the person or entity to which such disclosure is to be made that binds such person or entity to the terms set forth in this section. The Parties agree that if either Party receives notice of any court or government order for disclosure of the terms of this Agreement, that Party will (i) immediately notify the other Parties in order that the latter may review the order and determine whether it shall challenge the disclosure of the terms of this Agreement and (ii) comply with the terms of any applicable protective order.

8.
General. Upon your signature below, this Side Letter Agreement shall constitute a valid and enforceable agreement between Atari and TG, as of the date first set forth above, enforceable in accordance with its terms, with the same notice, jurisdictional, governing law, construction and headings, authorization of signatories, counterparts, and miscellaneous provisions as the Settlement Agreement, each of which is hereby incorporated herein by reference.

Please indicate your consent by signing three copies of this Agreement and returning two fully executed originals to Atari.

Exhibit 10. 12

Sincerely yours,

ATARI INTERACTIVE, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

IR GURUS PTY LTD
D/B/A TRANSMISSION GAMES

By:
Name:
Title:
Dated:

Exhibit 10.12

April 24, 2009 DRAFT –
STRICTLY CONFIDENTIAL
NOT AN OFFER - SUBJECT TO CONTRACT

Exhibit G

Copy of Executed Sequel Side Letter.

Attached.

Exhibit 10.12

April 27, 2009

VIA FACSMILE (+613 9328 8332)

IR Gtuus Interactive Pty Ltd.
Attn: Mr. Mike Fegan
Level 3, 355 Spencer Street
West Melbourne, Victoria 3003
Australia

Re:   Heroes over Europe — Sequel Rights

Dear Mr. Fegan:

Red Mile Entatahunent, Inc., a Delaware corporation, with offices at 223 San Anselmo Aye., Ste. 3, San Anselmo, CA 94960 ("MR") and IR Gums Interactive Ply Ltd., a company organized under the laws of Australia with a principal place of business at Level 3, 355 Spencer Street, West delbourne, Victoria 3003 Australia and doing business as Transmission Games ("TG") are entering into this letter agreement (the "Agreement") to provide for a grant of certain rights in and to Sequels (as defined below) to the interactive game Heroes Over Europe for the Sony Playstation 3, Microsoft Xbox 360 and personal computer (PC) platforms (the "Me") in accordance with the terms and conditions set forth herein. RME and TO are each referred to herein as a "Para" and collectively as the "Parties.", The terms "Sequel" and "Prequel" will have theirrospective meanings as defined In the Development Agreement between TG and the New Publisher dated on or about 29 April 2009 and are incorporated into this Agreement by reference.

TG, RME and Atari Interactive, Inc. ("Atari") are parties to a letter agreement of even date herewith, pursuant to which Atari will have the right to transfer publishing rights for the . Title to a third-party publisher (the "New Publisher, pursuant to a rights buyout agreement (the "Rights Buyout Agreement").

The Parties agree as follows:

1.            First Sequell.

(a)   TG shall promptly notify RME in writing (an "Option Notice") after TO and the New Publisher have finally determined the/ the New Publisher will not pu lish, license, distribute and/or otherwise exploit (collectively, "Publish") the Sequel.

Exhibit 10.12

(b)	RME shall have the right, within ten business days after receipt of the Option Notice, to submit a bid to TG to Publish the first Sequel.

(c)
Upon RME's submission of a bid, RME and TG shall negotiate in good faith for a reasonable period of time, not to exceed twenty calendar days after submission of the bid, regarding the terms and conditions under which RME will Publish the first Sequel.

(d)
Except as provided in Section 1 (e) below, if RME and TO have not reached " agreement in writing regarding the terms and conditions under which RME will . Publish the first Sequel within the period set forth in Section 1(c) above, or if RME does not submit a timely bid, TG shall be free to accept a bid from any third party or to elect not to grant third-party rights to Publish the Sequel.

(e)	RME's rights with respect to the first Sequel shall cease On March 3, 2016.

2.            Second Sequel

(a)	If TG has delivered an Option Notice to RME with respect to the first Sequel and RME has not submitted a bid, RME shall have no rights with respect to the second Sequel or any additional Sequel.

(b)
IfRME submitted a bid in response to an Option Notice with respect to the first Sequel or matched the terms of a third-party bid to Publish the first Sequel, RME shall have the same rights with respect to the second Sequel as for the first Sequel, as set forth in Section 1(a) through 1(e) above.

3.             Conditions. The following are conditions precedent to the effectiveness of this Agreement and the obligations of the parties hereunder, and the failure of either such condition shall render this Agreement null and void from the date of its execution:

(a)	Mutual execution of the Rights Buyout Agreement by a duly authorized officer of each of Atari and the. NevaPublisher by June 30, 2009; and

4.	Representations and Warranties: Indemnity.

(a)          TG represents and warrants to and RME represents to TG

(i)	It has the full power and authority to grant to RME the rights granted under this Agreement;

(ii)	Neither this Agreement nor the imcise of the other party's rights hereunder will infringe, violate or misappropriate any intellectual it property of any third party; and

(iii)
It has riot sold, assigned, leased, licensed or in any other way disposed of  or encumbered the rights granted to the other hereunder and will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights.

Exhibit 10.12

(b)
Eaciiparty will indemnify, defend and hold harmless the other and its affiliates, officers, directors, employees and agents from and against all losses, liabilities, claims, obligations and expenses (including reasonable attorneys'-fees) arising from any third-party claim in connection with any breach or alleged breach by that party of this Agreement or any of the fieregohig representations' and warranties.

5.
Notices. All notices hereunder shall be in writing and shall be effective upon receipt Notices may be sent by any reasonable means, including facsimile, to the Parties at their addresses and facsimile numbers written above. The Parties shall notify one another of any change of their address or facsimile number.

6.
Binding Nature of Terms  Each of the terms of this Agreement is binding upon the Parties, and heir respective successors, transferees, assigns, heirs and personal representatives. If any provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision shall be considered beparate and apart from the remainder of this Agreement which shall remain in M1 force and effect, but such provision shall be modified (as nearly as possible to reflect its original intent)'to eliminate such aspects of the provision that made it null, void or unenforceable and such modified provision shall then be deemed an original part of this Agreement.

7.
Construction and Headings. This Agreement shall not be construed more strictly against one Party than against any other Party by virtue of the fin that this Agreement may have been drafted or prepared by counsel for one of the Parties, the Parties recognizing and acknowledging that all Parties to this Agreement have contributed substantially and materially to the drafting and preparation hereof. The headings, titles and cations contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, extend or describe the scope of this Agreement or the intent or meaning of any provision herein.

8.
Authorization of Signatories. The persons signingihis Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of RME and TO, respectively, and to bind said entities to the terms, conditions, provisions, duties and obligations set forth in this Agreement.

9.
Execution in counteparts and Facsimiles. ges. This Agreement may be executed in any number of counterparts and sigeatures may be passed by way of the exchange of digitally scanned copies in .PDF format, each and all of which shall be deemed for all purposes to be one agreement with original signatures.

10.
Further Assurance. The Parties; mutually agree to execute, acknowledge, and deliver any and all such agreements, documents and instruments, and to perform any and all such acts and things as may be masonsbly necessary and proper to consummate the transactions contemplated by this Agreement.

Exhibit 10.12

11.          Governing Law: Jurisdiction Miscellaneous. This Agrnetnent can only be modified by a writing signed bra duly authrainad officer of each Party specifically referring to this Agreement. If either Party initiates an action for enforcement of the terms of this Agreement, the prevailing party shall be entitled to attorneys' fees and costs. The Parties irrevocably consent and submit to the exclusive jurisdiction of the courts of the state and federal courts located within Victoria, Australia for, purposes of any dispute arising hereunder or in connection with this Agreement. This Areettient, shall be governed under the law's of the State of Victoria without regard to hs principals of conflict of laws.

12.           Termination. TG may terminate this Agreement immediately with written notice if RME goes into compulsory or voluntary liquidation or if a receiver is appointed or if RME makes an assignment for the benefit of or composition with its creditors generally, or threatens any of the foregoing.

Please indicate your consent by signing two copies of this Agreement and returning a fully executed originals to the other Party..

Sincerely yours,

Red Mile Entertainment, Inc.

By: /s/ Simon Price
       Simon Price, CEO

ACCEPTED AND AGREED TO:

IR GURUS PTY LTD
D/B/A TRANSMISSION GAMES

By:/s/ Michael T. Fegan
Name: Michael T. Fegan
Title:  CEO
Dated:  27/4/2009